As filed with the Securities and Exchange Commission on October 4, 2012

Registration No. 333-183384

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regulus Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-4738379
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3545 John Hopkins Court

Suite 210

San Diego, CA 92121

(858) 202-6300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kleanthis G. Xanthopoulos, Ph.D.

President and Chief Executive Officer

Regulus Therapeutics Inc.

3545 John Hopkins Court

Suite 210

San Diego, CA 92121

(858) 202-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Coll, Esq. Kenneth J. Rollins, Esq. Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000	Mitchell S. Bloom, Esq. Maggie L. Wong, Esq. Goodwin Procter LLP 53 State Street Boston, MA 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, $0.001 par value per share	$51,750,000	$5,931

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	The Registrant previously paid the registration fee in connection with this Registration Statement on Form S-1, Registration No. 333-183384, originally filed on August 17, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                        SUBJECT TO COMPLETION, DATED OCTOBER 4, 2012

11,250,000 Shares

Common Stock

Regulus Therapeutics Inc. is offering 11,250,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be $4.00 per share.

We have applied to list our common stock on The NASDAQ Global Market under the “RGLS” symbol.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves substantial risks. See “Risk factors” beginning on page 12.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the right for 30 days from the date of this prospectus to purchase up to an additional 1,687,500 shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments.

AstraZeneca AB, one of our strategic alliance partners, has agreed to purchase $25.0 million of our common stock in a separate private placement concurrent with the completion of this offering at a price per share equal to the initial public offering price. The sale of such shares will not be registered under the Securities Act of 1933, as amended.

One of our strategic alliance partners, Sanofi, has indicated an interest in purchasing up to $10.0 million of our common stock in this offering at the public offering price. One of our founding companies, Isis Pharmaceuticals, Inc., has indicated an interest in purchasing up to $3.0 million of our common stock in this offering at the public offering price and one of our strategic alliance partners, GlaxoSmithKline, has indicated an interest in purchasing up to $2.0 million of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they have indicated or not to purchase any shares in this offering.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2012.

Lazard Capital Markets	Cowen and Company	BMO Capital Markets

Needham & Company	Wedbush PacGrow Life Sciences

The date of this prospectus is                 , 2012

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy shares of our common stock in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

Through and including                     , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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Prospectus summary

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk factors” and our financial statements and the related notes, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Regulus,” “we,” “us” and “our” refer to Regulus Therapeutics Inc.

OVERVIEW

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. We were formed in 2007 when Alnylam Pharmaceuticals, Inc., or Alnylam, and Isis Pharmaceuticals, Inc., or Isis, contributed significant intellectual property, know-how and financial and human capital to pursue the development of drugs targeting microRNAs pursuant to a license and collaboration agreement. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies.

We are currently optimizing anti-miRs in five distinct programs, both independently and with our strategic alliance partners, AstraZeneca AB, or AstraZeneca, GlaxoSmithKline plc, or GSK, and Sanofi. Under these strategic alliances, we are eligible to receive up to approximately $1.7 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eleven programs contemplated by our agreements. These payments include up to $106.5 million upon achievement of preclinical and IND milestones, up to $350.0 million upon achievement of clinical development milestones, up to $420.0 million upon achievement of regulatory milestones and up to $850.0 million upon achievement of commercialization milestones. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

POTENTIAL OF microRNA BIOLOGY

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. By interacting with many messenger RNAs, a single microRNA can regulate several genes that are instrumental for the normal function of a biological pathway. More than 500 microRNAs have been identified to date in humans, each of which is believed to interact with a specific set of genes that control key aspects of

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cell biology. Since most diseases are multi-factorial and involve multiple targets in a pathway, the ability to modulate gene networks by targeting a single microRNA provides a new therapeutic approach for treating complex diseases.

We believe that microRNA therapeutics have the potential to become a new and major class of drugs with broad therapeutic application for the following reasons:

➢	microRNAs are a recent discovery in biology and, up until now, have not been a focus of pharmaceutical research;

➢	microRNAs play a critical role in regulating biological pathways by controlling the translation of many target genes;

➢	microRNA therapeutics target entire disease pathways which may result in more effective treatment of complex multi-factorial diseases;

➢	microRNA therapeutics can be produced with a more efficient rational drug design process; and

➢	microRNA therapeutics may be synergistic with other therapies because of their different mechanism of action.

OUR microRNA PRODUCT PLATFORM

We are the leading company in the field of microRNA therapeutics. Backed by our founding companies, Alnylam and Isis, we are uniquely positioned to leverage oligonucleotide technologies that have been proven in clinical trials. Central to achieving our goals is the know-how that we have accumulated in oligonucleotide design and how the specific chemistries behave in the clinical setting. We refer to this collective know-how, proprietary technology base, and its systematic application as our microRNA product platform.

We view the following as providing a competitive advantage for our microRNA product platform:

➢	a mature platform selectively producing multiple development candidates advancing to the clinic;

➢	scientific advisors who are pioneers in the microRNA field;

➢	access to proven RNA therapeutic technologies through our founding companies;

➢	a leading microRNA intellectual property estate with access to over 1,000 patents and patent applications;

➢	development expertise and financial resources provided by our three major strategic alliances with AstraZeneca, GSK and Sanofi; and

➢	over 30 academic collaborations that help us identify new microRNA targets.

The disciplined approach we take for the discovery and development of microRNA therapeutics is as important as the assets assembled to execute our plans and is based on the following four steps:

Step 1 - Evaluation of microRNA therapeutic opportunities

The initiation of our microRNA discovery and development efforts is based on rigorous scientific and business criteria, including:

➢	existence of significant scientific evidence to support the role of a specific microRNA in a disease;

➢	availability of predictive preclinical disease models to test our microRNA development candidates;

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➢	ability to effectively deliver anti-miRs to the diseased cells or tissues; and

➢	existence of a reasonable unmet medical need and commercial opportunity.

Step 2 - Identification of microRNA targets

We identify microRNA targets through bioinformatic analysis of public and proprietary microRNA expression profiling data sets from samples of diseased human tissues. The analysis of such data sets can immediately highlight a potential role for specific microRNAs in the disease being studied. Further investigation of animal models that are predictive of human diseases in which those same microRNAs are also dysregulated provides additional data to support a new program. We have applied this strategy successfully in our existing programs and we believe that this approach will continue to help us identify clinically relevant microRNA targets.

Step 3 - Validation of microRNA targets

Our validation strategy is based on two distinct steps. First, using genetic tools, we determine whether up-regulation, or overproduction, of the microRNA in healthy animals can create the specific disease state and inhibition of the microRNA can lead to a therapeutic benefit. Second, using animal models predictive of human diseases, we determine whether pharmacological modulation of the up-regulated microRNA target with our anti-miRs can also lead to a therapeutic benefit. This validation process enables us to prioritize the best microRNA targets that appear to be key drivers of disease and not simply correlating markers.

Step 4 - Optimization of microRNA development candidates

We have developed a proprietary process that allows us to rapidly generate an optimized development candidate. Unlike traditional drug classes, such as small molecules, in which thousands of compounds must be screened to identify prospective leads, the fact that anti-miRs are mirror images of their target microRNAs allows for a more efficient rational design process. The optimization process incorporates our extensive knowledge base around oligonucleotide chemistry and anti-miR design to efficiently synthesize a starting pool of rationally designed anti-miRs to be evaluated in a series of proven assays and models. We also enhance our anti-miRs for distribution to the tissues where the specific microRNA target is causing disease.

OUR INITIAL DEVELOPMENT CANDIDATES

We are developing single-stranded oligonucleotides, which are chemically synthesized chains of nucleotides that are mirror images of specific target microRNAs. We incorporate proprietary chemical modifications to enhance drug properties such as potency, stability and tissue distribution. We refer to these chemically modified oligonucleotides as anti-miRs. Each anti-miR is designed to bind with and inhibit a specific microRNA target that is up-regulated in a cell and that is involved in the disease state. In binding to the microRNA, anti-miRs correct the dysregulation and return diseased cells to their healthy state. We have demonstrated therapeutic benefits of our anti-miRs in at least 20 different preclinical models of human diseases.

We have identified and validated several microRNA targets across a number of disease categories and are working independently and with our strategic alliance partners to optimize anti-miR development candidates. We expect that anti-miR development candidates will be easily formulated in saline solution

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and administered systemically or locally depending on the therapeutic indication. Our five distinct therapeutic development programs are shown in the table below:

microRNA target	anti-miR program	Commercial rights
miR-21	Hepatocellular carcinoma	Sanofi
miR-21	Kidney fibrosis	Sanofi
miR-122	Hepatitis C virus infection	GlaxoSmithKline
miR-33	Atherosclerosis	AstraZeneca
miR-10b	Glioblastoma	Regulus

One aspect of our strategy is to pursue a balanced approach between product candidates that we develop ourselves and those that we develop with partners. We intend to focus our own resources on proprietary product opportunities in therapeutic areas where development and commercialization activities are appropriate for our size and financial resources, which we anticipate will include niche indications and orphan diseases, of which our miR-10b program for glioblastoma is one example. In therapeutic areas where costs are more significant, development timelines are longer or markets are too large for our capabilities, we will seek to secure partners with requisite expertise and resources.

Our approach has been validated to date by the following strategic alliances with large pharmaceutical companies:

➢

In April 2008, we formed a strategic alliance with GSK to discover and develop microRNA therapeutics for immuno-inflammatory diseases. In February 2010, we and GSK expanded the alliance to include potential microRNA therapeutics for the treatment of hepatitis C virus infection, or HCV.

➢

In June 2010, we formed a strategic alliance with Sanofi to discover and develop microRNA therapeutics for fibrotic diseases. In July 2012, we expanded the alliance to include potential microRNA therapeutics in oncology.

➢	In August 2012, we formed a strategic alliance with AstraZeneca to discover and develop microRNA therapeutics for cardiovascular diseases, metabolic diseases and oncology.

OUR STRATEGY

We are building the leading biopharmaceutical company focused on the discovery and development of first-in-class, targeted drugs based on our proprietary microRNA product platform. The key elements of our strategy are to:

➢

Rapidly advance our initial programs into clinical development.    We are currently optimizing anti-miRs targeting miR-21, miR-122, miR-33 and miR-10b for development candidate selection. We anticipate that we will nominate at least two development candidates within the next 12 months and file our first INDs in 2014.

➢

Focus our resources on developing drugs for niche indications or orphan diseases.    We believe that microRNA therapeutics have utility in almost every disease state as they regulate pathways, not single targets. We intend to focus on proprietary product opportunities in niche therapeutic areas where the development and commercialization activities are appropriate for our size and financial resources.

➢

Selectively form strategic alliances to augment our expertise and accelerate development and commercialization.    We have established strategic alliances with AstraZeneca, GSK and Sanofi and we will continue to seek partners who can bring therapeutic expertise, development and commercialization capabilities and funding to allow us to maximize the potential of our microRNA product platform.

➢

Selectively use our microRNA product platform to develop additional targets.    We have identified several other microRNA targets with potential for therapeutic modulation and will apply our rigorous scientific and business criteria to develop them.

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➢

Develop microRNA biomarkers to support therapeutic product candidates.    We believe that microRNA biomarkers may be used to select optimal patient segments in clinical trials, to develop companion diagnostics, and to monitor disease progression or relapse. We believe these microRNA biomarkers can be applied toward drugs that we develop and drugs developed by other companies, including small molecules and monoclonal antibodies.

➢

Maintain scientific and intellectual leadership in the microRNA field.    We will continue to conduct research in the microRNA field to better understand this new biology and characterize the specific mechanism of action for our future drugs. This includes building on our strong network of key opinion leaders and securing additional intellectual property rights to broaden our existing proprietary asset estate.

OUR LEADERSHIP

Our executive team has more than 50 years of collective experience leading the discovery and development of innovative therapeutics, including significant operational and financial experience with emerging biotechnology companies, which we believe is the ideal combination of talent to execute our strategy. In addition, our experienced board of directors, which includes representatives of our founding companies, Alnylam and Isis, provides significant support and guidance in all aspects of our business.

Our executive officers are:

➢

Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer, is an entrepreneur who has been involved in founding several companies, including Anadys Pharmaceuticals, Inc. (acquired by F. Hoffmann-La Roche Inc. in 2011), which he started as President and Chief Executive Officer.

➢

Garry E. Menzel, Ph.D., our Chief Operating Officer, is an accomplished strategy, finance and operations executive who previously served in global leadership roles as a Managing Director in the healthcare investment banking groups at The Goldman Sachs Group, Inc. and Credit Suisse AG and as a strategy consultant for Bain & Company, Inc.

➢

Neil W. Gibson, Ph.D., our Chief Scientific Officer, is a leading scientist focused on cancer research and drug development who previously served as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc. and as Chief Scientific Officer of OSI Pharmaceuticals, Inc. He was involved in the development of several commercial cancer drugs including Xalkori® (crizotinib), Nexavar® (sorafenib) and Tarceva® (erlotinib).

Our executive team and board of directors are supported by our scientific advisory board members, who are renowned pioneers in the microRNA field:

➢

David Baltimore, Ph.D., Chairman of our scientific advisory board and Professor of Biology at the California Institute of Technology, received the Nobel Prize in 1975 and is highly regarded as a pioneer in virology and immunology, with his current research investigating the role of microRNAs in immunity. Dr. Baltimore is also a member of our board of directors.

➢

David Bartel, Ph.D., Professor of Biology at the Massachusetts Institute of Technology and the Whitehead Institute for Biomedical Research and an investigator at the Howard Hughes Medical Institute, studies microRNA genomics, target recognition and regulatory functions.

➢

Gregory Hannon, Ph.D., Professor at the Cold Spring Harbor Laboratory and an investigator at the Howard Hughes Medical Institute, has identified and characterized many of the major biogenesis and effector complexes for microRNA biology.

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➢	Markus Stoffel, M.D., Ph.D., Professor of Metabolic Diseases at the Swiss Federal Institute of Technology, is focused on microRNA research and the regulation of glucose and lipid metabolism.

➢

Thomas Tuschl, Ph.D., Professor and Head of the Laboratory for RNA Molecular Biology at the Rockefeller University and an investigator at the Howard Hughes Medical Institute, discovered many of the mammalian microRNA genes and has developed methods for characterization of small RNAs.

➢

Phillip Zamore, Ph.D., Gretchen Stone Cook Chair of Biomedical Sciences, Co-Director at the RNA Therapeutics Institute, Professor of Biochemistry at the University of Massachusetts Medical School and an investigator at the Howard Hughes Medical Institute, studies RNA interference and microRNA pathways.

RISKS ASSOCIATED WITH OUR BUSINESS

Our business is subject to numerous risks, as more fully described in the section entitled “Risk factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

➢

We have never generated any revenue from product sales and may never become profitable. Even if this offering is successful, we may need to raise additional funds to support our operations and such funding may not be available to us on acceptable terms, or at all.

➢	The approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

➢

All of our programs are still in preclinical development. Preclinical testing and clinical trials of our future product candidates may not be successful. If we are unable to successfully complete preclinical testing and clinical trials of our product candidates or experience significant delays in doing so, our business will be materially harmed.

➢

We will depend on our strategic alliances for the development and eventual commercialization of certain future microRNA product candidates. If these strategic alliances are unsuccessful or are terminated, we may be unable to commercialize certain product candidates or generate future revenue from our development programs.

➢	If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

➢	We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

➢

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel and our failure to do so might impede the progress of our research, development and commercialization objectives.

CONCURRENT PRIVATE PLACEMENT

AstraZeneca, one of our strategic alliance partners, has agreed to purchase $25.0 million of our common stock in a separate private placement concurrent with the completion of this offering at a price per share equal to the initial public offering price. The sale of such shares will not be registered under the Securities Act of 1933, as amended.

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CORPORATE INFORMATION

We were originally formed as a limited liability company under the name Regulus Therapeutics LLC in the State of Delaware in September 2007. In January 2009, we converted Regulus Therapeutics LLC to a Delaware corporation and changed our name to Regulus Therapeutics Inc. Our principal executive offices are located at 3545 John Hopkins Court, Suite 210, San Diego, California 92121, and our telephone number is (858) 202-6300. Our corporate website address is www.regulusrx.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We use “Regulus Therapeutics” as a trademark in the United States and other countries. We have filed for registration of this trademark in the United States and have registered it in the European Union and Switzerland. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

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The offering

Common stock offered by us	11,250,000 shares

Common stock to be sold by us to AstraZeneca in the concurrent private placement assuming an initial public offering price of $4.00 per share	6,250,000 shares

Common stock to be outstanding after this offering and the concurrent private placement	34,130,393 shares

Over-allotment option	The underwriters have an option for a period of 30 days to purchase up to 1,687,500 additional shares of our common stock to cover over-allotments.

Use of proceeds	We intend to use the net proceeds of this offering and the concurrent private placement for the preclinical and clinical development of our initial microRNA development candidates, for the identification and validation of additional microRNA targets and for other general corporate purposes. See “Use of proceeds.”

Risk factors	You should read the “Risk factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to purchase any shares of our common stock.

Proposed NASDAQ Global Market symbol	“RGLS”

The number of shares of our common stock to be outstanding after this offering and the concurrent private placement is based on 22,880,393 shares of common stock outstanding as of June 30, 2012, and excludes:

➢	3,620,149 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2012, at a weighted average exercise price of $1.06 per share;

➢

2,191,968 shares of common stock reserved for future issuance under our 2012 equity incentive plan, or the 2012 Plan (including 691,968 shares of common stock reserved for issuance under our 2009 equity incentive plan, or the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering;

➢	150,000 shares of common stock reserved for future issuance under our 2012 employee stock purchase plan, or the ESPP, which will become effective upon the closing of this offering; and

➢

the conversion of $5.0 million of outstanding principal plus accrued interest underlying a convertible note that we issued in February 2010 and amended and restated in July 2012, which will become convertible at the election of the holder for a period of three years following the completion of this offering, into an aggregate of 1,344,500 shares of our common stock at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012.

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Unless otherwise indicated, all information contained in this prospectus, and the number of shares of common stock outstanding as of June 30, 2012:

➢	reflects the conversion of all our outstanding convertible preferred stock into an aggregate of 13,699,999 shares of common stock in connection with the closing of this offering;

➢

reflects the conversion of $5.0 million of outstanding principal plus accrued interest underlying a convertible note that we issued in April 2008 and amended and restated in July 2012 and the conversion of $5.0 million in outstanding principal plus accrued interest underlying a convertible note that we issued in August 2012, which together will automatically convert upon the completion of this offering into an aggregate of 2,687,000 shares of our common stock at an assumed initial public offering price of $4.00 per share and assuming the occurrence of the conversion on June 30, 2012;

➢	assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 1,687,500 shares of our common stock;

➢	reflects the issuance and sale by us of 6,250,000 shares of common stock in the concurrent private placement to AstraZeneca at an assumed initial public offering price of $4.00 per share;

➢	assumes the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and

➢	reflects a one-for-two reverse stock split of our common stock effected in September 2012.

One of our strategic alliance partners, Sanofi, has indicated an interest in purchasing up to $10.0 million of our common stock in this offering at the public offering price. One of our founding companies, Isis, has indicated an interest in purchasing up to $3.0 million of our common stock in this offering at the public offering price and one of our strategic alliance partners, GSK, has indicated an interest in purchasing up to $2.0 million of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they have indicated or not to purchase any shares in this offering.

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Summary financial data

The following table summarizes our financial data. We derived the summary statement of operations data for the years ended December 31, 2010 and 2011 from our audited financial statements and related notes appearing elsewhere in this prospectus. We derived the summary statement of operations data for the six months ended June 30, 2011 and 2012 and balance sheet data as of June 30, 2012 from our unaudited financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The summary financial data should be read together with our financial statements and related notes, “Selected financial data” and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus.

	Year ended December 31,		Six months ended June 30,
Statement of operations data	2010	2011	2011	2012
	(in thousands, except share and per share data)
			(unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$6,617	$6,653
Grant revenue	489	22	—	—

Total revenues	8,601	13,789	6,617	6,653
Operating expenses:
Research and development	20,178	17,289	8,948	9,487
General and administrative	3,921	3,637	1,957	1,905

Total operating expenses	24,099	20,926	10,905	11,392

Loss from operations	(15,498)	(7,137)	(4,288)	(4,739)
Other income (expense), net	(91)	(259)	(127)	(130)

Loss before income taxes	(15,589)	(7,396)	(4,415)	(4,869)
Income tax (benefit) expense	(30)	206	127	(22)

Net loss	$(15,559)	$(7,602)	$(4,542)	$(4,847)

Net loss per share, basic and diluted(1)		$(85.82)	$(70.94)	$(23.46)

Shares used to compute basic and diluted net loss per share(1)		88,582	64,024	206,610

Pro forma net loss per share, basic and diluted (unaudited)(2)		$(0.49)		$(0.31)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)		15,184,955		15,333,424

(1)	See Note 1 of our Notes to Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per common share and the number of shares used in the computation of the share and per share data. No share or per share data have been presented for 2010 since we had no common shares outstanding during that year.

(2)	The calculations for the unaudited pro forma net loss per common share, basic and diluted, assume (i) the conversion of all our outstanding shares of convertible preferred stock and (ii) the conversion of $5.0 million in outstanding principal plus $748,000 of accrued interest underlying a convertible note that we issued in April 2008 and amended and restated in July 2012, in each case into shares of our common stock, as if the conversions had occurred at the beginning of the period presented, or the issuance date, if later.

10

	As of June 30, 2012
Balance sheet data	Actual	Pro forma(1)	Pro forma as adjusted(2)(3)
	(unaudited, in thousands)
Cash, cash equivalents and short-term investments	$27,014	$32,014	$95,699
Working capital	5,058	15,806	80,310
Total assets	33,187	38,187	100,943
Long-term debt, including current portion	10,599	5,599	5,599
Convertible preferred stock	42,691	—	—
Accumulated deficit	(47,858)	(47,858)	(47,858)
Total stockholders’ equity (deficit)	(45,955)	7,484	71,059

(1)	Pro forma amounts reflect the conversion of all our outstanding shares of convertible preferred stock into an aggregate of 13,699,999 shares of our common stock, the conversion of $5.0 million of outstanding principal plus accrued interest underlying a convertible note that we issued in April 2008 and amended and restated in July 2012 and the conversion of $5.0 million in outstanding principal plus accrued interest underlying a convertible note that we issued in August 2012, which together will automatically convert upon the completion of this offering into an aggregate of 2,687,000 shares of our common stock, assuming an initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012.

(2)	Pro forma as adjusted reflects the pro forma conversion adjustments as well as the sale by us in the concurrent private placement to AstraZeneca of $25.0 million of our common stock and the sale of 6,250,000 shares of our common stock in this offering at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) each of the cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $10.3 million, assuming the number of shares offered by us as stated on the cover of this prospectus remains unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) each of cash, cash equivalents and marketable securities, working capital, total assets and total stockholders’ equity by $3.7 million, assuming the assumed initial public offering price of $4.00 per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

11

Risk factors

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND NEED FOR ADDITIONAL CAPITAL

We have a limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a preclinical-stage, biopharmaceutical discovery and development company, formed in 2007, with a limited operating history. Since inception, our operations have been primarily limited to organizing and staffing our company, acquiring and in-licensing intellectual property rights, developing our microRNA product platform, undertaking basic research around microRNA targets and conducting preclinical studies for our initial programs. We have not yet identified product candidates for clinical development, initiated a clinical trial or obtained regulatory approval for any product candidates. Consequently, any predictions about our future success or viability, or any evaluation of our business and prospects, may not be accurate.

We have incurred net losses in each year since our inception, including net losses of approximately $15.6 million and $7.6 million for the years ended 2010 and 2011 respectively, and approximately $4.8 million for the six months ended June 30, 2012. As of June 30, 2012, we had an accumulated deficit of approximately $47.9 million.

We have devoted most of our financial resources to research and development, including our preclinical development activities. To date, we have financed our operations primarily through the sale of equity securities and convertible debt and from revenue received from our strategic alliance partners. We have entered into strategic alliances with Sanofi to develop our miR-21 programs for hepatocellular carcinoma, or HCC, and kidney fibrosis, with GlaxoSmithKline plc, or GSK, to develop our miR-122 program for hepatitis C virus infection, or HCV, and with AstraZeneca AB, or AstraZeneca, to develop our miR-33 program for atherosclerosis. Under our agreement with GSK, GSK has an option to obtain exclusive worldwide licenses for the development, manufacture and commercialization of potential product candidates selected from our microRNA product platform. If GSK exercises its option to obtain a license to develop, manufacture and commercialize such product candidates, GSK will assume responsibility for funding and conducting further clinical development and commercialization activities for such product candidates. However, if GSK does not exercise its option within the timeframes that we expect, or at all, or if Sanofi terminates its agreement with us, we will be responsible for funding further development of these product candidates and may not have the resources to do so unless we are able to enter into another strategic alliance for these product candidates. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to obtain funding through equity or debt financings, strategic alliances or grants. We have not initiated clinical development of any product candidate to date and it will be several years, if ever, before we have a product candidate ready for commercialization. Even if we or our strategic alliance partners successfully obtain regulatory approval to market a product candidate, our revenues will also depend upon the size of any markets in which our product candidates have received market approval, and our ability to achieve sufficient market acceptance and adequate market share for our products.

Risk factors

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we: continue our research and preclinical development of our future product candidates, both independently and under our strategic alliance agreements; seek to identify additional microRNA targets and product candidates; acquire or in-license other products and technologies; initiate clinical trials for our product candidates; seek marketing approvals for our product candidates that successfully complete clinical trials; ultimately establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval; maintain, expand and protect our intellectual property portfolio; hire additional clinical, quality control and scientific personnel; and create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts.

We have never generated any revenue from product sales and may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic alliance partners, to successfully complete the development of, obtain the necessary regulatory approvals for and commercialize product candidates. We do not anticipate generating revenues from sales of products for the foreseeable future, if ever. Our ability to generate future revenues from product sales depends heavily on our success in:

➢	identifying and validating new microRNAs as therapeutic targets;

➢	completing our research and preclinical development of future product candidates, including our miR-21, miR-122, miR-33 and miR-10b programs;

➢	initiating and completing clinical trials for future product candidates;

➢	seeking and obtaining marketing approvals for future product candidates that successfully complete clinical trials;

➢	establishing and maintaining supply and manufacturing relationships with third parties;

➢

launching and commercializing future product candidates for which we obtain marketing approval, with an alliance partner or, if launched independently, successfully establishing a sales force, marketing and distribution infrastructure;

➢	maintaining, protecting and expanding our intellectual property portfolio; and

➢	attracting, hiring and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses and when we will be able to achieve or maintain profitability, if ever. In addition, our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or FDA, or foreign regulatory agencies to perform studies and trials in addition to those that we currently anticipate.

Even if one or more of the future product candidates that we independently develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

Even if this offering is successful, we may need to raise additional funding, which may not be available on acceptable terms, or at all.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We expect our research and development expenses to substantially increase in connection with

Risk factors

our ongoing activities, particularly as we advance our product candidates toward clinical programs. If we are unable to successfully complete this offering, we will need to seek alternative financing or change our operational plans to continue as a going concern. Even if this offering is successful, we may need to raise additional funds to support our operations and such funding may not be available to us on acceptable terms, or at all.

We estimate that the net proceeds from this offering and the concurrent private placement will be approximately $63.6 million, assuming an initial public offering price of $4.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We expect that the net proceeds from this offering and the concurrent private placement and our existing cash and cash equivalents, together with interest, will be sufficient to fund our current operations through at least the end of 2015. However, changing circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, as we move our lead compounds through toxicology and other preclinical studies, also referred to as nonclinical studies, required to file an investigational new drug application, or IND, which may occur as early as 2014, we may have adverse results requiring that we find new product candidates, or our strategic alliance partners may not elect to pursue the development and commercialization of any of our microRNA product candidates that are subject to their respective strategic alliance agreements with us. Any of these events may increase our development costs more than we expect. We may need to raise additional funds or otherwise obtain funding through strategic alliances if we choose to initiate clinical trials for new product candidates other than programs currently partnered. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, future product candidates. Raising funds in the current economic environment, when the capital markets have been affected by the global recession, may present additional challenges.

If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities, which may adversely affect our ability to develop and commercialize future product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

➢	significantly delay, scale back or discontinue the development or commercialization of any future product candidates;

➢	seek strategic alliances for research and development programs at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

➢	relinquish or license on unfavorable terms, our rights to technologies or any future product candidates that we otherwise would seek to develop or commercialize ourselves.

If we are required to conduct additional fundraising activities and we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects.

We may sell additional equity or debt securities to fund our operations, which may result in dilution to our stockholders and impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which would result in dilution to all of our stockholders or impose restrictive covenants that adversely impact our business. The sale of additional equity or convertible securities would result in the issuance of additional shares of our capital stock and dilution to all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive

Risk factors

covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected and we may not be able to meet our debt service obligations.

RISKS RELATED TO THE DISCOVERY AND DEVELOPMENT OF PRODUCT CANDIDATES

The approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

We have concentrated our therapeutic product research and development efforts on microRNA technology, and our future success depends on the successful development of this technology and products based on our microRNA product platform. Neither we nor any other company has received regulatory approval to market therapeutics targeting microRNAs. The scientific discoveries that form the basis for our efforts to discover and develop product candidates are relatively new. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. If we do not successfully develop and commercialize product candidates based upon our technological approach, we may not become profitable and the value of our common stock may decline.

Further, our focus solely on microRNA technology for developing drugs as opposed to multiple, more proven technologies for drug development increases the risks associated with the ownership of our common stock. If we are not successful in developing any product candidates using microRNA technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

We may not be successful in our efforts to identify or discover potential product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize microRNA therapeutics. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

➢	our research methodology or that of our strategic alliance partners may be unsuccessful in identifying potential product candidates;

➢	potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval; or

➢	our strategic alliance partners may change their development profiles for potential product candidates or abandon a therapeutic area.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

Risk factors

All of our programs are still in preclinical development. Preclinical testing and clinical trials of our future product candidates may not be successful. If we are unable to successfully complete preclinical testing and clinical trials of our product candidates or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the identification and preclinical development of product candidates that target microRNAs. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our future product candidates. The success of our future product candidates will depend on several factors, including the following:

➢	successful completion of preclinical studies and clinical trials;

➢	receipt of marketing approvals from applicable regulatory authorities;

➢	obtaining and maintaining patent and trade secret protection for future product candidates;

➢	establishing and maintaining manufacturing relationships with third parties or establishing our own manufacturing capability; and

➢	successfully commercializing our products, if and when approved, whether alone or in collaboration with others.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete the development of, or commercialize, our product candidates, which would materially harm our business.

If clinical trials of our future product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our future product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of future product candidates, we or our strategic alliance partners must then conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Events which may result in a delay or unsuccessful completion of clinical development include:

➢	delays in reaching an agreement with the FDA on final trial design;

➢	imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

➢	delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;

➢	our inability to adhere to clinical trial requirements directly or with third parties such as CROs;

➢	delays in obtaining required institutional review board approval at each clinical trial site;

Risk factors

➢	delays in recruiting suitable patients to participate in a trial;

➢	delays in the testing, validation, manufacturing and delivery of the product candidates to the clinical sites;

➢	delays in having patients complete participation in a trial or return for post-treatment follow-up;

➢	delays caused by patients dropping out of a trial due to product side effects or disease progression;

➢	clinical sites dropping out of a trial to the detriment of enrollment;

➢	time required to add new clinical sites; or

➢	delays by our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

If we or our strategic alliance partners are required to conduct additional clinical trials or other testing of any future product candidates beyond those that are currently contemplated, are unable to successfully complete clinical trials of any such product candidates or other testing, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we or our strategic alliance partners may:

➢	be delayed in obtaining marketing approval for our future product candidates;

➢	not obtain marketing approval at all;

➢	obtain approval for indications or patient populations that are not as broad as intended or desired;

➢	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

➢	be subject to additional post-marketing testing requirements; or

➢	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. Any inability to successfully complete preclinical and clinical development, whether independently or with our strategic alliance partners, could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties.

Any of our future product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Adverse events, or AEs, caused by our future product candidates could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. Certain oligonucleotide therapeutics have shown injection site reactions and pro-inflammatory effects and may also lead to impairment of kidney or liver function. There is a risk that our future product candidates may induce similar adverse events.

If AEs are observed in any clinical trials of our future product candidates, including those that our strategic partners may develop under our alliance agreements, our or our partners’ ability to obtain regulatory approval for product candidates may be negatively impacted.

Risk factors

Further, if any of our future products, if and when approved for commercial sale, cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:

➢	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

➢	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

➢	we may be required to change the way the product is administered or conduct additional clinical trials;

➢	we could be sued and held liable for harm caused to patients; or

➢	our reputation may suffer.

Any of these events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our future products and impair our ability to generate revenues from the commercialization of these products either by us or by our strategic alliance partners.

Even if we complete the necessary preclinical studies and clinical trials, we cannot predict whether or when we will obtain regulatory approval to commercialize a product candidate and we cannot, therefore, predict the timing of any revenue from a future product.

Neither we nor our strategic alliance partners can commercialize a product until the appropriate regulatory authorities, such as the FDA, have reviewed and approved the product candidate. The regulatory agencies may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee recommends restrictions on approval or recommends non-approval. In addition, we or our strategic alliance partners may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process.

Even if we obtain regulatory approval for a product candidate, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval in the United States, the FDA may still impose significant restrictions on the indicated uses or marketing of our future product candidates, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. The holder of an approved new drug application, or NDA, is obligated to monitor and report AEs and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, drug product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, and adherence to commitments made in the NDA. If we or a regulatory agency discovers previously unknown problems with a product such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

Risk factors

If we or our partners fail to comply with applicable regulatory requirements following approval of any of our future product candidates, a regulatory agency may:

➢	issue a warning letter asserting that we are in violation of the law;

➢	seek an injunction or impose civil or criminal penalties or monetary fines;

➢	suspend or withdraw regulatory approval;

➢	suspend any ongoing clinical trials;

➢	refuse to approve a pending NDA or supplements to an NDA submitted by us;

➢	seize product; or

➢	refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our future products and generate revenues.

We may not be successful in obtaining or maintaining necessary rights to microRNA targets, drug compounds and processes for our development pipeline through acquisitions and in-licenses.

Presently we have rights to the intellectual property, through licenses from third parties and under patents that we own, to modulate only a subset of the known microRNA targets. Because our programs may involve a range of microRNA targets, including targets that require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our future product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

For example, we sometimes collaborate with U.S. and foreign academic institutions to accelerate our preclinical research or development under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such right of first negotiation for intellectual property, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights, our business, financial condition and prospects for growth could suffer.

Risk factors

We may use our financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and human resources, we intend to leverage our existing strategic alliance agreements and enter into new strategic alliance agreements for the development and commercialization of our programs and potential product candidates in indications with potentially large commercial markets such as HCC, fibrosis and HCV, while focusing our internal development resources and any internal sales and marketing organization that we may establish on research programs and future product candidates for selected markets, such as orphan diseases. As a result, we may forego or delay pursuit of opportunities with other programs or product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and future product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic alliance, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

RISKS RELATED TO OUR RELIANCE ON THIRD PARTIES

We will depend upon our strategic alliances for the development and eventual commercialization of certain future microRNA product candidates. If these strategic alliances are unsuccessful or are terminated, we may be unable to commercialize certain product candidates and we may be unable to generate revenues from our development programs.

We are likely to depend upon third party alliance partners for financial and scientific resources for the clinical development and commercialization of certain of our microRNA product candidates. These

Risk factors

strategic alliances will likely provide us with limited control over the course of development of a future microRNA product candidate, especially once a candidate has reached the stage of clinical development. For example, in our alliance with GSK, GSK has the option to obtain an exclusive worldwide license to develop, manufacture and commercialize product candidates upon the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability with respect to each of four potential programs or earlier, at GSK’s option. However, GSK is not under any obligation to exercise its option to progress any of our microRNA development candidates. While each of AstraZeneca, GSK and Sanofi have development obligations with respect to programs that they may elect to pursue under their respective agreements, our ability to ultimately recognize revenue from these relationships will depend upon the ability and willingness of our alliance partners to successfully meet their respective responsibilities under our agreements with them. Our ability to recognize revenues from successful strategic alliances may be impaired by several factors including:

➢	an alliance partner may shift its priorities and resources away from our programs due to a change in business strategies, or a merger, acquisition, sale or downsizing of its company or business unit;

➢	an alliance partner may cease development in therapeutic areas which are the subject of our strategic alliances;

➢	an alliance partner may change the success criteria for a particular program or potential product candidate thereby delaying or ceasing development of such program or candidate;

➢

a significant delay in initiation of certain development activities by an alliance partner will also delay payment of milestones tied to such activities, thereby impacting our ability to fund our own activities;

➢	an alliance partner could develop a product that competes, either directly or indirectly, with an alliance product;

➢	an alliance partner with commercialization obligations may not commit sufficient financial or human resources to the marketing, distribution or sale of a product;

➢	an alliance partner with manufacturing responsibilities may encounter regulatory, resource or quality issues and be unable to meet demand requirements;

➢	an alliance partner may exercise its rights under the agreement to terminate a strategic alliance;

➢

a dispute may arise between us and an alliance partner concerning the research, development or commercialization of a program or product candidate resulting in a delay in milestones, royalty payments or termination of a program and possibly resulting in costly litigation or arbitration which may divert management attention and resources; and

➢

an alliance partner may use our proprietary information or intellectual property in such a way as to invite litigation from a third party or fail to maintain or prosecute intellectual property rights such that our rights in such property are jeopardized.

Specifically, with respect to termination rights, after expiration of an initial research term, Sanofi may terminate the entire alliance or any alliance target program for any or no reason upon 30 days’ written notice to us. The agreement with Sanofi may also be terminated by either party for material breach by the other party, including a failure to comply with such party’s diligence obligations that remains uncured after 120 days. Similarly, GSK may terminate the entire alliance or any alliance target program for any or no reason upon 90 days’ written notice to us and the agreement may also be terminated by either party for material breach by the other party, including a failure to comply with such party’s diligence obligations that remains uncured after a specified notice period. The agreement with AstraZeneca may be terminated by either party in the event of the other party’s material breach

Risk factors

which remains uncured after 40 business days following notice thereof (or 30 business days in the case of nonpayment). In addition, AstraZeneca may terminate the agreement in its entirety for any reason upon 60 business days’ written notice to us. Depending on the timing of any such termination, we may not be entitled to receive the option exercise fees or milestone payments, as these payments terminate with termination of the respective program or agreement.

If any of our alliance partners do not elect to pursue the development and commercialization of our microRNA development candidates or if they terminate the strategic alliance, then, depending on the event:

➢

in the case of Sanofi, under certain circumstances, we may owe Sanofi royalties with respect to product candidates covered by our agreement with Sanofi that we elect to continue to commercialize, depending upon the stage of development at which such product commercialization rights reverted back to us, or additional payments if we license such product candidates to third parties;

➢	the development of our product candidates subject to the AstraZeneca agreement, GSK agreement or Sanofi agreement, as applicable, may be terminated or significantly delayed;

➢

our cash expenditures could increase significantly if it is necessary for us to hire additional employees and allocate scarce resources to the development and commercialization of product candidates that were previously funded, or expected to be funded, by AstraZeneca, GSK or Sanofi, as applicable;

➢

we would bear all of the risks and costs related to the further development and commercialization of product candidates that were previously the subject of the AstraZeneca agreement, GSK agreement or Sanofi agreement, as applicable, including the reimbursement of third parties; and

➢

in order to fund further development and commercialization, we may need to seek out and establish alternative strategic alliances with third-party partners; this may not be possible, or we may not be able to do so on terms which are acceptable to us, in which case it may be necessary for us to limit the size or scope of one or more of our programs or increase our expenditures and seek additional funding by other means.

Any of these events would have a material adverse effect on our results of operations and financial condition.

We expect to rely on third parties to conduct some aspects of our compound formulation, research and preclinical testing, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such formulation, research or testing.

We do not expect to independently conduct all aspects of our drug discovery activities, compound formulation research or preclinical testing of product candidates. We currently rely and expect to continue to rely on third parties to conduct some aspects of our preclinical testing.

Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product development activities. Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, for product candidates that we develop and commercialize on our own, we will remain responsible for ensuring that each of our IND-enabling studies and clinical trials are conducted in accordance with the study plan and protocols for the trial.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study plans and protocols, we will not be able to complete, or may be delayed in completing, the necessary preclinical studies to

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enable us or our strategic alliance partners to select viable product candidates for IND submissions and will not be able to, or may be delayed in our efforts to, successfully develop and commercialize such product candidates.

We intend to rely on third-party manufacturers to produce our preclinical supplies, and we intend to rely on third parties to produce clinical supplies of any product candidates that we advance into clinical trials and commercial supplies of any approved product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including:

➢	the inability to meet any product specifications and quality requirements consistently;

➢	a delay or inability to procure or expand sufficient manufacturing capacity;

➢	manufacturing and product quality issues related to scale-up of manufacturing;

➢	costs and validation of new equipment and facilities required for scale-up;

➢	a failure to comply with cGMP and similar foreign standards;

➢	the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

➢	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

➢

the reliance on a limited number of sources, and in some cases, single sources for raw materials, such that if we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell future product candidates in a timely fashion, in sufficient quantities or under acceptable terms;

➢	the lack of qualified backup suppliers for any raw materials that are currently purchased from a single source supplier;

➢	operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier;

➢	carrier disruptions or increased costs that are beyond our control; and

➢	the failure to deliver products under specified storage conditions and in a timely manner.

Any of these events could lead to clinical study delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize future products. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of production.

We expect to rely on limited sources of supply for the drug substance of future product candidates and any disruption in the chain of supply may cause a delay in developing and commercializing these product candidates.

We intend to establish manufacturing relationships with a limited number of suppliers to manufacture raw materials and the drug substance of any product candidate for which we are responsible for preclinical or clinical development. Each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain. As part of any marketing approval, a manufacturer and its processes are required to be qualified by the FDA prior to commercialization. If supply from the approved vendor is interrupted, there could be a significant

Risk factors

disruption in commercial supply. An alternative vendor would need to be qualified through an NDA supplement which could result in further delay. The FDA or other regulatory agencies outside of the United States may also require additional studies if a new supplier is relied upon for commercial production. Switching vendors may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

In addition, if our alliance partners elect to pursue the development and commercialization of certain programs, we will lose control over the manufacturing of the product candidate subject to the agreement. For example, if Sanofi elects to develop and commercialize a product candidate targeting miR-21 for HCC or kidney fibrosis under its strategic alliance with us, Sanofi will be responsible for the manufacture of the product candidates for clinical trials. Sanofi will be free to use a manufacturer of its own choosing or manufacture the product candidates in its own manufacturing facilities. In such a case, we will have no control over Sanofi’s processes or supply chains to ensure the timely manufacture and supply of the product candidates. In addition, we will not be able to ensure that the product candidates will be manufactured under the correct conditions to permit the product candidates to be used in such clinical trials. Each of AstraZeneca and GSK will have similar obligations to manufacture product candidates which it takes into clinical trials under its strategic alliance with us and we will face similar risks as to those product candidates.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our future product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to deliver the required commercial quantities of active pharmaceutical ingredients on a timely basis and at commercially reasonable prices, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization.

As we scale-up manufacturing of future product candidates and conduct required stability testing, product, packaging, equipment and process-related issues may require refinement or resolution in order to proceed with any clinical trials and obtain regulatory approval for commercial marketing. We may identify significant impurities, which could result in increased scrutiny by the regulatory agencies, delays in clinical programs and regulatory approval, increases in our operating expenses, or failure to obtain or maintain approval for future product candidates or any approved products.

We expect to rely on third parties to conduct, supervise and monitor our clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.

If we or our strategic alliance partners commence clinical trials, we expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials. While we will have agreements governing their activities, we and our strategic alliance partners will have limited influence over their actual performance. We will control only certain aspects of our CROs’ activities. Nevertheless, we or our strategic alliance partners will be responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We, our alliance partners and our CROs are required to comply with the FDA’s cGCPs for conducting, recording and reporting the results of IND-enabling studies and clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal

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investigators and clinical trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our future clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving any marketing applications. Upon inspection, the FDA may determine that our clinical trials did not comply with cGCPs. In addition, our future clinical trials will require a sufficiently large number of test subjects to evaluate the safety and effectiveness of a potential drug product. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

Our CROs will not be our employees, and we will not be able to control whether or not they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize our future product candidates. As a result, our financial results and the commercial prospects for such products and any future product candidates that we develop would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

We also expect to rely on other third parties to store and distribute drug products for any clinical trials that we may conduct. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our future product candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If we are unable to obtain or protect intellectual property rights related to our future products and product candidates, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our future products and product candidates. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover the products in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing based on a pending patent application. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims.

If the patent applications we hold or have in-licensed with respect to our programs or product candidates fail to issue or if their breadth or strength of protection is threatened, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future products. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. In particular, we are aware that Santaris Pharma A/S, or Santaris, has requested reexamination and filed oppositions to patents owned by Stanford University and licensed to us, in each case relating to miR-122, and has filed oppositions to a patent owned by us relating to miR-122 and to a patent owned by Isis relating to chemical modification of oligonucleotides. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful

Risk factors

commercialization of any product candidates that we or our strategic alliance partners may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available however the life of a patent, and the protection it affords, is limited. Once the patent life has expired for a product, we may be open to competition from generic medications.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the U.S. Patent and Trademark Office, or U.S. PTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our strategic alliance partners are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our future product candidates may be subject to claims of infringement of the patent rights of third parties.

Risk factors

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our future product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our future product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our future product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are a party to a number of intellectual property license agreements that are important to our business and expect to enter into additional license agreements in the future. Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, milestone payment, royalty and other obligations on us. For example, under our exclusive license agreement for Max-Planck-Innovation GmbH’s proprietary technology and know-how covering microRNA sequences, we are required to use commercially reasonable diligence to develop and commercialize a product and to satisfy specified payment obligations. These agreements and licenses are set forth in greater detail in the “Business—Our Intellectual Property and Technology Licenses” section. If we fail to comply with our obligations under our agreement with Max-Planck-Innovation GmbH or our other license agreements, or we are subject to a bankruptcy, the licensor may have the right to terminate the license, in which event we, or our strategic alliance partners, would not be able to market products covered by the license.

In addition, our exclusive license agreements with our founding companies, Alnylam and Isis, provide us with rights to nucleotide technologies in the field of microRNA therapeutics based on oligonucleotides that modulate up-regulated microRNAs. Some of these technologies, such as intellectual property relating to the chemical modification of oligonucleotides, are relevant to our product candidate development programs. If our license agreements with Alnylam or Isis are terminated, or our business relationships with either of these companies or our other licensors are disrupted by events that may include the acquisition of either company, our access to critical intellectual property rights will be materially and adversely affected.

Risk factors

We may need to obtain licenses from third parties to advance our research or allow commercialization of our future product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our future product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our future products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our alliance partners or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Risk factors

RISKS RELATED TO COMMERCIALIZATION OF PRODUCT CANDIDATES

The commercial success of our miR-21, miR-122 and miR-33 programs, which are part of our strategic alliance agreements with Sanofi, GSK and AstraZeneca, respectively, will depend in large part on the development and marketing efforts of our alliance partners. If our alliance partners are unable to perform in accordance with the terms of our agreements, our potential to generate future revenue from these programs would be significantly reduced and our business would be materially and adversely harmed.

If any of Sanofi, GSK or AstraZeneca elects to pursue the development and commercialization of any of the microRNA product candidates that are subject to their respective strategic alliance agreements with us, we will have limited influence and/or control over their approaches to development and commercialization. If Sanofi, GSK, AstraZeneca or any potential future strategic alliance partners do not perform in the manner that we expect or fail to fulfill their responsibilities in a timely manner, or at all, the clinical development, regulatory approval and commercialization efforts related to product candidates we have licensed to such strategic alliance partners could be delayed or terminated.

If we terminate any of our strategic alliances or any program thereunder due to a material breach by Sanofi, GSK or AstraZeneca, we have the right to assume the responsibility at our own expense for the development of the applicable microRNA product candidates. Assuming sole responsibility for further development will increase our expenditures, and may mean we will need to limit the size and scope of one or more of our programs, seek additional funding and/or choose to stop work altogether on one or more of the affected product candidates. This could result in a limited potential to generate future revenue from such microRNA product candidates and our business could be materially and adversely affected. Further, under certain circumstances, we may owe Sanofi, GSK or AstraZeneca, as applicable, royalties on any product candidate that we may successfully commercialize.

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. We are aware of several companies that are working specifically to develop microRNA therapeutics including Groove Biopharma, Inc., miRagen Therapeutics, Inc., Mirna Therapeutics, Inc., and Santaris. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, drug products that are more effective or less costly than any product candidate that we may develop.

All of our programs are in a preclinical development stage and are targeted toward indications for which there are approved products on the market or product candidates in clinical development. We will face competition from other drugs currently approved or that will be approved in the future for the same therapeutic indications. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

➢	discover and develop therapeutics that are superior to other products in the market;

➢	attract qualified scientific, product development and commercial personnel;

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➢	obtain patent and/or other proprietary protection for our microRNA product platform and future product candidates;

➢	obtain required regulatory approvals; and

➢	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new therapeutics.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize. We will not achieve our business plan if the acceptance of any of these products is inhibited by price competition or the reluctance of physicians to switch from existing drug products to our products, or if physicians switch to other new drug products or choose to reserve our future products for use in limited circumstances. The inability to compete with existing or subsequently introduced drug products would have a material adverse impact on our business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our future product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing product candidates before we do, which would have a material adverse impact on our business.

The commercial success of our product candidates will depend upon the acceptance of these product candidates by the medical community, including physicians, patients and healthcare payors.

The degree of market acceptance of any product candidates will depend on a number of factors, including:

➢	demonstration of clinical safety and efficacy compared to other products;

➢	the relative convenience, ease of administration and acceptance by physicians, patients and healthcare payors;

➢	the prevalence and severity of any AEs;

➢	limitations or warnings contained in the FDA-approved label for such products;

➢	availability of alternative treatments;

➢	pricing and cost-effectiveness;

➢	the effectiveness of our or any collaborators’ sales and marketing strategies;

➢	our ability to obtain hospital formulary approval;

➢	our ability to obtain and maintain sufficient third party coverage or reimbursement; and

➢	the willingness of patients to pay out-of-pocket in the absence of third party coverage.

Unless other formulations are developed in the future, we expect our compounds to be formulated in an injectable form. Injectable medications may be disfavored by patients or their physicians in the event drugs which are easy to administer, such as oral medications, are available. If a product is approved, but does not achieve an adequate level of acceptance by physicians, patients and healthcare payors, we may not generate sufficient revenues from such product and we may not become or remain profitable.

Risk factors

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our future product candidates, we may be unable to generate any revenues.

We currently do not have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. With respect to our current programs which are the subject of existing strategic alliances, such as miR-21 with Sanofi, miR-122 with GSK and miR-33 with AstraZeneca, we intend to rely completely on our alliance partner for sales and marketing. In addition, we intend to enter into strategic alliances with third parties to commercialize other future product candidates, including in markets outside of the United States or for other large markets that are beyond our resources. Although we intend to establish a sales organization if we are able to obtain approval to market any product candidates for niche markets in the United States, we will also consider the option to enter into strategic alliances for future product candidates in the United States if commercialization requirements exceed our available resources. This will reduce the revenue generated from the sales of these products.

Our current and future strategic alliance partners, if any, may not dedicate sufficient resources to the commercialization of our future product candidates or may otherwise fail in their commercialization due to factors beyond our control. If we are unable to establish effective alliances to enable the sale of our future product candidates to healthcare professionals and in geographical regions, including the United States, that will not be covered by our own marketing and sales force, or if our potential future strategic alliance partners do not successfully commercialize the product candidates, our ability to generate revenues from product sales will be adversely affected.

If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate sufficient product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize any approved products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

Our strategic alliance agreements with Sanofi, GSK and AstraZeneca provide that our partners will be responsible for the commercialization of future product candidates, if any, from our miR-21, miR-122 and miR-33 programs, as applicable. If any other future product candidates that we may develop are approved for commercialization, we may also enter into agreements with third parties to market them on a worldwide basis or in more limited geographical regions. We expect that we will be subject to additional risks related to entering into international business relationships, including:

➢	different regulatory requirements for drug approvals in foreign countries;

➢	reduced protection for intellectual property rights;

➢	unexpected changes in tariffs, trade barriers and regulatory requirements;

➢	economic weakness, including inflation, or political instability in particular foreign economies and markets;

➢	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

Risk factors

➢	foreign taxes, including withholding of payroll taxes;

➢	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

➢	workforce uncertainty in countries where labor unrest is more common than in the United States;

➢	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

➢	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Hospital formulary approval and reimbursement may not be available for our future product candidates, which could make it difficult for us to sell products profitably.

Obtaining formulary approval can be an expensive and time consuming process. We cannot be certain if and when we will obtain formulary approval to allow us to sell any products that we may develop and commercialize into our target markets. Failure to obtain timely formulary approval will limit our commercial success.

Furthermore, market acceptance and sales of any future product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third party payors, such as private health insurers, hospitals and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that reimbursement will be available for any future product candidates. Also, reimbursement amounts may reduce the demand for, or the price of, our future products. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize future product candidates that we develop.

There have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some foreign jurisdictions that could affect our ability to sell products profitably. These legislative and/or regulatory changes may negatively impact the reimbursement for drug products, following approval. The availability of numerous generic treatments may also substantially reduce the likelihood of reimbursement for our future products. The potential application of user fees to generic drug products may expedite the approval of additional generic drug treatments. We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. If we fail to successfully secure and maintain reimbursement coverage for our future products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our future products and our business will be harmed.

RISKS RELATED TO OUR BUSINESS OPERATIONS AND INDUSTRY

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on principal members of our executive team listed under “Management” located elsewhere in this prospectus, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with each of our executive officers, any of them could leave our employment at any time, as all of our employees are “at will” employees. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the

Risk factors

turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in preclinical studies and clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive or key employee might impede the progress of our research, development and commercialization objectives.

We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

As of June 30, 2012, we had 56 full-time employees. As our company matures, we expect to expand our employee base to increase our managerial, scientific and operational, commercial, financial and other resources and to hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize future product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We face potential product liability, and, if successful claims are brought against us, we may incur substantial liability and costs.

The use of our future product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims

Risk factors

might be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. Certain oligonucleotide therapeutics have shown injection site reactions and pro-inflammatory effects and may also lead to impairment of kidney or liver function. There is a risk that our future product candidates may induce similar adverse events. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

➢	impairment of our business reputation;

➢	withdrawal of clinical trial participants;

➢	costs due to related litigation;

➢	distraction of management’s attention from our primary business;

➢	substantial monetary awards to patients or other claimants;

➢	the inability to commercialize our future product candidates; and

➢	decreased demand for our future product candidates, if approved for commercial sale.

We do not currently have any product liability insurance coverage. We anticipate obtaining such insurance prior to the commencement of any clinical trials but any such insurance coverage that we obtain may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for future product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Business interruptions could delay us in the process of developing our future products.

Our headquarters are located in San Diego County. We are vulnerable to natural disasters such as earthquakes and wild fires, as well as other events that could disrupt our operations. We do not carry insurance for earthquakes or other natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market.

The trading price of our common stock is likely to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

➢	adverse results or delays in preclinical testing or clinical trials;

➢	inability to obtain additional funding;

Risk factors

➢	any delay in filing an IND or NDA for any of our future product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND or NDA;

➢	failure to maintain our existing strategic alliances or enter into new alliances;

➢	failure of our strategic alliance partners to elect to develop and commercialize product candidates under our alliance agreements or the termination of any programs under our alliance agreements;

➢	failure by us or our licensors and strategic alliance partners to prosecute, maintain or enforce our intellectual property rights;

➢	failure to successfully develop and commercialize our future product candidates;

➢	changes in laws or regulations applicable to future products;

➢	inability to obtain adequate product supply for our future product candidates or the inability to do so at acceptable prices;

➢	adverse regulatory decisions;

➢	introduction of new products, services or technologies by our competitors;

➢	failure to meet or exceed financial projections we may provide to the public;

➢	failure to meet or exceed the estimates and projections of the investment community;

➢	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

➢	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our strategic alliance partners or our competitors;

➢	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

➢	additions or departures of key scientific or management personnel;

➢	significant lawsuits, including patent or stockholder litigation;

➢	changes in the market valuations of similar companies;

➢	sales of our common stock by us or our stockholders in the future; and

➢	trading volume of our common stock.

In addition, companies trading in the stock market in general, and The NASDAQ Global Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers, directors, 5% stockholders and their affiliates beneficially own nearly 100% of our voting stock and, upon closing of this offering and the concurrent private placement, that same group, together with AstraZeneca and holders of our convertible promissory notes, will beneficially own approximately 69% of our outstanding voting stock. Therefore, even after this offering and the concurrent private placement, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder

Risk factors

approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and The NASDAQ Global Market have imposed various requirements on public companies. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent

Risk factors

legislation permits smaller “emerging growth companies” to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma book value (deficit) per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $1.95 per share, based on an assumed initial public offering price of $4.00 per share, and our pro forma net tangible book value (deficit) as of June 30, 2012. Further, based on these assumptions, investors purchasing common stock in this offering will contribute approximately 37% of the total amount invested by stockholders since our inception, but will own only approximately 33% of the shares of common stock outstanding. For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and the exercise of stock options granted to our employees. In addition, as of June 30, 2012, options to purchase 3,620,149 shares of our common stock at a weighted average exercise price at June 30, 2012 of $1.06 per share were outstanding. The exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

We, along with our directors, executive management team, holders of our convertible preferred stock, holders of our convertible notes and our strategic partners, including each of our founding companies, Alnylam and Isis, and each of AstraZeneca, GSK and Sanofi, have agreed that for a period of 365 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Substantially all of our other stockholders and optionholders have agreed to similar obligations for a period of 180 days after the date of this prospectus. Subject to certain limitations, approximately 22,880,393 shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail

Risk factors

in the section entitled “Shares eligible for future sale.” In addition, shares issued or issuable upon exercise of options vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Certain holders of our securities are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act, subject to the applicable lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Pursuant to our 2009 Equity Incentive Plan, or the 2009 plan, our management is authorized to grant stock options and other equity-based awards to our employees, directors and consultants. The number of shares available for future grant under the 2009 plan will automatically increase each year by up to 5% of all shares of our capital stock outstanding as of December 31 of the prior calendar year, subject to the ability of our board of directors to take action to reduce the size of the increase in any given year. Currently, we plan to register the increased number of shares available for issuance under the 2009 plan each year. If our board of directors elects to increase the number of shares available for future grant by the maximum amount each year, our stockholders may experience additional dilution, which could cause our stock price to fall.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We have broad discretion in the use of the net proceeds from this offering and the concurrent private placement and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and the concurrent private placement, including for any of the purposes described in the section entitled “Use of proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering and the concurrent private placement, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering and the concurrent private placement in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Risk factors

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three year period, the corporation’s ability to use its pre-change net operating loss carryforwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We believe that, with our initial public offering and other transactions that have occurred over the past three years, we may have triggered an “ownership change” limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management. These provisions include:

➢	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

➢	limiting the removal of directors by the stockholders;

➢	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

➢	eliminating the ability of stockholders to call a special meeting of stockholders; and

➢	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change in control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

➢	the initiation, cost, timing, progress and results of our research and development activities, preclinical studies and future clinical trials;

➢	our ability to obtain and maintain regulatory approval of our future product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product candidate;

➢	our ability to obtain funding for our operations;

➢	our plans to research, develop and commercialize our future product candidates;

➢	our strategic alliance partners’ election to pursue development and commercialization;

➢	our ability to attract collaborators with development, regulatory and commercialization expertise;

➢	our ability to obtain and maintain intellectual property protection for our future product candidates;

➢	the size and growth potential of the markets for our future product candidates, and our ability to serve those markets;

➢	our ability to successfully commercialize our future product candidates;

➢	the rate and degree of market acceptance of our future product candidates;

➢	our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators;

➢	regulatory developments in the United States and foreign countries;

➢	the performance of our third-party suppliers and manufacturers;

➢	the success of competing therapies that are or become available;

➢	the loss of key scientific or management personnel;

➢	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

➢	our use of the proceeds from this offering and the concurrent private placement; and

➢	the accuracy of our estimates regarding expenses, future revenues, capital requirements and need for additional financing.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the heading “Risk factors.” Moreover, we operate in a very

Special note regarding forward-looking statements

competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, do not protect any forward-looking statements that we make in connection with this offering.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of proceeds

We estimate that we will receive net proceeds of approximately $38.6 million (or approximately $44.8 million if the underwriters’ over-allotment option is exercised in full) from the sale of the shares of common stock offered by us in this offering, based on an assumed initial public offering price of $4.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will also receive $25.0 million from the sale by us of shares of our common stock in the concurrent private placement to AstraZeneca, at a price per share equal to the initial public offering price. A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $10.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $3.7 million, assuming the assumed initial public offering price of $4.00 per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering and the concurrent private placement for preclinical and clinical development of our initial microRNA development candidates, for the identification and validation of additional microRNA targets, and for capital expenditures, working capital and other general corporate purposes, including costs and expenses associated with being a public company. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary microRNA businesses, technologies, products or assets. However, we have no current commitments or obligations to do so. We cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above. Accordingly, we will have broad discretion in the use of the net proceeds from this offering and the concurrent private placement and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our stock. Pending their use, we plan to invest the net proceeds from this offering and the concurrent private placement in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments, and our capitalization as of June 30, 2012:

➢	on an actual basis;

➢	on a pro forma basis to reflect:

➢	the conversion of all the outstanding shares of our convertible preferred stock into 13,699,999 shares of our common stock upon completion of this offering;

➢

the conversion of $5.0 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in August 2008 and amended and restated in July 2012 and the conversion of $5.0 million in outstanding principal plus accrued interest underlying a convertible note that we issued in August 2012, which together will automatically convert upon the completion of this offering into an aggregate of 2,687,000 shares of our common stock at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012; and

➢	the filing of our amended and restated certificate of incorporation, which will occur upon the completion of this offering.

➢

on a pro forma as adjusted basis to reflect the sale by us of 11,250,000 shares of our common stock in the offering at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us and the sale by us of 6,250,000 shares of our common stock in the concurrent private placement to AstraZeneca at an assumed initial public offering price of $4.00 per share.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

Capitalization

	As of June 30, 2012
	Actual	Pro forma	Pro forma as adjusted(1)
	(unaudited, in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$27,014	$32,014	$95,699

Accrued interest	$1,126	$378	$378

Long-term debt, including current portion	$10,599	$5,599	$5,599
Convertible preferred stock; $0.001 par value: 27,500,000 shares authorized, 27,399,999 shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	42,691	—	—
Stockholders’ deficit:
Common stock; $0.001 par value: 38,600,000 shares authorized, 243,394 shares issued and outstanding, actual; 38,600,000 shares authorized and 16,630,393 shares issued and outstanding, pro forma; 200,000,000 shares authorized and 34,130,393 shares issued and outstanding, pro forma as adjusted	—	17	34
Additional paid-in capital	1,936	55,358	118,916
Accumulated other comprehensive income (loss)	(33)	(33)	(33)
Accumulated deficit	(47,858)	(47,858)	(47,858)

Total stockholders’ deficit	(45,955)	7,484	71,059

Total capitalization	$7,335	$13,083	$76,658

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease), respectively, the amount of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $10.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

The number of shares of common stock shown as issued and outstanding on a pro forma as adjusted basis in the table is based on the number of shares of our common stock outstanding as of June 30, 2012, and excludes:

➢	3,620,149 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2012 at a weighted average exercise price of $1.06 per share;

➢

2,191,968 shares of common stock reserved for future issuance under the 2012 Plan (including 691,968 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering;

➢	150,000 shares of common stock reserved for issuance under the ESPP, which will become effective upon the closing of this offering; and

➢

the conversion of $5.0 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in February 2010 and amended and restated in July 2012, which will become convertible at the election of the holder for a period of three years following the completion of this offering, into an aggregate of 1,344,500 shares of our common stock at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012.

Dilution

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of June 30, 2012 was approximately $(47.1) million, or $(193.36) per share of common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Net historical tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of June 30, 2012. Our pro forma net tangible book value (deficit) as of June 30, 2012 was $31.4 million, or $1.37 per share of common stock. Pro forma net tangible book value (deficit) gives effect to (i) the conversion of all of our outstanding convertible preferred stock into an aggregate of 13,699,999 shares of our common stock which will occur automatically upon the completion of this offering, (ii) the conversion of $5.0 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in April 2008 and amended and restated on July 2012 and the conversion of $5.0 million in outstanding principal plus accrued interest underlying a convertible note that we issued in August 2012, which together will automatically convert upon the completion of this offering into an aggregate of 2,687,000 shares of our common stock at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012 and (iii) the sale by us in the private placement to AstraZeneca of $25.0 million of our common stock concurrently with the completion of this offering at an assumed initial public offering price of $4.00 per share.

Pro forma as adjusted net book value is our pro forma net tangible book value (deficit), plus the effect of the sale of shares of our common stock in this offering at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.68 per share to our existing stockholders, and an immediate dilution of $1.95 per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$4.00
Historical net tangible book value (deficit) per share as of June 30, 2012	$(193.36)
Pro forma increase in net tangible book value per share as of June 30, 2012 attributable to the conversion of convertible preferred stock and convertible notes and concurrent private placement described in the preceding paragraph	194.73

Pro forma net tangible book value (deficit) per share as of June 30, 2012, before giving effect to this offering	1.37
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	$0.68

Pro forma as adjusted net tangible book value (deficit) per share after this offering		2.05

Dilution per share to new investors participating in this offering		$1.95

Dilution

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $0.43 and $(0.44) per share, respectively, and the dilution per share to investors participating in this offering by approximately $0.57 and $(0.56) per share, respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. Similarly, a one million share increase in the number of shares offered by us, as set forth on the cover of this prospectus, would increase the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $0.05 and decrease the dilution per share to investors participating in this offering by approximately $0.05, assuming the assumed initial public offering price of $4.00 per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. Similarly, a one million share decrease in the number of shares offered by us, as set forth on the cover of this prospectus, would decrease the pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $0.05 and increase the dilution per share to investors participating in this offering by approximately $0.05, assuming the assumed initial public offering price of $4.00 per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

If the underwriters exercise their over-allotment option in full to purchase 1,687,500 additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value per share after this offering would be $2.13 per share and the dilution to new investors purchasing common stock in this offering would be $1.87 per share.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2012, the number of shares purchased or to be purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing stockholders and new investors participating in this offering at an assumed initial public offering price of $4.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table below shows, new investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
Existing stockholders before this offering	22,880,393	67%	$76,102,000	63%	$3.33
Investors participating in this offering	11,250,000	33	45,000,000	37	4.00

Total	34,130,393	100%	$121,102,000	100%

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the total consideration paid by new investors by $11.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

One of our existing stockholders, Sanofi, has indicated an interest in purchasing up to $10.0 million of our common stock in this offering at the public offering price and another of our existing stockholders, Isis Pharmaceuticals, Inc., has indicated an interest in purchasing up to $3.0 million of our common

Dilution

stock in this offering at the public offering price. The number of shares purchased, and the consideration paid by investors participating in this offering as set forth in the table above include any shares that may be purchased and consideration that may be paid by these entities in this offering. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they have indicated or not to purchase any shares in this offering.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering and no exercise of any outstanding options. If the underwriters’ option to purchase additional shares is exercised in full, the percentage of outstanding common stock held by existing stockholders will be reduced to 64% of the total number of shares of common stock to be outstanding upon completion of this offering, and the number of shares of common stock held by investors participating in this offering will be increased to 12,937,500 shares, or 36% of the total number of shares of common stock to be outstanding upon completion of this offering.

The foregoing discussion and tables are based on the number of shares of common stock outstanding as of June 30, 2012, and excludes:

➢	3,620,149 shares of common stock issuable upon the exercise of outstanding stock options under the 2009 plan at a weighted average exercise price of $1.06 per share;

➢

2,191,968 shares of common stock reserved for future issuance under the 2012 Plan (including 691,968 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness), which will become effective upon the closing of this offering;

➢	150,000 shares of common stock reserved for future issuance under the ESPP, which will become effective upon the closing of this offering; and

➢

the conversion of $5.0 million of outstanding principal plus accrued interest underlying an amended and restated convertible note that we issued in February 2010 and amended and restated in July 2012, which will become convertible at the election of the holder for a period of three years following the completion of this offering, into an aggregate of 1,344,500 shares of our common stock at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012.

Effective immediately upon closing of this offering, an aggregate of 2,191,968 shares of our common stock will be reserved for issuance under the 2012 Plan (including 691,968 shares of common stock reserved for issuance under the 2009 Plan, which shares will be added to the shares reserved under the 2012 Plan upon its effectiveness) and the ESPP, and these share reserves will also be subject to automatic annual increases in accordance with the terms of the plans. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

Selected financial data

The following selected financial data should be read together with our financial statements and accompanying notes and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. The selected financial data in this section are not intended to replace our financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

The selected statement of operations data for the years ended December 31, 2010 and 2011 and the selected balance sheet data as of December 31, 2010 and 2011 are derived from our audited financial statements appearing elsewhere in this prospectus. The selected statement of operations data for the six months ended June 30, 2011 and 2012 and the selected balance sheet data as of June 30, 2012 are derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial information in those statements.

	Year ended December 31,		Six months ended June 30,
Statement of operations data	2010	2011	2011	2012
	(in thousands, except share and per share data)
			(unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$6,617	$6,653
Grant revenue	489	22	—	—

Total revenues	8,601	13,789	6,617	6,653
Operating expenses:
Research and development	20,178	17,289	8,948	9,487
General and administrative	3,921	3,637	1,957	1,905

Total operating expenses	24,099	20,926	10,905	11,392

Loss from operations	(15,498)	(7,137)	(4,288)	(4,739)
Other income (expense), net	(91)	(259)	(127)	(130)

Loss before income taxes	(15,589)	(7,396)	(4,415)	(4,869)
Income tax (benefit) expense	(30)	206	127	(22)

Net loss	$(15,559)	$(7,602)	$(4,542)	$(4,847)

Net loss per share, basic and diluted(1)		$(85.82)	$(70.94)	$(23.46)

Shares used to compute basic and diluted net loss per share(1)		88,582	64,024	206,610

Pro forma net loss per share, basic and diluted (unaudited)(2)		$(0.49)		$(0.31)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)(2)		15,184,955		15,333,424

(1)	See Note 1 of our Notes to Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per common share and the number of shares used in the computation of the share and per share data. No share or per share data have been presented for 2010 since we had no common shares outstanding during that year.

(2)	The calculations for the unaudited pro forma net loss per common share, basic and diluted, assume (i) the conversion of all our outstanding shares of convertible preferred stock and (ii) the conversion of $5.0 million in outstanding principal plus $748,000 of accrued interest underlying a convertible note that we issued in April 2008 and restated in July 2012, in each case into shares of our common stock, as if the conversions had occurred at the beginning of the period presented, or the issuance date, if later.

Selected financial data

	As of December 31,		As of June 30,
Balance sheet data	2010	2011	2012
			(unaudited)
	(in thousands)
Cash, cash equivalents and short-term investments	$54,789	$38,144	$27,014
Working capital	40,446	25,816	5,058
Total assets	59,703	42,881	33,187
Long-term debt, including current portion	11,227	10,815	10,599
Convertible preferred stock	42,691	42,691	42,691
Accumulated deficit	(35,409)	(43,011)	(47,858)
Total stockholders’ deficit	(34,695)	(41,494)	(45,955)

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of financial condition and results of operations together with the section entitled “Selected financial data” and our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

OVERVIEW

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies. We are currently optimizing anti-miRs in five distinct programs both independently and with our strategic alliance partners, GlaxoSmithKline plc, or GSK, Sanofi and AstraZeneca AB, or AstraZeneca. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

In April 2008, we entered into a product development and commercialization agreement with GSK. Under the terms of the agreement, we agreed to develop four programs of interest to GSK in the areas of inflammation and immunology and granted GSK an option to obtain an exclusive worldwide license to develop, manufacture and commercialize products in each program. We are responsible for the discovery, optimization and development of anti-miR product candidates in each program through proof-of-concept, defined as the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability, unless GSK chooses to exercise its option at an earlier stage. Upon entering into the agreement, we received an upfront payment of $15.0 million as an option fee, and GSK loaned $5.0 million to us under a convertible note. In connection with the expansion of the alliance to include miR-122 for the treatment of hepatitis C virus infection, or HCV, in February 2010, GSK made an upfront payment to us of $3.0 million and loaned an additional $5.0 million to us pursuant to a second convertible note. We are eligible to receive up to $144.5 million in preclinical, clinical, regulatory and commercialization milestone payments for each of the four microRNA programs under our alliance with GSK. We are also eligible to receive tiered royalties as a percentage of annual sales which can increase up to the low end of the 10 to 20% range. These royalties are subject to reduction upon the expiration of certain patents or introduction of generic competition into the market, or if GSK is required to obtain licenses from third parties to develop or commercialize products under the alliance. Under our strategic alliance with GSK, we earned a $500,000 milestone payment in each of May 2009 and July 2011.

Management’s discussion and analysis of financial condition and results of operations

In June 2010, we entered into a collaboration and license agreement with Sanofi, which we subsequently amended, restated and superseded in July 2012. Under the terms of the agreement, we have agreed to collaborate with Sanofi to develop and commercialize licensed compounds targeting four microRNA alliance targets initially focused in the field of fibrosis and have granted Sanofi an exclusive license to develop and commercialize products under the alliance. The agreement specified that miR-21 would be the first microRNA alliance target in the field of fibrosis. Under the terms of the agreement, we received an upfront payment of $25.0 million, which was allocated to the research programs. In addition, Sanofi purchased $10.0 million of our series B convertible preferred stock. We also received $5.0 million for one year of research and development funding. Subsequently, we received a $5.0 million payment for research and development funding following each of the first and second anniversaries of our entry into the agreement in June 2010. We may be entitled to receive additional annual payments under the agreement to support our work on the research plan. We are also entitled to receive preclinical, clinical, regulatory and commercialization milestone payments of up to $640.0 million in the aggregate for all alliance product candidates. We are also entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of the 10 to 20% range, depending upon the target and the volume of sales.

In August 2012, we entered into a collaboration and license agreement with AstraZeneca. Under the terms of the agreement, we agreed to collaborate with AstraZeneca to identify, research and develop licensed compounds targeting three microRNA alliance targets in the fields of cardiovascular diseases, metabolic diseases and oncology and granted to AstraZeneca an exclusive, worldwide license to thereafter develop, manufacture and commercialize lead compounds designated by AstraZeneca in the course of the collaboration activities against the microRNA alliance targets for all human therapeutic uses. We are responsible for discovery, optimization and development of anti-miR product candidates in each program until the acceptance of an IND or the end of the research term, which extends until the fourth anniversary of the date of the agreement, and may be extended upon mutual written agreement. Following the earlier to occur of the acceptance of an IND in a major market or the end of the research term, AstraZeneca will assume all costs, responsibilities and obligations for further development, manufacture and commercialization of alliance product candidates. Upon entering into the agreement, we became entitled to receive an upfront payment of $3.0 million. We are also entitled to receive preclinical, clinical and commercialization milestone payments of up to $509.0 million in the aggregate for all alliance product candidates. In addition, we are entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of the 10 to 20% range, depending upon the product and the volume of sales, which royalties may be reduced in certain limited circumstances. In connection with the agreement, we entered into a common stock purchase agreement with AstraZeneca, pursuant to which we agreed to sell to AstraZeneca an aggregate of $25.0 million of our common stock concurrently with an initial public offering in which either we receive aggregate gross proceeds of at least $50.0 million or all of our outstanding convertible preferred stock is converted into common stock, at a price per share equal to the price at which we sell our common stock to the public in such initial public offering. In the event we do not complete such an initial public offering on or before March 31, 2013, or if we notify AstraZeneca prior to that date that we are abandoning the initial public offering as not feasible due to the impact of marketing conditions or otherwise, we and AstraZeneca have agreed to negotiate an alternative transaction in which AstraZeneca would commit $25.0 million. If we and AstraZeneca are unsuccessful in negotiating and closing such alternative transaction within a designated period, each of the collaboration and license agreement and the common stock purchase agreement would terminate.

Management’s discussion and analysis of financial condition and results of operations

We have devoted substantial resources to developing our microRNA product platform, protecting and enhancing our intellectual property estate and providing general and administrative support for these activities. We have not generated any revenue from product sales and, to date, have funded our operations primarily through upfront payments from our strategic alliances, the private placement of convertible preferred stock and convertible debt, and government grants. From inception in September 2007 through June 30, 2012, we raised a total of $106.6 million, including:

➢	$56.6 million from upfront payments from our strategic alliances, preclinical milestones, research funding and government grants;

➢	$30.0 million from the sale of equity securities to our founding companies; and

➢	$20.0 million from the sale of equity and convertible debt securities to our strategic alliance partners.

We have incurred losses in each year since our inception in September 2007. Our net losses were approximately $15.6 million and $7.6 million for the years ended December 31, 2010 and 2011, respectively, and $4.8 million for the six months ended June 30, 2012. As of June 30, 2012, we had an accumulated deficit of approximately $47.9 million. Substantially all of our operating losses resulted from expenses incurred in connection with our research programs and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

➢	select our clinical development candidates and initiate clinical trials;

➢	seek regulatory approvals for our product candidates that successfully complete clinical trials;

➢	maintain, expand and protect our intellectual property portfolio;

➢	continue our other research and development efforts;

➢	hire additional clinical, quality control, scientific, operational, financial and management personnel; and

➢	add operational, financial and management information systems.

FINANCIAL OPERATIONS OVERVIEW

Revenues

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants.

In the future, we may generate revenue from a combination of license fees and other upfront payments, research and development payments, milestone payments, product sales and royalties in connection with strategic alliances. We expect that any revenue we generate will fluctuate from quarter-to-quarter as a result of the timing of our achievement of preclinical, clinical, regulatory and commercialization milestones, if at all, the timing and amount of payments relating to such milestones and the extent to which any of our products are approved and successfully commercialized by us or our strategic alliance partners. If our strategic alliance partners do not elect or otherwise agree to fund our development costs pursuant to our strategic alliance agreements, or we or our strategic alliance partners fail to develop product candidates in a timely manner or obtain regulatory approval for them, our ability to generate future revenues, and our results of operations and financial position would be adversely affected.

Management’s discussion and analysis of financial condition and results of operations

Research and development expenses

Research and development expenses consist of costs associated with our research activities, including our drug discovery efforts, the preclinical development of our therapeutic programs, and our microRNA biomarker program. Our research and development expenses include:

➢	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

➢	external research and development expenses incurred under arrangements with third parties, such as contract research organizations, or CROs, consultants and our scientific advisory board;

➢	license and sublicense fees; and

➢

facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory and other supplies.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received.

To date, we have conducted research on many different microRNAs with the goal of understanding how they function and identifying those that might be targets for therapeutic modulation. At any given time we are working on multiple targets, primarily within our five therapeutic areas of focus. Our organization is structured to allow the rapid deployment and shifting of resources to focus on the best targets based on our ongoing research. As a result, in the early phase of our development, our research and development costs are not tied to any specific target. However, we are currently spending the vast majority of our research and development resources on our lead development programs.

Since our inception in January 2009, we have grown from 15 researchers to 33 and have spent a total of $56.0 million in research and development expenses through June 30, 2012.

We expect our research and development expenses to increase for the foreseeable future as we advance our research programs toward the clinic and initiate clinical trials. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. We or our strategic alliance partners may never succeed in achieving marketing approval for any of our product candidates. The probability of success for each product candidate may be affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Under our strategic alliance with GSK, we may be responsible for the development of product candidates through clinical proof-of-concept, depending on the time at which GSK may choose to exercise its option to obtain an exclusive license to develop, manufacture and commercialize product candidates on a program-by-program basis. Under our strategic alliance with Sanofi, we are responsible for the development of product candidates up to initiation of Phase 1 clinical trials, after which time Sanofi would be responsible for the costs of clinical development and commercialization and all related costs. Under our strategic alliance agreement with AstraZeneca, we are responsible for certain research and development activities with respect to each alliance target under a mutually agreed upon research and development plan until the earlier to occur of IND approval in a major market or the end of the research term under the agreement. We also have several independent programs for which we are responsible for all of the research and development costs, unless and until we partner any of these programs in the future.

Most of our product development programs are at an early stage, and successful development of future product candidates from these programs is highly uncertain and may not result in approved products. Completion dates and completion costs can vary significantly for each future product candidate and are difficult to predict. We anticipate we will make determinations as to which programs to pursue and how

Management’s discussion and analysis of financial condition and results of operations much funding to direct to each program on an ongoing basis in response to our ability to maintain or enter into new strategic alliances with respect to each program or potential product candidate, the scientific and clinical success of each future product candidate, as well as ongoing assessments as to each future product candidate’s commercial potential. We will need to raise additional capital and may seek additional strategic alliances in the future in order to advance our various programs.

General and administrative expenses

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, legal, business development and support functions. Other general and administrative expenses include allocated facility-related costs not otherwise included in research and development expenses, travel expenses and professional fees for auditing, tax and legal services. We expect that general and administrative expenses will increase in the future as we expand our operating activities and incur additional costs associated with being a publicly-traded company. These increases will likely include legal fees, accounting fees, directors’ and officers’ liability insurance premiums and fees associated with investor relations.

Other income (expense), net

Other income (expense) consists primarily of interest income and expense, and on occasion income or expense of a non-recurring nature. We earn interest income from interest-bearing accounts and money market funds for cash and cash equivalents and marketable securities, such as interest-bearing bonds, for our short-term investments. Interest expense represents the amounts payable to GSK under the convertible notes and amounts paid under equipment and tenant improvement financing arrangements.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the revenues and expenses incurred during the reported periods. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in the notes to our financial statements appearing at the end of this prospectus, we believe that the following critical accounting policies relating to revenue recognition and stock-based compensation are most important to understanding and evaluating our reported financial results.

Revenue recognition

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants. We recognize revenues when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

As a result, we recognize revenue under government and private agency grants when the expenses are incurred and to the extent funding is approved. Any amounts received in advance of performance are recorded as deferred revenue until earned.

Management’s discussion and analysis of financial condition and results of operations

We entered into strategic alliance agreements under which we have granted to each of our strategic alliance partners an exclusive license or an option to obtain an exclusive license to intellectual property rights for the development and commercialization of microRNA therapeutics of interest to them. The strategic alliance agreements contain multiple elements including non-refundable payments at the inception of the arrangement, license fees, payments based on achievement of specified milestones designated in the strategic alliance agreements, research funding for research and development services, and/or royalties on sales of products resulting from strategic alliance agreements.

Prior to the adoption of the new authoritative guidance on revenue recognition for multiple element arrangements on January 1, 2011, in order for a delivered item to be accounted for separately from other deliverables in a multiple-element arrangement, the following three criteria had to be met: (i) the delivered item had standalone value to the customer, (ii) there was objective and reliable evidence of fair value of the undelivered items and (iii) if the arrangement included a general right of return relative to the delivered item, delivery or performance of the undelivered items was considered probable and substantially in the control of the vendor. For the strategic alliance agreements entered into prior to January 1, 2011, the delivered item did not have stand-alone value. Therefore, we recognized revenue on nonrefundable upfront payments and license fees from these strategic alliance agreements over the period of significant involvement under the related agreements. We periodically review the basis for our estimates of the period of significant involvement, and we may change the estimates if circumstances change. These changes can significantly increase or decrease the amount of revenue recognized.

In January 2011, we adopted new authoritative guidance on revenue recognition for milestone payments related to arrangements under which we have continuing performance obligations. We recognize revenue from milestone payments when earned provided that: (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance and its achievability was not reasonably assured at the inception of the agreement; (ii) we do not have ongoing performance obligations related to the achievement of the milestone; and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; (iv) and the amount of the milestone payment appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as we complete our performance obligations. The adoption of this guidance did not materially change our previous method for recognizing milestone payments.

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. The guidance, which applies to multiple element arrangements entered into or materially modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. Deliverables under the arrangement will be accounted for as separate units of accounting provided: (i) a delivered item has value to the customer on a stand-alone basis; and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The allocation of consideration amongst the deliverables under the arrangement is derived using a “best estimate of selling price” if vendor specific objective evidence and third-party evidence is not available. The adoption of this standard may result in revenue recognition for future agreements or future amendments to existing agreements that is different from our current multiple element arrangements. We did not enter into any significant multiple element arrangements or materially modify

Management’s discussion and analysis of financial condition and results of operations any existing multiple element arrangements during 2011. In June 2012, we modified our strategic alliance agreement with GSK to extend the target selection period for the fourth collaboration target. The changes made to the strategic alliance agreement were considered a modification which resulted in the application of the new authoritative guidance adopted by us in January 2011 on revenue recognition for multiple element arrangements.

Stock-based compensation

We account for stock-based compensation by measuring and recognizing compensation expense for all stock-based payments made to employees and directors based on grant date estimated fair values. We use the accelerated multiple-option approach to allocate compensation cost to reporting periods over each option holder’s requisite service period, which is generally the vesting period. Under the accelerated multiple-option approach, also known as the graded-vesting method, we recognize compensation expense over the requisite service period for each separate vesting tranche of the award as though the award was in substance multiple awards, resulting in more expense being recognized in the earlier vesting period of the options. We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes model. The Black-Scholes model requires the input of subjective assumptions, including the risk-free interest rate, expected dividend yield, expected volatility, expected term and the fair value of the underlying common stock on the date of grant.

The following table summarizes our weighted average assumptions used in the Black-Scholes model:

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
Risk-free interest rate	3.0%	2.3%	2.4%	1.1%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	80.6%	72.9%	72.8%	71.0%
Expected term (in years)	6.1	6.1	6.1	6.1

Risk-free interest rate.    We base the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield.    We base the expected dividend yield assumption on the fact that we have never paid cash dividends and have no present intention to pay cash dividends.

Expected volatility.    The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected term.    The expected term represents the period of time that options are expected to be outstanding. Because we do not have historic exercise behavior, we determine the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period.

If in the future, we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could change significantly. Higher volatility and longer expected lives result in an increase to stock-based compensation expense determined at the date of grant. Stock-based compensation expense affects our research and development expenses and our general and administrative expenses.

Common stock valuation

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. The fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of

Management’s discussion and analysis of financial condition and results of operations directors, with input from management. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from an independent third-party valuation specialist. Our determinations of the fair value of our common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. In addition, our board of directors considered various objective and subjective factors, along with input from management and the independent third-party valuation specialist, to determine the fair value of our common stock, including: external market conditions affecting the biotechnology industry, trends within the broader biotechnology industry and also within the RNA field, the prices at which we sold shares of convertible preferred stock, the superior rights and preferences of the convertible preferred stock relative to our common stock at the time of each grant, our results of operations, our financial position, the status of our research and development efforts, our stage of development, our business strategy and advancement of our microRNA product platform, the lack of an active public market for our common and our convertible preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

The per share estimated fair value of our common stock in the table below represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration the various objective and subjective factors described above, including the conclusions, if applicable, of contemporaneous valuations of our common stock as discussed below.

Subsequent to our initial contemporaneous third-party valuation completed upon our incorporation in 2009, we have utilized third-party valuation specialists to prepare contemporaneous valuations as of June 2010 and December 2011. When considering the various subjective and objective factors noted above, we determined that no major events or other circumstances had occurred between those dates that would cause a significant change in our common stock valuation. The increase in valuation from our incorporation to June 2010 was primarily attributable to our strategic alliance with Sanofi entered into in June 2010, as more fully described in the section entitled “Business—Our Strategic Alliances.” Although no major value-changing operational events occurred between June 2010 and December 2011, we determined it was probable that our common stock valuation had increased based on certain subjective factors that would necessitate a change in our valuation models as we obtained more clarity about our potential liquidity events. Specifically, we considered the increased likelihood of an IPO and other possible liquidity scenarios.

In August 2012, we engaged a third-party valuation firm to prepare a contemporaneous valuation based on the completion of our transactions with AstraZeneca and Biogen Idec and the significantly higher likelihood we would complete an initial public offering in 2012. We have historically obtained a contemporaneous valuation after the completion of significant business transactions.

In connection with our preparation of the unaudited financial statements through the second quarter of 2012, in light of the significant increase in our enterprise value indicated by the August 2012 valuation, we reassessed the fair value of our common stock during 2012 on a retrospective basis for financial reporting purposes. While no significant operational milestones occurred through April 2012, our progress on an initial term sheet related to a transaction with Biogen Idec which ultimately closed in August 2012 and our organizational meeting for our initial public offering that took place in May 2012 were indicators of our increased likelihood of completing our initial public offering and were considered in determining the timing of a valuation inflection point.

Management’s discussion and analysis of financial condition and results of operations

We increased our enterprise value and the probabilities of an initial public offering in 2012 as of August 2012 for the following reasons:

➢

We completed a strategic alliance with AstraZeneca which represents our third strategic alliance in the microRNA field, and received a firm commitment for a substantial investment from AstraZeneca in a private placement to occur concurrent with the closing of this offering.

➢	We completed a biomarker collaboration with Biogen Idec which represents our first deal in this space and supports the possible commercial use of microRNAs as biomarkers.

➢

In conjunction with the biomarker collaboration, Biogen Idec made an investment in us, represented by a convertible note that automatically converts into shares of our common stock at the completion of this offering.

➢	We received indications of interest from two existing strategic alliance partners to purchase shares of our common stock in our initial public offering.

➢	We received an indication of interest from one of our founding companies to purchase shares of our common stock in our initial public offering.

➢

GSK agreed to restate an existing convertible note representing $5.0 million of outstanding principal to provide that it will automatically convert into shares of our common stock at the completion of this offering.

➢

We and GSK agreed to extend the time during which GSK can select a fourth microRNA target under our strategic alliance, which increases the likelihood that we will earn all the milestones contemplated by our strategic alliance.

➢

We determined that the anticipated participation in our initial public offering by our new and existing strategic alliance partners and founding companies may potentially help us attain a stock price consistent with the original price range for this offering.

The events discussed above, when combined, resulted in our determination that the fair value of our common stock upon the completion of our transactions with AstraZeneca and Biogen Idec and prior to an initial public offering was $8.50 per share, an increase of $5.84 from our December 2011 valuation and an increase of $3.18 from our May 2012 internal reassessment.

In August 2012, we and the underwriters for this offering determined an original price range of $10.00 to $12.00, after taking into account a one-for-two reverse stock split of our common stock effected in September 2012. The low end of the original range was $10.00, as compared to $8.50, which represented management’s determination of the estimated fair value as supported by our contemporaneous valuation of our common stock on August 15, 2012.

Once we determined the estimated value of the underlying common stock, we computed the per share estimated fair value for stock option grants based on the Black-Scholes option pricing model.

Management’s discussion and analysis of financial condition and results of operations

The following table summarizes the stock options granted since January 1, 2010:

Grant dates	Number of common shares underlying options granted	Exercise price per common share	Fair value per common share	Intrinsic value per common share
January 1, 2010	314,934	$0.38	$0.38	$—
February 8, 2010	35,250	0.38	0.38	—
February 9, 2010	23,000	0.38	0.38	—
April 15, 2010	11,250	0.38	0.38	—
June 11, 2010	42,600	0.38	0.38	—
January 3, 2011	444,389	1.74	1.74	—
January 18, 2011	89,000	1.74	1.74	—
March 10, 2011	242,500	1.74	1.74	—
April 18, 2011	237,500	1.74	1.74	—
September 1, 2011	4,000	1.74	1.74	—
September 30, 2011	10,000	1.74	1.74	—
October 13, 2011	15,250	1.74	1.74	—
February 9, 2012	167,500	2.66	2.66	—
February 24, 2012	13,750	2.66	2.66	—
April 23, 2012	40,500	2.66	2.66	—
May 17, 2012	37,500	2.66	5.32	2.66
May 31, 2012	302,900	2.66	5.32	2.66

As noted above, our board of directors utilized an independent third-party valuation specialist to prepare valuation reports in accordance with the guidelines in the AICPA Practice Aid. These guidelines prescribe certain valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to common stock, such as the option pricing method, current value method, and probability-weighted expected return method. The enterprise valuation approaches and methodologies used by our third-party valuation specialists are further described below.

Valuation approaches:

The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present.

The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. The following market approaches were utilized in our various valuations:

➢

Guideline public company method – The guideline public company market approach estimates the value of a business by comparing a company to similar publicly-traded companies. When selecting the comparable companies to be used for the market approaches under this method, our third-party valuation specialist focused on companies within the biotechnology industry. The mix of comparable companies was reviewed at each valuation date to assess whether to add or delete companies.

➢

Guideline transaction method – The guideline transaction market approach estimates the value of a business based on valuations from selected mergers and acquisitions transactions for companies with similar characteristics.

The income approach was not utilized since we are projecting losses for the foreseeable future.

Management’s discussion and analysis of financial condition and results of operations

Allocation of enterprise value:

➢

Current value method – Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever would be greater.

➢

Option pricing method – Under the option pricing method, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each class of equity. The values of the preferred and common stock are inferred by analyzing these options.

➢

Probability-weighted expected return method, or PWERM – The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

June 2010 valuation

The common stock valuation was estimated to be $1.74 per share in June 2010. This valuation utilized a combination of the cost approach and market approach to determine our enterprise value and both the option pricing method and current value method to allocate the enterprise value to our common stock. Due to our early stage of development, focus on research and development, our assets consisting primarily of cash and cash equivalents and short-term investments, and our technological developments to date, the cost approach was utilized in addition to the market approach when valuing the company. In the preparation of the June 2010 valuation, we determined to allocate enterprise value based on a 75% weighting of the option pricing method and a 25% weighting of the current value method. The option pricing method utilized the enterprise value determined using the market approach and the current value method utilized the enterprise value determined using the cost approach. This conclusion was based on our belief that the option pricing method was a better reflection of our possible future liquidation scenarios than the current value method, which focuses on historical start-up and development costs allocated based on current liquidation preferences. In addition, we applied a 45% discount to reflect the lack of marketability of our common stock. This discount was based on various restricted stock studies and considers the degree of risk for companies in the biotechnology industry.

December 2011 valuation

The common stock valuation was estimated to be $2.66 per share in December 2011, an increase of $0.92 per share from the third-party valuation in June 2010. As we did not identify any major operational events between June 2010 and December 2011 that would cause a change in our overall enterprise value, we ascribed approximately a 10% increase in the weighted average enterprise value. The key driver in the change in the common stock valuation was our change from a combined current value and option pricing method to the PWERM approach and the assignment of higher probabilities to future liquidity scenarios that would result in the conversion of our convertible preferred stock to common stock.

The December 2011 valuation utilized the guideline public company market approach and guideline transaction market approach to estimate the enterprise value of our company and PWERM to determine the per share common stock value. The change in valuation methodologies was made for purposes of the December 2011 valuation because we believed that there was a higher probability of a liquidity event such as an IPO in the following 12 to 18 months. Our PWERM estimates the common stock value to our stockholders under each of four possible future scenarios: 50% probability of an IPO in late 2012, 35% probability of an IPO in mid-2013, 10% probability of a sale of the company in mid-2013 and 5% probability of liquidation. We applied discounts to reflect the lack of marketability of our common stock

Management’s discussion and analysis of financial condition and results of operations that ranged from 25% to 32% based on option pricing models utilizing the expected time to liquidity in each scenario. The value per share under each scenario was then summed to determine the fair value per share of our common stock. In the liquidation and sale scenarios, the value per share was allocated taking into account the liquidation preferences and participation rights of our convertible preferred stock. The IPO scenarios assume that all outstanding shares of our convertible preferred stock would convert into common stock.

May 2012 reassessment

Our retrospective assessment involved updating the inputs into our valuation model using a methodology that was consistent with our December 2011 valuation. In addition, favorable market conditions in May 2012 for comparable companies to us resulted in a significant increase in the enterprise value utilized in our valuation. We also updated the probabilities related to future liquidation scenarios and reduced certain lack of marketability discounts which were both accretive to our common stock valuation. As a result, we concluded that the fair value of our common stock had increased from $2.66 per share at December 31, 2011 to $5.32 per share beginning in May 2012.

The May 2012 reassessment valuation utilized the guideline public company market approach and guideline transaction market approach to estimate the enterprise value of our company and PWERM to determine the per share common stock value, which was the same methodology we used in December 2011. We changed several inputs in the models based on our retrospective assessment of known events in the May 2012 timeframe and the higher probability of an initial public offering occurring in 2012. We changed the probabilities in our PWERM model under each of four possible future scenarios from our December 2011 valuation: increasing the probability of an initial public offering in late 2012 from 50% to 70%, decreasing the probability of an initial public offering in mid-2013 from 35% to 20%, maintaining the probability of a sale of the company in mid-2013 at 10%, and decreasing the probability of a liquidation from 5% to zero. We decreased the discounts for lack of marketability of our common stock from a range of 25% to 32% in the December 2011 valuation to a range of 13% to 29% in the May 2012 reassessment valuation based on option pricing models utilizing the expected time to liquidity in each scenario. The value per share under each scenario was then summed to determine the fair value per share of our common stock. In the liquidation and sale scenarios, the value per share was allocated taking into account the liquidation preferences and participation rights of our convertible preferred stock. The initial public offering scenarios assume that all outstanding shares of our convertible preferred stock would convert into common stock.

August 2012 valuation

We estimated the value of our common stock to be $8.50 per share in August 2012, an increase of $5.84 per share compared to our common stock valuation in December 2011, and an increase of $3.18 per share from our May 2012 reassessment.

The August 2012 valuation utilized the guideline public company market approach and guideline transaction market approach to estimate the enterprise value of our company and PWERM to determine the per share common stock value which was the same methodology we used in December 2011. We changed several inputs in the models because we believed our enterprise value increased as a result of our recent business transactions and the higher probability we assigned to an initial public offering in the following fiscal quarter. We changed the probabilities in our PWERM model under each of four possible future scenarios from our May 2012 reassessment: increasing the probability of an initial public offering in late 2012 from 70% to 80%, decreasing the probability of an initial public offering in mid-2013 from 20% to 15%, decreasing the probability of a sale of the company in mid-2013 from 10% to 5%, and continuing to assign a zero probability to a liquidation. We applied discounts to reflect the lack of

Management’s discussion and analysis of financial condition and results of operations marketability of our common stock that ranged from 11% to 26% based on option pricing models utilizing the expected time to liquidity in each scenario. The value per share under each scenario was then summed to determine the fair value per share of our common stock. In the liquidation and sale scenarios, the value per share was allocated taking into account the liquidation preferences and participation rights of our convertible preferred stock. The initial public offering scenarios assume that all outstanding shares of our convertible preferred stock would convert into common stock.

There is inherent uncertainty in these forecasts and projections and if we had made different assumptions and estimates than those described above, the amount of our stock-based compensation expense, net loss and net loss per share amounts could have been materially different.

Total stock-based compensation expense included in the statement of operations was allocated as follows (in thousands):

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
			(unaudited)
Research and development	$403	$557	$279	$183
General and administrative	200	268	134	135

Total	$603	$825	$413	$318

At December 31, 2011 and June 30, 2012, we had $566,000 and $1.7 million, respectively, of total unrecognized stock-based compensation expense, related to employee stock options that will be recognized over a weighted average period of 1.30 years and 1.38 years, respectively.

Based on the assumed initial public offering price of $4.00 per share, the intrinsic value of stock options outstanding as of June 30, 2012 would be $10.6 million, of which $7.0 million and $3.6 million would have been related to stock options that were vested and unvested, respectively, at that date.

We expect to continue to grant stock options in the future, and to the extent that we do, our actual stock-based compensation expense recognized in future periods will likely increase.

NET OPERATING LOSS CARRYFORWARDS

As of December 31, 2011, we had federal and California tax net operating loss carryforwards of $1.7 million and $11.9 million, respectively, which begin to expire in 2031. As of December 31, 2011, we also had federal and California research and development tax credit carryforwards of $1.3 million and $500,000, respectively. The federal research and development tax credit carryforwards will begin to expire in 2029. The California research and development tax credit carryforwards are available indefinitely.

Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of our net operating losses and credits before we can use them. We have recorded a valuation allowance for the full amount of the portion of the deferred tax asset related to our net operating loss and research and development tax credit carryforwards.

JOBS ACT

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the

Management’s discussion and analysis of financial condition and results of operations

Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

RESULTS OF OPERATIONS

Comparison of the six months ended June 30, 2011 and 2012

The following table summarizes the results of our operations for the six months ended June 30, 2011 and 2012, together with the changes in those items in dollars (in thousands):

	Six months ended June 30,		Change 2012 vs. 2011
	2011	2012	Increase/(Decrease)
	(unaudited)
Revenue under strategic alliances	$6,617	$6,653	$36
Research and development expenses	8,948	9,487	539
General and administrative expenses	1,957	1,905	(52)
Other income (expense), net	(127)	(130)	3
Income tax expense (benefit)	127	(22)	149

Revenue.    We recognized revenue of $6.6 million in the six months ended June 30, 2011 and $6.7 million in the same period in 2012. Our revenue consisted of amortization of upfront payments received from GSK and Sanofi. The total amortization for each period in 2011 and 2012 was $1.6 million for GSK and $5.0 million for Sanofi.

Research and development expenses.    Research and development expenses were $8.9 million in the six months ended June 30, 2011 and $9.5 million for the same period in 2012. The increase of $539,000 is primarily related to a $187,000 increase in payroll and related benefits, a $346,000 increase in laboratory supplies and a $189,000 increase in external services to advance our preclinical programs, offset by a $214,000 decrease in in-licensing fees.

General and administrative expenses.    General and administrative expenses were $1.9 million in the six months ended June 30, 2011 and $1.9 million for the same period in 2012. The decrease of $52,000 is primarily related to a reduction in support services received from Isis.

Comparison of the year ended December 31, 2010 and 2011

The following table summarizes the results of our operations for the years ended December 31, 2010 and 2011, together with the changes in those items in dollars (in thousands):

	Year ended December 31,		Change 2011 vs. 2010
	2010	2011	Increase/(Decrease)
Revenue under strategic alliances and grants	$8,601	$13,789	$5,188
Research and development expenses	20,178	17,289	(2,889)
General and administrative expenses	3,921	3,637	(284)
Other income (expense), net	(91)	(259)	168
Income tax (benefit) expense	(30)	206	236

Revenue.    We recognized revenue of $8.6 million for the year ended December 31, 2010 and $13.8 million for the year ended December 31, 2011. We amortize our upfront payments monthly on a straight-line basis over the period of performance. As a result, in 2010, we amortized six months and ten

Management’s discussion and analysis of financial condition and results of operations months of upfront payments from Sanofi and GSK, respectively. Total revenue recognized from Sanofi was $5.0 million and $10.0 million for the years ended December 31, 2010 and 2011, respectively. Total revenue recognized from GSK was $3.1 million and $3.2 million for the years ended December 31, 2010 and 2011, respectively. In November 2010, we were awarded $489,000 from the United States Department of Treasury for two projects qualifying under the Qualifying Therapeutic Discovery Project Program to support research with the potential to produce new therapies. These awards represent a one-time payment to us, and we do not anticipate any additional funding in the future under the Qualifying Therapeutic Discovery Project Program. In July 2011, we earned a $500,000 milestone payment under our strategic alliance agreement with GSK.

Research and development expenses.    Research and development expenses were $20.2 million for the year ended December 31, 2010 and $17.3 million for the year ended December 31, 2011. The decrease of $2.9 million is primarily related to a $3.8 million reduction in sublicense fees paid to Alnylam and Isis in 2010 for our Sanofi strategic alliance and a $296,000 reduction in external services, offset by an increase of $1.1 million in payroll and related benefits.

General and administrative expenses.    General and administrative expenses were $3.9 million for the year ended December 31, 2010 and $3.6 million for the year ended December 31, 2011. The decrease of $284,000 is primarily related to a $312,000 reduction in annual performance bonuses, a $279,000 reduction in support services received from Isis and a $264,000 reduction in expenses incurred to secure our strategic alliance with Sanofi, offset by an increase in payroll and related benefits of $541,000.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception and through June 30, 2012, we have raised $106.6 million to fund our operations primarily through upfront payments, research funding and preclinical milestones from our strategic alliances, from government grants and from the sale of equity and convertible debt securities. Through June 30, 2012, we have received $56.6 million in upfront payments, research funding and preclinical milestones from our strategic alliances with GSK and Sanofi and government grants, and $50.0 million from the sale of equity and convertible debt securities. In July 2012, we received $5.0 million in research and development funding from Sanofi pursuant to our strategic alliance agreement. In August 2012, we received $5.0 million in proceeds from the issuance of a convertible note to Biogen Idec.

As of June 30, 2012, we had approximately $27.0 million in cash and cash equivalents and short-term investments. The following table shows a summary of our cash flows for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012:

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
			(unaudited)
	(in thousands)
Net cash provided by (used in):
Operating activities	$12,307	$(15,063)	$(11,428)	$(9,797)
Investing activities	(21,960)	3,324	5,221	5,842
Financing activities	14,693	(354)	(170)	(292)

Total	$5,040	$(12,093)	$(6,377)	$(4,247)

Operating activities.    Net cash used in operating activities was $11.4 million for the six months ended June 30, 2011, compared to net cash used in operating activities of $9.8 million for the same period in 2012. The primary driver of the use of cash was amortization of deferred revenue relating to payments received under our strategic alliances of $6.6 million and $6.4 million for the six months ended June 30, 2011 and 2012, respectively. In addition, during the first quarter of 2011 we paid down our year-end

Management’s discussion and analysis of financial condition and results of operations accruals related to CROs, and year-end management bonuses earned in 2010. The decrease in cash used from operating activities of $1.6 million between the six months ended 2011 and 2012 was the result of lower payments made on our accounts payables and accrued payroll, which includes prior year bonuses, during the first quarter of 2012.

Net cash provided by operating activities was $12.3 million for the year ended December 31, 2010, compared to net cash used in operating activities of $15.1 million for the year ended December 31, 2011. The change between years was primarily driven by the receipt of $33.0 million in upfront payments from our strategic alliances with GSK and Sanofi in 2010. In addition, our net loss for 2010 was significantly higher than 2011, the result of recognizing less revenue and incurring higher research and development expenses in 2010.

Investing activities.    Net cash used in or provided by investing activities for periods presented primarily relate to the purchase, sale and maturity of investments used to fund the day-to-day needs of our business. In 2010, we had significantly more purchases of short-term investments than in subsequent periods, as a result of the funds provided by the Sanofi strategic alliance which we invested in short-term investments.

Financing activities.    Net cash used in financing activities was $170,000 for the six months ended June 30, 2011, compared to $292,000 for the same period in 2012, both of which represented principal payments on our equipment financing obligations offset by payments received from the exercise of common stock options.

Net cash provided by financing activities was $14.7 million for the year ended December 31, 2010 compared to cash used in financing activities of $354,000 for the year ended December 31, 2011. In 2010, we raised a total of $15.0 million through the issuance of a $5.0 million convertible note to GSK and the issuance of $10.0 million of series B convertible preferred stock to Sanofi.

We believe that our existing cash and cash equivalents and short-term investments as of June 30, 2012, along with the estimated net proceeds from this offering and the concurrent private placement, will be sufficient to meet our anticipated cash requirements through at least the end of 2015. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially.

Our future capital requirements are difficult to forecast and will depend on many factors, including:

➢	the achievement of milestones under our strategic alliance agreements with GSK, Sanofi and AstraZeneca;

➢	the terms and timing of any other strategic alliance, licensing and other arrangements that we may establish;

➢	the initiation, progress, timing and completion of preclinical studies and clinical trials for our potential product candidates;

➢	the number and characteristics of product candidates that we pursue;

➢	the progress, costs and results of our clinical trials;

➢	the outcome, timing and cost of regulatory approvals;

➢	delays that may be caused by changing regulatory requirements;

➢	the cost and timing of hiring new employees to support our continued growth;

➢	the costs involved in filing and prosecuting patent applications and enforcing and defending patent claims;

Management’s discussion and analysis of financial condition and results of operations

➢	the costs and timing of procuring clinical and commercial supplies of our product candidates;

➢	the costs and timing of establishing sales, marketing and distribution capabilities; and

➢	the extent to which we acquire or invest in businesses, products or technologies.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following is a summary of our long-term contractual obligations as of December 31, 2011 (in thousands):

	Payments due by period
	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 years
Operating lease obligation relating to facility(1)	$3,445	$483	$1,159	$1,417	$386
Principal under convertible notes payable, excluding accrued interest(2)	10,000	—	10,000	—	—
Equipment financing obligation, including interest(3)	304	304	—	—	—
Tenant improvement obligation, including interest(4)	619	113	225	225	56

Total	$14,368	$900	$11,384	$1,642	$442

(1)	We lease 21,834 square feet for office and laboratory space in La Jolla, California under an operating lease that expires in June 2017.

(2)	In April 2008, we issued a three-year convertible note to GSK in exchange for $5.0 million. In February 2010, we issued an additional three-year convertible note for $5.0 million. In January 2011, we and GSK amended the due date of the first convertible note payable to February 2013, which aligned the terms with those of the second note. Both convertible notes were amended and restated in July 2012. Both convertible notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at June 30, 2012, was 3.25%. We have not, and are under no obligation to, make periodic interest payments on either note, as a result interest is not included in the table above. Aggregate accrued interest as of June 30, 2012 was $1.1 million. Upon the completion of this offering, the principal and accrued interest under the first note will automatically convert into shares of our common stock and the second note will be amended and restated into a new convertible note with an adjusted face amount equal to the principal and accrued interest outstanding under the second note as of the completion of this offering, which new note will mature on the third anniversary of the completion of this offering. The notes are guaranteed by Alnylam and Isis until the consummation of a qualifying initial public offering of our common stock. In the event the notes do not convert or are not repaid by February 2013, we are obligated to repay the notes in cash on such date or we, Alnylam and Isis may elect to repay the notes with registered or unregistered shares of common stock of Alnylam and/or Isis.

(3)	In September 2009, we entered into a $1.0 million credit facility to finance the purchase of lab equipment. The loan under this credit facility is secured by the assets financed under this obligation and is being repaid over 36 equal monthly installments. The interest rate is fixed at 5.9%.

(4)	In conjunction with our lease, we were provided a tenant improvement allowance of $631,000, which was used to fund additional leasehold improvements. We are obligated to repay our landlord the tenant improvement allowance, plus interest at a fixed rate of 6.5%, on a monthly basis over the seven-year term of the lease.

LICENSE AGREEMENTS

Prior to 2011, our access to the Tuschl 3 patents was derived from agreements between Max-Planck-Innovation GmbH, or Max-Planck, and our founding companies, Alnylam and Isis, for exclusive use in microRNA therapeutics. In April 2011, we entered into a direct, co-exclusive license with Max-Planck. The license provides to us, Alnylam and Isis, co-exclusively, access to the Tuschl 3 patents for therapeutic use. We will be required to make payments based upon the initiation of clinical trials and/or product approval milestones totaling up to $1.6 million for each licensed product reaching such clinical stage. In addition to milestone payments, we will be required to pay royalties of a percentage of cumulative annual net sales of a

Management’s discussion and analysis of financial condition and results of operations licensed product commercialized by us or one of our strategic alliance partners. The percentage is in the low single digits, with the exact percentage depending upon whether the licensed product incorporates intellectual property covered by a Tuschl 3 patent that is still subject to a pending application or, alternatively an issued patent, and also upon the volume of annual sales. Reduction in the royalties paid to Max-Planck is made for any third party payments also required to be made with a minimum floor in the low single digits.

In June 2009, we entered into a co-exclusive license for use of the Tuschl 3 patents for diagnostic purposes with Max-Planck. Under the terms of the license, we made an aggregate initial payment to Max-Planck of €175,000 in three installments together with interest, with €75,000 paid in June 2009 and €50,000 plus interest paid in each of June 2010 and December 2010. In addition, we made annual maintenance payments of €10,000 in 2011 and €20,000 in 2012 and will make an increased annual maintenance payment commencing in 2013 and thereafter during the term of the agreement. In addition to maintenance payments, we will be required to pay royalties of a percentage of net sales of licensed products. The percentage is in the mid-single digits in the event we market the product and low double digits in the event we sell the product through a distributor. The royalties payable to Max-Planck are reduced by the royalties payable to third parties but only if aggregate royalties payable to Max-Planck and third parties exceed a percentage in the mid-10 to 20% range.

In May 2010, we exclusively licensed patent rights from Julius-Maximilians-Universität Würzburg and Bayerische Patent Allianz GmBH, which we collectively refer to herein as the University of Würzburg, which rights encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis. As a license issuance fee, we paid the University of Würzburg €300,000. In addition, upon commercialization of a product, we will pay to the University of Würzburg a percentage of net sales as a royalty. This royalty is in the low single digits and is reduced upon expiration of all patent claims covering the product. We also paid the University of Würzburg a partnership bonus of €200,000 upon entering into our strategic alliance agreement with Sanofi. Under the agreement, beginning January 1, 2020 and ending on the date we receive NDA approval for a licensed product, we will accrue a minimum royalty obligation of €150,000 per year, which will become payable upon approval of an NDA for a licensed product. After approval of an NDA for a licensed product, we will pay the University of Würzburg an annual minimum royalty, which increases in the five years following approval up to a maximum of €3.0 million per year. The minimum royalties are creditable against actual royalties due and payable for the same calendar year.

In August 2005, Alnylam and Isis entered into a co-exclusive license agreement with Stanford University, or Stanford, relating to its patent applications claiming the use of miR-122 to reduce the replication of HCV. Upon our formation, we received access to the Stanford technology as an affiliate of Alnylam and Isis. In July 2009, Isis assigned its rights and obligations under the license agreement to us. We are permitted to sublicense our rights under the agreement in connection with a bona fide partnership seeking to research and/or develop products under a jointly prepared research plan and which also includes a license to our intellectual property or in association with providing services to a sublicensee. In the event we receive an upfront payment in connection with a sublicense, we are obligated to pay to Stanford a one-time payment, the amount of which will vary depending upon the size of upfront payment we receive. We must also make an annual license maintenance payment during the term of the agreement. The maintenance payments are creditable against royalty payments made in the same year. We will be required to pay milestones for an exclusively licensed product which will be payable upon achievement of specified regulatory and clinical milestones in an aggregate amount of up to $400,000. Milestones for a non-exclusively licensed product will be payable upon achievement of the same milestones in an aggregate amount of up to $200,000. Upon commercialization of a product, we will be required to pay to Stanford a percentage of net sales as a royalty. This percentage is in the low single digits. The payment will be reduced by other payments we are required to make to third parties until a minimum royalty has been reached.

Management’s discussion and analysis of financial condition and results of operations

In March 2011, we entered into an exclusive license with NYU related to our miR-33 program. Under the terms of the agreement, we paid to NYU an upfront payment of $25,000. An equal additional payment will be required upon issuance of a patent containing a claim of treating or preventing disease. We will be required to make payments to NYU upon achievement of specified clinical and regulatory milestones of up to an aggregate of $925,000. These milestone payments will only be made after issuance of a therapeutic claim under the NYU patent applications. We are also required to pay royalties of a percentage of net sales for any product sold by us or a strategic alliance partner. The royalty rate is in the low single digits and is reduced down to a minimum floor in the event we are required to pay royalties to a third party. In the event we sublicense the NYU patents, NYU is also entitled to receive a percentage of the sublicense income received by us. The percentage payable depends upon the development stage of the program when the sublicense is completed with the highest percentage paid with submission of the first IND. The percentage thereafter declines until completion of the first Phase 2 clinical trial.

We enter into contracts in the normal course of business with contract research organizations for preclinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as defined by applicable SEC regulations) that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

RELATED PARTY TRANSACTIONS

For a description of our related party transactions, see “Certain relationships and related party transactions” beginning on page 133.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The primary objectives of our investment activities are to ensure liquidity and to preserve principal while at the same time maximizing the income we receive from our marketable securities without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the marketable securities to fluctuate. To minimize the risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and corporate obligations. Because of the short-term maturities of our cash equivalents and marketable securities, we do not believe that an increase in market rates would have any significant impact on the realized value of our marketable securities.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements, consisting of a statement of income followed by a separate statement presenting OCI. This standard is required to be applied retrospectively for interim and annual periods beginning after December 15, 2011. We adopted this standard as of January 1, 2012 and the retrospective application did not have a material impact on our financial statements.

Business

OVERVIEW

Our business

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. microRNAs are recently discovered, naturally occurring ribonucleic acid, or RNA, molecules that play a critical role in regulating key biological pathways. Scientific research has shown that the improper balance, or dysregulation, of microRNAs is directly linked to many diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state. We believe microRNAs may be transformative in the field of drug discovery and that anti-miRs may become a new and major class of drugs with broad therapeutic application much like small molecules, biologics and monoclonal antibodies. We are currently optimizing anti-miRs in five distinct programs, both independently and with our strategic alliance partners, AstraZeneca AB, or AstraZeneca, GlaxoSmithKline plc, or GSK, and Sanofi. We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or FDA, in 2014.

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins, but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. By interacting with many messenger RNAs, a single microRNA can regulate several genes that are instrumental for the normal function of a biological pathway. More than 500 microRNAs have been identified to date in humans, each of which is believed to interact with a specific set of genes that control key aspects of cell biology. Since most diseases are multi-factorial and involve multiple targets in a pathway, the ability to modulate gene networks by targeting a single microRNA provides a new therapeutic approach for treating complex diseases.

We were formed in 2007 when Alnylam Pharmaceuticals, Inc., or Alnylam, and Isis Pharmaceuticals, Inc., or Isis, contributed significant intellectual property, know-how and financial and human capital to pursue the development of drugs targeting microRNAs. This provided the foundation for our leadership position in the microRNA field and, since then, we have leveraged their RNA-based discovery and development expertise, established over more than 20 years, to build our own proprietary microRNA product platform that combines a deep understanding of biology with innovative chemistries and disciplined processes.

We are developing single-stranded oligonucleotides, which are chemically synthesized chains of nucleotides, that are mirror images of specific target microRNAs. We incorporate proprietary chemical modifications to enhance drug properties such as potency, stability and tissue distribution. We refer to these chemically modified oligonucleotides as anti-miRs. Each anti-miR is designed to bind with and inhibit a specific microRNA target that is up-regulated, or overproduced, in a cell and that is involved in the disease state. In binding to the microRNA, anti-miRs correct the dysregulation and return diseased cells to their healthy state. We have demonstrated therapeutic benefits of our anti-miRs in at least 20 different preclinical models of human diseases.

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We have identified and validated several microRNA targets across a number of disease categories and are working independently and with our strategic alliance partners to optimize anti-miR development candidates. We expect that anti-miR development candidates will be easily formulated in saline solution and administered systemically or locally depending on the therapeutic indication. Our five distinct therapeutic development programs are shown in the table below:

microRNA target	anti-miR program	Commercial rights
miR-21	Hepatocellular carcinoma	Sanofi
miR-21	Kidney fibrosis	Sanofi
miR-122	Hepatitis C virus infection	GlaxoSmithKline
miR-33	Atherosclerosis	AstraZeneca
miR-10b	Glioblastoma	Regulus

We anticipate that we will nominate at least two clinical development candidates within the next 12 months and file our first INDs in 2014.

One aspect of our strategy is to pursue a balanced approach between product candidates that we develop ourselves and those that we develop with partners. We intend to focus our own resources on proprietary product opportunities in therapeutic areas where development and commercialization are appropriate for our size and financial resources, which we anticipate will include niche indications and orphan diseases, of which our miR-10b program for glioblastoma is one example. In therapeutic areas where costs are more significant, development timelines are longer or markets are too large for our capabilities, we will seek to secure partners with requisite expertise and resources.

Our approach has been validated to date by the following strategic alliances with large pharmaceutical companies:

➢

In April 2008, we formed a strategic alliance with GSK to discover and develop microRNA therapeutics for immuno-inflammatory diseases. In February 2010, we and GSK expanded the alliance to include potential microRNA therapeutics for the treatment of hepatitis C virus infection, or HCV.

➢

In June 2010, we formed a strategic alliance with Sanofi to discover and develop microRNA therapeutics for fibrotic diseases. In July 2012, we expanded the alliance to include potential microRNA therapeutics in oncology.

➢	In August 2012, we formed a strategic alliance with AstraZeneca to discover and develop microRNA therapeutics for cardiovascular diseases, metabolic diseases and oncology.

Under our existing strategic alliances with AstraZeneca, GSK and Sanofi, we are eligible to receive up to approximately $1.7 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eight programs contemplated by our agreements. These payments include up to $106.5 million upon achievement of preclinical and IND milestones, up to $350.0 million upon achievement of clinical development milestones, up to $420.0 million upon achievement of regulatory milestones and up to $850.0 million upon achievement of commercialization milestones.

Our leadership

Our executive team has more than 50 years of collective experience leading the discovery and development of innovative therapeutics, including significant operational and financial experience with emerging biotechnology companies, which we believe is the ideal combination of talent to execute our strategy. In addition, our experienced board of directors, which includes representatives of our founding companies, Alnylam and Isis, provides significant support and guidance in all aspects of our business.

Business

Our executive officers are:

➢

Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer, is an entrepreneur who has been involved in founding several companies, including Anadys Pharmaceuticals, Inc. (acquired by F. Hoffman-La Roche Inc. in 2011), which he started as President and Chief Executive Officer.

➢

Garry E. Menzel, Ph.D., our Chief Operating Officer, is an accomplished strategy, finance and operations executive who previously served in global leadership roles as a Managing Director in the healthcare investment banking groups at The Goldman Sachs Group, Inc. and Credit Suisse AG and as a strategy consultant for Bain & Company, Inc.

➢

Neil W. Gibson, Ph.D., our Chief Scientific Officer, is a leading scientist focused on cancer research and drug development who previously served as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc. and as Chief Scientific Officer of OSI Pharmaceuticals, Inc. He was involved in the development of several commercial cancer drugs including Xalkori® (crizotinib), Nexavar® (sorafenib) and Tarceva® (erlotinib).

Our executive team and board of directors are supported by our scientific advisory board members, who are renowned pioneers in the microRNA field:

➢

David Baltimore, Ph.D., Chairman of our scientific advisory board and Professor of Biology at the California Institute of Technology, received the Nobel Prize in 1975 and is highly regarded as a pioneer in virology and immunology, with his current research investigating the role of microRNAs in immunity. Dr. Baltimore is also a member of our board of directors.

➢

David Bartel, Ph.D., Professor of Biology at the Massachusetts Institute of Technology and the Whitehead Institute for Biomedical Research and an investigator at the Howard Hughes Medical Institute, studies microRNA genomics, target recognition and regulatory functions.

➢

Gregory Hannon, Ph.D., Professor at the Cold Spring Harbor Laboratory and an investigator at the Howard Hughes Medical Institute, has identified and characterized many of the major biogenesis and effector complexes for microRNA biology.

➢	Markus Stoffel, M.D., Ph.D., Professor of Metabolic Diseases at the Swiss Federal Institute of Technology, is focused on microRNA research and the regulation of glucose and lipid metabolism.

➢

Thomas Tuschl, Ph.D., Professor and Head of the Laboratory for RNA Molecular Biology at the Rockefeller University and an investigator at the Howard Hughes Medical Institute, discovered many of the mammalian microRNA genes and has developed methods for characterization of small RNAs.

➢

Phillip Zamore, Ph.D., Gretchen Stone Cook Chair of Biomedical Sciences, Co-Director at the RNA Therapeutics Institute, Professor of Biochemistry at the University of Massachusetts Medical School and an investigator at the Howard Hughes Medical Institute, studies RNA interference and microRNA pathways.

THE POTENTIAL OF microRNA BIOLOGY

RNA plays an essential role in the process used by cells to encode and translate genetic information from DNA to proteins. RNA is comprised of subunits called nucleotides and is synthesized from a DNA template by a process known as transcription. Transcription generates different types of RNA, including messenger RNAs that carry the information for proteins in the sequence of their nucleotides. In contrast, microRNAs are small RNAs that do not code for proteins, but rather are responsible for regulating gene expression by affecting the translation of target messenger RNAs. This is achieved when the microRNA

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binds with its messenger RNA targets and blocks cell machinery, called ribosomes, from translating them into proteins, as shown below.

Step 1. microRNAs are transcribed from DNA in the nucleus and exported to the cytoplasm.

Step 2. In the cytoplasm, microRNAs associate with the RNA-induced silencing complex, or RISC.

Step 3. The microRNA in RISC targets specific messenger RNAs.

Step 4. The microRNA interaction with its target messenger RNAs blocks translation into proteins.

RNA therapeutics are drugs designed to specifically target RNA. The field of RNA therapeutics consists of various technologies including antisense therapeutics, RNAi therapeutics and microRNA therapeutics:

Antisense therapeutics — Antisense therapeutics are small oligonucleotides that target RNA through hybridization, a specific type of binding, and modulate the function of the targeted RNA. There are at least 12 known antisense mechanisms that can be exploited once an antisense drug binds to its target RNA. One of our founding companies, Isis, is leading the discovery and development of antisense therapeutics with 25 drugs currently in development, the first of which, KYNAMRO™, is the subject of an NDA, which Isis and Genzyme Corporation, a subsidiary of Sanofi, filed with the FDA in May 2012. The majority of Isis’ antisense drugs in development bind to the specific RNAs of a particular gene, and ultimately inhibit or alter the expression of the protein encoded in the target gene.

RNAi therapeutics — RNAi therapeutics are RNA-like oligonucleotides that harness RNAi, a powerful and natural biologic mechanism that was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi therapeutics are rationally designed to silence disease causing genes. The molecule that mediates RNAi, small interfering RNA, or siRNA, binds with a cellular complex known as the RNA-induced silencing complex, or RISC. The siRNA within RISC is processed into single-stranded RNA that targets a specific messenger RNA and promotes its degradation through cleavage. In this way, RNAi therapeutics can be used to target specific disease causing genes. One of our founding companies, Alnylam, has shown human proof-of-concept in clinical trials with multiple RNAi drug candidates.

microRNA therapeutics — microRNA therapeutics are single- or double-stranded RNA-like oligonucleotides that are chemically modified and target specific microRNAs. Single-stranded microRNA therapeutics, or anti-miRs, are designed to bind and inhibit specific microRNAs that have been up-regulated in diseases as shown in the figure below. Double-stranded microRNA therapeutics, or miR-mimics, are designed to replace the activity of specific microRNAs that have been down-regulated in disease. In this way, microRNA therapeutics can be used to modulate specific microRNA targets and regulate entire biological pathways.

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Step 1. microRNA expression is up-regulated in disease such that a specific microRNA is produced in excess amounts.

Step 2. The up-regulated microRNA targets messenger RNAs, resulting in lower levels of key proteins.

Step 3. The anti-miR therapeutic is delivered to the diseased cell and binds to the up-regulated microRNA, resulting in the elimination of excess microRNA.

Step 4. Use of the anti-miR therapeutic therefore restores the normal function of microRNA biology in the cell and corrects the disease.

microRNA THERAPEUTICS AS A NEW CLASS OF DRUGS

We believe that microRNA therapeutics have the potential to become a new and major class of drugs with broad therapeutic application. There are several reasons why microRNA therapeutics have transformative potential, some of which are listed below.

microRNAs represent a new drug target space — microRNAs are a recent discovery in biology and, up until now, have not been a focus of pharmaceutical research. Traditional drug classes cannot be used to target microRNAs because they are typically designed to bind and inhibit proteins, not RNA molecules. microRNA therapeutics provide the capability to very specifically modulate microRNAs and allow access to this new target space.

microRNAs are dysregulated in a broad range of diseases — microRNAs play a critical role in regulating biological pathways by controlling the translation of many target genes. More than 500 microRNAs have been identified to date in humans, each of which are believed to interact with a specific set of genes that control key aspects of cell biology. Thus the improper balance, or dysregulation, of microRNAs has been directly linked to numerous diseases, including cancer, diabetes, congestive heart failure, viral infections and macular degeneration.

microRNA therapeutics target entire disease pathways — microRNAs are naturally occurring molecules that have evolved to regulate gene networks responsible for entire biological pathways. Because of this unique attribute, the use of microRNA therapeutics may allow for more effective treatment of complex multi-factorial diseases in which the entire disease pathway can be addressed.

microRNA therapeutics can be produced with efficient rational design — Traditional drug classes, like small molecules, usually require screening of thousands of potential compounds to identify prospective leads. Given that microRNAs are a short sequence of nucleotides and that the corresponding sequence of the mirror image anti-miR is also known, microRNA therapeutics allow for a more efficient rational drug design process.

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microRNA therapeutics may be synergistic with other therapies — Because of their completely different mechanisms of action, microRNA therapeutics and traditional drugs can be synergistic. In certain fields, such as cancer and infectious diseases, physicians typically treat patients with combinations of drugs that have different mechanisms in the hope that there will be complementary activity.

OUR microRNA PRODUCT PLATFORM

We are the leading company in the field of microRNA therapeutics dedicated to pioneering a new paradigm in treating serious diseases. We believe we have assembled the leading position in the microRNA field, including expertise in microRNA biology and oligonucleotide chemistry, broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. We refer to these assets as our microRNA product platform. Backed by our founding companies, Alnylam and Isis, we are uniquely positioned to leverage oligonucleotide technologies that have been proven in clinical trials. Central to achieving our goals is the know-how that we have accumulated in oligonucleotide design and how the specific chemistries behave in the clinical setting.

We view the following as providing a competitive advantage for our microRNA product platform:

➢	a mature platform selectively producing multiple development candidates advancing to the clinic;

➢	scientific advisors who are pioneers in the microRNA field, including the first researcher to discover microRNAs in humans;

➢	access to proven RNA therapeutic technologies through our founding companies, as well as over 900 patents and patent applications relating to oligonucleotide technologies;

➢	a leading microRNA intellectual property estate with access to over 150 microRNA patents and patent applications covering compositions and therapeutic uses;

➢	development expertise and financial resources provided by our three major strategic alliances with AstraZeneca, GSK and Sanofi; and

➢	over 30 academic collaborations that help us identify new microRNA targets and support our early stage discovery efforts.

The disciplined approach we take to the discovery and development of microRNA therapeutics is as important as the assets assembled to execute on our plans. Beginning with how we evaluate a therapeutic opportunity and followed by the identification of a specific microRNA target, its validation and optimization of the development candidates that will go into clinical trials, each is the subject of proprietary standards and rules that increase our probability of technical success. Our disciplined approach is based on the following four steps:

Step 1 - Evaluation of microRNA therapeutic opportunities

The initiation of our microRNA discovery and development efforts is based on rigorous scientific and business criteria, including:

➢	existence of significant scientific evidence to support the role of a specific microRNA in a disease;

➢	availability of predictive preclinical disease models to test our microRNA development candidates;

➢	ability to effectively deliver anti-miRs to the diseased cells or tissues; and

➢	existence of a reasonable unmet medical need and commercial opportunity.

The advantage of our evaluation criteria is that they can be applied to a broad range of microRNA targets, allowing us to generate a focused portfolio of discovery programs that we believe have a high probability of clinical and commercial success.

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Once we have decided to initiate a new program, we use a disciplined approach to identify novel microRNA targets, validate such novel microRNA targets and use our proprietary methodologies to optimize lead microRNA development candidates for IND-enabling studies and subsequent clinical development.

Step 2 - Identification of microRNA targets

We have developed a significant understanding and know-how of human microRNA biology and the biological pathways that are regulated by microRNAs. We identify microRNA targets through bioinformatic analysis of public and proprietary microRNA expression profiling data sets from samples of diseased human tissues. The analysis of such data sets can immediately highlight a potential role for specific microRNAs in the diseases being studied. Further investigation of animal models that are predictive of human diseases in which those same microRNAs are also dysregulated provides additional data to support a new program. We have applied this strategy successfully in our existing programs and we believe that this approach will continue to help us identify clinically relevant microRNA targets.

Step 3 - Validation of microRNA targets

Our validation strategy is based on two distinct steps. First, using genetic tools, we determine whether up-regulation of the microRNA in healthy animals can create the specific disease state and inhibition of the microRNA can lead to a therapeutic benefit. Second, using animal models predictive of human diseases, we determine whether pharmacological modulation of the up-regulated microRNA target with our anti-miRs can also lead to a therapeutic benefit. This validation process enables us to prioritize the best microRNA targets that appear to be key drivers of diseases and not simply correlating markers.

Step 4 - Optimization of microRNA development candidates

We have developed a proprietary process that allows us to rapidly generate an optimized development candidate following the identification and validation of a microRNA target. Unlike traditional drug classes, such as small molecules, in which thousands of compounds must be screened to identify prospective leads, the fact that anti-miRs are mirror images of their target microRNAs allows for a more efficient rational design process. The optimization process incorporates our extensive knowledge base around oligonucleotide chemistry and anti-miR design to efficiently synthesize a starting pool of rationally designed anti-miRs to be evaluated in a series of proven assays and models that quickly allow us to:

➢	identify our most effective anti-miRs in mechanistic cell-based assays;

➢	evaluate the activity of our anti-miRs in preclinical animal models that are predictive of human diseases; and

➢	eliminate anti-miRs that may trigger undesirable effects.

We also enhance our anti-miRs for distribution to the tissues where the specific microRNA target is causing disease.

We believe that our optimization process provides us with a competitive advantage in the discovery and development of microRNA therapeutics. The lessons we learn from one program can be applied to other programs at an earlier stage in our portfolio, leading to potential acceleration of the advancement of those programs towards IND-enabling activities and future clinical development.

microRNA BIOMARKERS

Through our microRNA target identification and validation efforts we have developed proprietary technologies for microRNA profiling and analysis of human clinical samples such as tissue biopsies.

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More recently, microRNAs have been detected in bodily fluids such as blood, and emerging data generated by us and others have demonstrated that microRNA signatures in blood can mimic the expression profile observed in disease tissues.

The identification of dysregulated microRNAs from various human tissues and blood helps us identify and validate potential microRNA targets for therapeutic development. Equally important, such microRNAs may become biomarkers that can be used to select optimal patient segments for our clinical trials. We expect this personalized approach to clinical development to result in a significantly improved risk-benefit ratio in the appropriate patient populations and plan to implement the strategy in our programs including our miR-10b program in glioblastoma multiforme, or GBM.

We believe that microRNA biomarkers in the blood are of significant value and provide opportunities to develop companion diagnostics for any drugs that we may successfully develop and drugs developed by other companies. In August 2012, we entered into an agreement with Biogen Idec MA Inc. to collaborate on microRNA biomarkers for multiple sclerosis.

OUR INITIAL DEVELOPMENT CANDIDATES

We have demonstrated in at least 20 preclinical animal models that are predictive of human diseases that the inhibition of up-regulated microRNA targets using anti-miRs can modulate entire biological pathways, returning diseased cells to their healthy state. Based on the extensive preclinical data we have generated to date, we believe that our microRNA product platform has the potential to provide significant therapeutic benefit in a broad range of human diseases. We have chosen to focus our initial efforts on select therapeutic areas with unmet medical needs including oncology, metabolic diseases, HCV, immune and inflammatory diseases, and fibrosis. We have identified and validated several microRNA targets that play a role in these areas.

Our initial microRNA development candidates target miR-21 in hepatocellular carcinoma, miR-21 in kidney fibrosis, miR-122 in HCV, miR-33 in atherosclerosis and miR-10b in GBM.

miR-21 for hepatocellular carcinoma

Market opportunity:

Hepatocellular carcinoma, or HCC, is the most prevalent form of liver cancer and is the most common cancer in some parts of the world, with more than 1 million new cases diagnosed each year worldwide according to the National Cancer Institute. According to the World Health Organization, liver cancer is the third leading cause of cancer deaths worldwide. According to recent reports from the Centers for Disease Control, or the CDC, HCC rates in the United States are increasing with common risk factors including alcohol consumption, metabolic syndrome and type 2 diabetes.

Current treatments:

Patients diagnosed with HCC have poor prognosis with a relatively low five-year survival rate of approximately 10%. Treatment options include surgical resection, transplantation and chemoembolization (delivery of drug directly to the tumor through a catheter). The only systemic drug therapy approved for the treatment of unresectable HCC is the multi-kinase inhibitor sorafenib (co-marketed by Bayer AG and Onyx Pharmaceuticals, Inc. as Nexavar®), which has been shown to be poorly tolerated and provides a 2.8-month overall survival benefit.

Our program:

miR-21 is one of the most validated microRNA targets in oncology, with numerous scientific publications suggesting that miR-21 plays an important role in the initiation and progression of cancers

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including liver, kidney, breast, prostate, lung and brain. We are developing oncology anti-miRs targeting miR-21, which we refer to as anti-miR-21, for HCC because our analysis of liver biopsies from HCC patients has shown that miR-21 is up-regulated approximately three-fold in tumors relative to surrounding normal liver tissues. We have also shown that miR-21 levels are increased approximately three-fold in a genetically engineered mouse that develops HCC, thereby enabling us to test anti-miR-21 in a preclinical model that mimics the human disease. Testing anti-miR-21 in this mouse model of HCC showed delayed tumor progression resulting in a survival rate of 80% at the study endpoint (compared to a 0% survival rate for the control group).

As part of our strategic alliance with Sanofi, we plan to nominate an anti-miR-21 development candidate for the treatment of HCC and file an IND. Upon the IND becoming effective, we expect that Sanofi will initiate and fund Phase 1 clinical trials, according to a clinical development plan designed in consultation with us.

miR-21 in kidney fibrosis

Market opportunity:

Fibrosis is the harmful build-up of excessive fibrous tissue leading to scarring and ultimately the loss of organ function. Fibrosis can affect any tissue and organ system, and is most common in the heart, liver, lung, peritoneum, and kidney. The fibrotic scar tissue is made up of extracellular matrix proteins. Fibrosis is widespread in industrialized nations and regularly leads to organ failure, contributing significantly to morbidity and mortality. Kidney fibrosis is the principal process underlying the progression of chronic kidney disease, or CKD, and ultimately leads to end-stage renal disease, a devastating disorder that requires dialysis or kidney transplantation. According to the CDC, more than 20 million people in the United States have CKD with over 100,000 patients starting treatment for end-stage renal disease annually. The National Kidney Foundation estimates that the annual cost of treating kidney failure in the U.S. is approximately $23.0 billion.

Current treatments:

Currently there are no approved drugs for fibrosis in the United States. In Europe, Asia and Japan there is only one approved therapy, pirfenidone (marketed as Esbriet® in Europe by InterMune, Inc. and as Pirespa™ in Japan by Shionogi & Co.), for lung fibrosis termed idiopathic pulmonary fibrosis, or IPF (scarring of the lung). The clinical results for pirfenidone concluded that it was able to improve progression-free survival and, to a lesser extent, improve pulmonary function allowing the approval for the treatment of mild-to-moderate IPF.

Our program:

Our lead program for fibrosis targets miR-21, which has been found in human tissue and animal models to be up-regulated in multiple fibrotic conditions. We and our academic collaborators have shown that either the absence of miR-21 or the inhibition of miR-21 reduces fibrosis in multiple preclinical models of organ fibrosis, including kidney and heart. We have also shown that anti-miR-21 treatment administered to preclinical animal models that are predictive of human kidney fibrosis can reduce fibrosis by up to 50%. In addition, the effects of our anti-miR-21 have been associated with improved kidney function and decreased mortality associated with injury to the kidney. Based on these data, we believe that anti-miR-21 could have therapeutic benefit in patients with CKD and kidney fibrosis.

As part of our strategic alliance with Sanofi, we plan to nominate an anti-miR-21 development candidate initially for the treatment of kidney fibrosis and file an IND. Upon the IND becoming effective, we expect that Sanofi will initiate and fund Phase 1 clinical trials, according to a clinical development plan designed in consultation with us.

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miR-122 in hepatitis C virus infection

Market opportunity:

HCV is a virus that causes hepatitis C in humans. Chronic HCV infection may lead to significant liver disease, including chronic active hepatitis, cirrhosis, and hepatocellular carcinoma. According to the World Health Organization, up to 170 million people are chronically infected with HCV worldwide, and more than 350,000 people die from HCV annually. The CDC estimates that there are currently approximately 3.2 million persons infected with HCV in the United States.

Current treatments:

The current standard of care for HCV is a combination of injectable pegylated interferon-alfa, oral ribavirin and an oral protease inhibitor. Two protease inhibitors were approved for such combination treatment in 2011: telaprevir (marketed as Incivek® in North America by Vertex Pharmaceuticals Incorporated, as Incivo® in Europe by Johnson & Johnson and as TELAVIC® in Japan by Mitsubishi Tanabe Pharma Corporation) and boceprevir (marketed as Victrelis® by Merck & Co, Inc.). All-oral combination therapies that include new direct-acting anti-virals are being developed and appear to achieve significant improvements in efficacy, tolerability and treatment duration. However, an unmet need remains for certain segments of the HCV patient population, including those who have not responded at all to previous therapies and those who have relapsed following previous therapies.

Our program:

Clinical trials have shown that inhibiting the miR-122 target with an oligonucleotide administered weekly can result in a maximum viral load reduction of approximately three-fold logarithmic reduction observed after four weeks of dosing in HCV patients. miR-122 is the most abundant microRNA in liver hepatocytes and HCV has evolved to utilize it as a viral replication factor. Because anti-miR-122 targets miR-122, an obligatory host factor for HCV, instead of the virus itself, we believe there is a low likelihood for the virus to develop resistance to anti-miR-122. We have shown activity across a broad spectrum of HCV genotypes with anti-miR-122 and against the most commonly identified HCV mutations detected in patients on direct-acting antiviral therapy. In addition, the pharmacological activities with anti-miR-122 can be sustained for more than 28 days after a single administration in animal models. These data suggest the feasibility of a convenient dosing regimen, such as once-monthly frequency, as a key differentiating attribute of an anti-miR-122 approach for HCV as compared to other HCV treatments. The pan-genotypic coverage and the minimal risk of drug-drug interactions with small molecules provides additional versatility for our anti-miR-122 development candidates.

As part of our strategic alliance with GSK, we plan to nominate an anti-miR-122 development candidate for the treatment of HCV and file an IND. We currently plan to develop anti-miR-122 as a key component of an HCV therapeutic regimen for patients who have failed, or are intolerant of, combination therapies and plan to study an anti-miR-122 as monotherapy in both healthy subjects and treatment-naïve HCV patients in Phase 1 clinical trials. If these Phase 1 clinical trials are successful, we expect to further study the product candidate in Phase 2 clinical trials, in which we will focus primarily on demonstrating the efficacy of anti-miR-122, in combination with other HCV therapeutics, in patients who have failed other HCV treatments. Under our strategic alliance agreement, GSK has the option to assume full responsibility for clinical development, including associated costs, at any point through the completion of Phase 2b clinical trials.

miR-33 in atherosclerosis

Market opportunity:

Atherosclerosis is the build up of plaque that occurs when cholesterol and inflammatory cells accumulate in blood vessels. These plaques can rupture, leading to slowing or blockage of blood flow and ultimately

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resulting in a heart attack or stroke. Scientific research has shown a strong correlation between high cholesterol levels and cardiovascular disease which, according to the CDC, is the leading cause of death in the United States.

Current treatments:

Most patients with atherosclerosis have high levels of a particular type of cholesterol particle known as LDL-C. The current standard of care is treatment with a class of drugs called statins that inhibit the production of cholesterol in the liver and therefore reduce the amount of LDL-C in circulation that might end up in plaques. However, such an approach has been shown to reduce the risk of a future heart attack or stroke by only approximately 30-40%. Recently, the scientific community has focused on another cholesterol particle known as HDL-C because it has been shown to remove cholesterol from plaques and transport it to the liver for excretion from the body.

Our program:

Our lead program for atherosclerosis targets miR-33, which has a unique mechanism of action for the management of cholesterol levels. The inhibition of miR-33 with our anti-miRs promotes reverse cholesterol transport, or RCT, which is the efflux of cholesterol from specific cholesterol-laden inflammatory cells called macrophages in atherosclerotic plaques. A natural consequence of enhancing RCT is an increase in the number of HDL-C particles that can remove cholesterol to the liver for excretion from the body. We are developing anti-miRs targeting miR-33, which we refer to as anti-miR-33. Treatment with anti-miR-33 in an atherosclerotic mouse model led to reduction in arterial plaque size by 35% and treatment in non-human primates increased circulating levels of HDL-C by 50%. By enhancing RCT, anti-miR-33 differs from other emerging therapeutic strategies that focus only on raising HDL-C in circulation.

In addition to direct benefits on atherosclerosis, treatment with anti-miR-33 in a preclinical study increased the breakdown of lipids, such as fatty acids, and enhanced signaling through the insulin receptor. These findings suggest that the inhibition of miR-33 could have additional benefits in other aspects of the metabolic syndrome, such as non-alcoholic steatohepatitis (fatty liver disease) and type-2 diabetes. We expect anti-miR-33 to be developed as a treatment for atherosclerosis, initially for patients at high-risk of recurrent cardiovascular events, such as heart attack.

As part of our strategic alliance with AstraZeneca, we, in consultation with AstraZeneca, plan to nominate an anti-miR-33 development candidate for the treatment of atherosclerosis and file an IND. Upon the IND becoming effective, we expect that AstraZeneca will initiate and fund Phase 1 clinical trials according to a clinical development plan designed in consultation with us.

miR-10b in glioblastoma

Market opportunity:

GBM, also known as glioblastoma or grade IV astrocytoma, is an aggressive tumor that forms from abnormal growth of glial (supportive) tissue of the brain. According to the New England Journal of Medicine, GBM is the most prevalent form of primary brain tumor and accounts for approximately 50% of the 22,500 new cases of brain cancer diagnosed in the United States each year. Treatment options are limited and expected survival is little over one year. GBM is considered a rare, or orphan, disease by the FDA and EMA.

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Current treatments:

The standard of care for GBM involves surgical removal of the tumor followed by radiotherapy and chemotherapy with temozolomide (marketed as Temodar® and Temodal® by Merck & Co., Inc.), a non-specific cytotoxic agent approved for newly diagnosed GBM. Temozolomide has been shown to be poorly tolerated and provides a 2.5-month overall survival benefit. In addition, bevacizumab (marketed as Avastin® by Genentech Inc. and F. Hoffman-La Roche Ltd.) was granted provisional approval in 2009 for the treatment of GBM with progressive disease in adult patients following prior therapy.

Our program:

Through proprietary bioinformatic analysis of academic laboratory profiling studies of GBM tumors, we have identified specific dysregulated microRNAs in distinct subtypes of the disease. Our analysis found that miR-10b is highly overexpressed, up to eight-fold, in a particular GBM patient population called the proneural subtype. Our findings show that treatment of GBM cell lines with anti-miRs targeting miR-10b, which we refer to as anti-miR-10b, reduces proliferation by blocking cell cycle progression and triggering cell death. In addition, we have shown in preclinical animal models of GBM, that direct injection into the tumor and spinal fluid achieves appropriate tissue delivery of anti-miRs for potential therapeutic effects.

We have a research collaboration with the Samsung Biomedical Research Institute to assist us in testing our anti-miR-10b development candidates in specialized preclinical models that mimic human brain cancer. In addition, we have funding support from Accelerate Brain Cancer Cure, or ABC2, a non-profit organization dedicated to accelerating therapies for brain cancer patients.

We intend to independently file an IND, develop and commercialize our anti-miR-10b development candidate for the treatment of GBM. Following effectiveness of the IND, we anticipate filing for orphan drug status for our development candidate and initiating a Phase 1 clinical trial in patients with recurrent GBM to assess the safety and tolerability of our anti-miR-10b development candidate. Upon identification of the maximum tolerated dose, we plan to enroll an expanded cohort using our microRNA biomarker strategy to identify patients with up-regulated miR-10b to further assess safety and evaluate efficacy on a preliminary basis in accordance with Response Criteria in Solid Tumors, or RECIST, measurement guidelines.

OUR STRATEGY

We are building the leading biopharmaceutical company focused on the discovery and development of first-in-class, targeted drugs based on our proprietary microRNA product platform. The key elements of our strategy are:

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Rapidly advance our initial programs into clinical development.    We are currently optimizing anti-miRs targeting miR-21, miR-122, miR-33 and miR-10b for development candidate selection. We anticipate that we will nominate at least two development candidates within the next 12 months and file our first INDs in 2014.

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Focus our resources on developing drugs for niche indications or orphan diseases.    We believe that microRNA therapeutics have utility in almost every disease state as they regulate pathways, not single targets. We intend to focus on proprietary product opportunities in niche therapeutic areas where the development and commercialization activities are appropriate for our size and financial resources.

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Selectively form strategic alliances to augment our expertise and accelerate development and commercialization.    We have established strategic alliances with AstraZeneca, GSK and Sanofi and we will continue to seek partners who can bring therapeutic expertise, development and commercialization capabilities and funding to allow us to maximize the potential of our microRNA product platform.

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Selectively use our microRNA product platform to develop additional targets.    We have identified several other microRNA targets with potential for therapeutic modulation and will apply our rigorous scientific and business criteria to develop them.

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Develop microRNA biomarkers to support therapeutic product candidates.    We believe that microRNA biomarkers may be used to select optimal patient segments in clinical trials, to develop companion diagnostics, and to monitor disease progression or relapse. We believe these microRNA biomarkers can be applied toward drugs that we develop and drugs developed by other companies, including small molecules and monoclonal antibodies.

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Maintain scientific and intellectual leadership in the microRNA field.    We will continue to conduct research in the microRNA field to better understand this new biology and characterize the specific mechanism of action for our future drugs. This includes building on our strong network of key opinion leaders and securing additional intellectual property rights to broaden our existing proprietary asset estate.

OUR STRATEGIC ALLIANCES AND COLLABORATIONS

Our goal is to discover and develop microRNA therapeutics. To access the substantial funding and expertise required to develop and commercialize microRNA therapeutics, we have formed and intend to seek other opportunities to form strategic alliances with pharmaceutical companies who can augment our industry leading microRNA expertise. To date, we have focused on forging a limited number of significant strategic alliances with leading pharmaceutical partners and academic laboratories where both parties contribute expertise to enable the discovery and development of potential microRNA therapeutics.

Under our existing strategic alliances with AstraZeneca, GSK and Sanofi, we are eligible to receive up to approximately $1.7 billion in milestone payments upon successful commercialization of microRNA therapeutics for the eleven programs contemplated by our agreements. These payments include up to $106.5 million upon achievement of preclinical and IND milestones, up to $350.0 million upon achievement of clinical development milestones, up to $420.0 million upon achievement of regulatory milestones and up to $850.0 million upon achievement of commercialization milestones.

Our strategic alliance with GlaxoSmithKline

In April 2008, we entered into a product development and commercialization agreement with Glaxo Group Limited, an affiliate of GlaxoSmithKline plc, or GSK. Under the terms of the agreement, we agreed to develop four programs of interest to GSK in the areas of inflammation and immunology and granted to GSK an option to obtain an exclusive worldwide license to develop, manufacture and commercialize products in each program. We are responsible for the discovery, optimization and development of anti-miR product candidates in each program through proof-of-concept, defined as the achievement of relevant efficacy and safety endpoints in the first clinical trial designed to show efficacy, safety and tolerability, unless GSK chooses to exercise its option at an earlier stage. Upon GSK exercising its option with respect to a particular program and paying an option exercise fee, we will grant GSK an exclusive worldwide license to develop drugs under the selected program, and GSK will thereafter be responsible for all development, manufacturing and commercialization activities and costs. As of the date of the agreement, GSK had pre-selected two microRNA alliance targets. In February 2010, we and GSK expanded the alliance to include miR-122 for the treatment of HCV.

Upon entering into the agreement, we received an upfront payment of $15.0 million as an option fee, and GSK loaned $5.0 million to us under a convertible note. In connection with the expansion of the alliance to include miR-122 for the treatment of HCV, in February 2010, GSK made an upfront payment to us of $3.0 million and loaned an additional $5.0 million to us pursuant to a second convertible note. The

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notes were amended and restated in July 2012. The notes have been guaranteed by Alnylam and Isis until the consummation of a qualifying initial public offering of our common stock. The principal amount plus accrued interest under the note originally issued in April 2008 will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, automatically convert into shares of our common stock at the initial public offering price. The principal amount plus accrued interest under the note originally issued in February 2010 will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, become convertible at the election of GSK into shares of our common stock at the initial public offering price for a period of three years following such initial public offering. Currently, both notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at June 30, 2012, was 3.25% and mature in February 2013 if not earlier converted or repaid. In the event the notes do not convert or are not repaid by February 2013, we are obligated to repay the notes in cash on such date or we, Alnylam and Isis may elect to repay the notes with registered or unregistered shares of common stock of Alnylam and/or Isis. Following this offering, the note that does not automatically convert upon the offering will accrue interest at 3.297% with an adjusted face amount equal to the principal and accrued interest as of the completion of this offering and will mature on the third anniversary of the completion of this offering. Under our strategic alliance with GSK, we earned a $500,000 milestone payment in each of May 2009 and July 2011. We are eligible to receive up to $144.5 million in preclinical, clinical, regulatory and commercialization milestone payments for each of the four microRNA programs under our alliance with GSK. We are also eligible to receive tiered royalties as a percentage of annual sales which can increase up to the low end of the 10 to 20% range. These royalties are subject to reduction upon the expiration of certain patents or introduction of generic competition into the market, or if GSK is required to obtain licenses from third parties to develop, manufacture or commercialize products under the alliance.

For each microRNA alliance target selected by GSK under the agreement, we are obligated to commence a research program directed against such target under a research plan adopted by a joint committee and to discover and optimize compounds that meet candidate selection criteria. On a program-by-program basis, GSK may exercise its option at any time on or before completion of the proof-of-concept trial. To exercise its option in either case, GSK must pay us an option exercise fee, which fee varies depending on the stage of the program at which the option is exercised. Milestone payments payable by GSK are also higher if GSK exercises its option upon completion of the proof-of-concept trial. Once a microRNA alliance target has been selected by GSK, neither party may work independently or with a third party on a microRNA compound designed to modulate an alliance target. In addition, during the research term, neither we nor our affiliates may work independently or with a third party on any compound that is designed to modulate an alliance target.

If GSK does not exercise its option, or ceases development after exercising its option with respect to a particular program, we will have all rights to develop or commercialize product candidates under the program (including the right to sublicense these rights to a third party) at our sole expense. In the event the product is eventually commercialized, GSK will be entitled to “reverse royalties” as a percentage of net sales, subject to certain caps.

Either party may terminate the agreement upon written notice in the event of the other party’s material breach, including the failure to comply with such party’s diligence obligations, that remains uncured for 90 days. GSK has the unilateral right to terminate the agreement in its entirety or on an alliance target basis upon 90 days’ prior written notice to us.

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Our strategic alliance with Sanofi

Sanofi collaboration and license agreement

In June 2010, we entered into a collaboration and license agreement with Sanofi, which we subsequently amended, restated and superseded in July 2012. Under the terms of the agreement, we have agreed to collaborate with Sanofi to develop and commercialize licensed compounds targeting four microRNA alliance targets initially focused in the field of fibrosis. The agreement specified that miR-21 would be the first alliance target in the field of fibrosis and we granted Sanofi an exclusive worldwide license to develop and commercialize products under the alliance. The July 2012 amended and restated agreement expanded the alliance to include potential microRNA therapeutics in oncology.

Under the terms of the agreement, we have agreed to use commercially reasonable efforts to provide Sanofi with validated microRNA targets and are responsible for conducting all research and compound manufacturing activities until acceptance of an IND. After acceptance of the IND, Sanofi will assume all costs, responsibilities and obligations for further development and commercialization.

The research term ends in June 2013 unless extended at Sanofi’s election. Under the terms of the agreement, we received an upfront payment of $25.0 million which was allocated to the research programs. In addition, Sanofi made a $10.0 million equity investment in the company. We also received $5.0 million for one year of research and development funding. Subsequently, we received $5.0 million for research and development funding following each of the first and second anniversaries of our entry into the agreement in June 2010. We may be entitled to receive additional annual payments under the agreement to support our work on the research plan. We are also entitled to receive preclinical, clinical, regulatory and commercialization milestone payments of up to $640.0 million in the aggregate for all alliance product candidates. In addition, we are entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of the 10 to 20% range, depending upon the target and the volume of sales.

During the research term, Sanofi may terminate the agreement at any time on a product-by-product basis in the event of any safety, efficacy or regulatory viability issues, including the occurrence of adverse events or significant toxicological effects. In addition, after the research term, Sanofi may terminate the agreement in full or on a product-by-product basis by giving 30 days’ prior written notice to us. Either party may also terminate the agreement for a material breach by the other party which remains uncured after 120 days’ notice of such breach, except that we may not exercise this termination right until after the expiration of the research term if Sanofi is in breach of its obligations to use commercially reasonable efforts. In the event a program or the agreement is terminated by Sanofi, the rights to develop and commercialize product candidates in the terminated programs (including the right to sublicense these rights to a third party) returns to us. If we sublicense the rights to a third party, we will be required to pay a percentage of sublicense revenues to Sanofi in the low end of the 10 to 20% range, and if we commercialize a product on our own, we will be required to pay royalties in the low single digits to Sanofi as a percentage of net sales.

Sanofi non-exclusive technology alliance and option agreement

Concurrently with the collaboration and license agreement, we also entered into a non-exclusive technology alliance and option agreement with Sanofi. Under this agreement, Sanofi received an option for a broader microRNA technology license. Sanofi may exercise the option at any time until the date 30 days after the third anniversary of the agreement, subject to a one-time extension and payment of an extension fee.

If Sanofi exercises its option under this agreement, we will receive a payment of up to $50.0 million, payable in installments. In return, Sanofi will receive a license to our microRNA product platform technology for research of microRNA compounds. The option also provides us with certain rights to

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participate in the development and commercialization of products. We are also entitled to receive a product-by-product milestone payment and royalties as a percentage of net sales in the low single digits for products commercialized by Sanofi.

Our strategic alliance with AstraZeneca

In August 2012, we entered into a collaboration and license agreement with AstraZeneca. Under the terms of the agreement, we have agreed to collaborate with AstraZeneca to identify, research and develop compounds targeting three microRNA alliance targets primarily in the fields of cardiovascular diseases, metabolic diseases and oncology and granted to AstraZeneca an exclusive, worldwide license to thereafter develop, manufacture and commercialize lead compounds designated by AstraZeneca in the course of the collaboration activities against the alliance targets for all human therapeutic uses. Under the terms of the agreement we are required to use commercially reasonable efforts to perform all research, development and manufacturing activities described in the research plan, at our cost, until the acceptance of an IND or the end of the research term, which extends until the fourth anniversary of the date of the agreement, and may be extended only by mutual written agreement of us and AstraZeneca. Following the earlier to occur of the acceptance of an IND in a major market or the end of the research term, AstraZeneca will assume all costs, responsibilities and obligations for further development, manufacture and commercialization of alliance product candidates.

Under the terms of the agreement, we are entitled to receive an upfront payment of $3.0 million. We are also entitled to receive preclinical, clinical and commercialization milestone payments of up to $509.0 million in the aggregate for all alliance product candidates. In addition, we are entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of the 10 to 20% range, depending upon the product and the volume of sales, which royalties may be reduced in certain, limited circumstances.

Either party may terminate the agreement upon written notice to the other party provided within 20 business days after the end of the research term if no lead compound has been designated at that time. Either party may also terminate the agreement in the event of the other party’s material breach which remains uncured for 40 business days following notice thereof (or 30 business days in the case of nonpayment). During the research term, AstraZeneca may terminate the agreement in its entirety or on a collaboration target-by-collaboration target basis at any time within 20 business days of our notice to AstraZeneca of the closing of a transaction that would result in a change of control. During the research term, AstraZeneca may also terminate the agreement in its entirety or on a collaboration target-by-collaboration target basis for any reason upon 60 business days’ prior written notice to us. Following the research term, AstraZeneca may terminate the agreement in its entirety or on a collaboration target-by-collaboration target basis for any reason upon 12 months’ prior written notice to us.

Concurrently with the collaboration and license agreement, we entered into a common stock purchase agreement with AstraZeneca, pursuant to which we agreed to sell to AstraZeneca an aggregate of $25.0 million of our common stock concurrently with an initial public offering in which either we receive aggregate gross proceeds of at least $50.0 million or all of our outstanding convertible preferred stock is converted into common stock, at a price per share equal to the price at which we sell our common stock to the public in such initial public offering. In the event we do not complete such an initial public offering on or before March 31, 2013, or if we notify AstraZeneca prior to that date that we are abandoning the initial public offering as not feasible due to the impact of marketing conditions or otherwise, we and AstraZeneca have agreed to negotiate an alternative transaction in which AstraZeneca would commit $25.0 million. If we and AstraZeneca are unsuccessful in negotiating and closing such alternative transaction within a designated period, each of the collaboration and license agreement and the common stock purchase agreement would terminate.

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Our collaboration with Biogen Idec

In August 2012, we entered into a collaboration and license agreement with Biogen Idec MA Inc., or Biogen Idec, pursuant to which we and Biogen Idec have agreed to collaborate on microRNA biomarkers for multiple sclerosis, or MS. Under the terms of the agreement, we granted Biogen Idec an exclusive, royalty free, worldwide license to our interest in the collaboration intellectual property for the purpose of commercializing non-microRNA products for the treatment, diagnosis and prevention of MS and non-MS diseases and disorders. We also granted Biogen Idec an exclusive, royalty-free, worldwide license, with the right to sublicense, to our interest in the collaboration intellectual property (and a non-exclusive license to our background intellectual property) for the purpose of commercializing products for the diagnosis of MS. Biogen Idec granted us an exclusive, royalty-free, worldwide license, with the right to sublicense, to their interest in the collaboration intellectual property for the purpose of commercializing microRNA products for the treatment of any disease, disorder or condition in humans. Pursuant to the agreement, we granted Biogen Idec a right of first negotiation on commercial transactions relating to microRNA products which utilize intellectual property developed during the collaboration. Under the terms of the agreement, we are entitled to receive an upfront payment of $750,000. We are also eligible to receive research milestone payments of up to an aggregate of approximately $1.3 million.

Either party may terminate the agreement upon the other party’s material breach which remains uncured for 60 days following notice thereof. If the agreement is terminated in connection with a party’s material breach, the non-breaching party will retain the license rights granted by the breaching party under the agreement, but all license rights granted by the non-breaching party to the breaching party will terminate. Each party may also terminate the agreement for convenience upon 30 days’ prior written notice to the other party, but in such case the terminating party will forfeit the license rights granted to it by the non-terminating party pursuant to the agreement, and the non-terminating party will retain the license rights granted by the terminating party.

Concurrently with the collaboration and license agreement, we entered into a note purchase agreement with Biogen Idec, pursuant to which we issued Biogen Idec a convertible promissory note in the principal amount of $5.0 million. Unless earlier converted into our equity securities, all outstanding principal and accrued interest will become due on the maturity date, which will be the earlier of February 15, 2013 or the occurrence of a change in control. All outstanding principal and accrued interest under the convertible promissory note will convert into the same class of securities in our next qualified financing, which in the case of a private offering, is a financing in which new gross proceeds to us equal or exceed $10.0 million and in which case such conversion is at the election of Biogen Idec, and in the case of a public offering, is a firmly underwritten public offering pursuant to which all of our outstanding preferred stock is converted into common stock or pursuant to which we offer and sell at least $50.0 million of our common stock to the public and in which case such conversion is automatic. The price at which the convertible note will convert in such qualified financing will be the lowest price per share paid by other investors in such qualified financing, and if the conversion would cause Biogen Idec to own more than 5% of our outstanding capital stock, then the conversion may, at the election of Biogen Idec, be limited to a number of shares not to exceed 5% of our outstanding capital stock.

Our strategic alliance with Alnylam and Isis

In September 2007, we entered into a license and collaboration agreement with Alnylam and Isis, which we subsequently amended, restated and superseded in January 2009, and further amended in June 2010 and October 2011. Under the agreement, we acquired an exclusive, royalty-bearing, worldwide license, with rights to sublicense, to patent rights owned or licensed by Alnylam and Isis to develop, manufacture and commercialize products covered by the licensed patent rights for use in microRNA compounds which are microRNA antagonists and microRNA therapeutics containing these

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compounds. In addition, we have certain rights to miR-mimics. Under the agreement, we granted to both Alnylam and Isis a license to practice our intellectual property developed by us to the extent that it is useful specifically to Alnylam’s RNAi programs or Isis’ single-stranded oligonucleotide programs, but not including microRNA compounds or therapeutics that are the subject of our exclusive licenses from Alnylam and Isis.

We are required to use commercially reasonable efforts to develop and commercialize licensed products under the agreement. We are required to notify Alnylam and Isis when a program reaches development stage (defined as initiation of good laboratory practices, or GLP, toxicology studies) and whether or not we intend to pursue the program. Under the agreement, both Alnylam and Isis have an option to assume the development and commercialization of product candidates in a program that we do not pursue. If neither Alnylam nor Isis exercises this option, we are required to use our best efforts to finalize a term sheet with a third party with respect to such program. In the event we are unable to complete a transaction with a third party, both Alnylam and Isis have a second opt-in option.

If an election is made by either Alnylam or Isis (but not both) to opt-in, such party will pay us a one-time fixed payment, the amount of which will depend on whether the first or the second opt-in option was exercised, with a higher amount due if the first opt-in option was exercised. Clinical and regulatory milestones are also payable to us in the event the opt-in election is exercised. Such milestones total $64.0 million in the aggregate if the election is made during the first opt-in period or $15.7 million in the aggregate if the election is made at the second opt-in period. Tiered royalties are payable to us as a percentage of net sales on all products commercialized by the opt-in party. These royalties range from the low to middle single digits depending upon the volume of sales. The opt-in party is also entitled to sublicense the development program to a third party. In such a case, we are also entitled to receive a percentage of the sublicense income received by the opt-in party. The percentage payable depends upon the point at which the opt-in party sublicenses the program and ranges from the low end of the 10 to 20% range to the high end of the 40 to 50% range. The opt-in party is only required to pay the higher of the clinical and regulatory milestones or the sublicense income received in any calendar quarter. The opt-in party is also responsible for all third party payments due under other agreements as a result of the development. In the event both Alnylam and Isis elect to opt-in during either opt-in period, the parties have agreed to work together to amend the development plan to continue development of the project, including funding of such project and assignment of roles and responsibilities.

In the event we or one of our strategic alliance partners continues with the development of a program, each of Alnylam and Isis are entitled to royalties as a percentage of net sales. For products that we independently commercialize, these royalties will be in the low single digits. For products commercialized by a third-party collaborator, the royalties will be either the same percentage of net sales as described above or, if the sublicense does not provide a specified level of royalties to us or upon our election, a percentage of the sublicense income received by us from the strategic alliance partner and a modified royalty. The modified royalty would be based upon the lower of the single digit percentage discussed above or one third of the royalty received by us after payments made by us to third parties for development, manufacture and commercialization activities under other agreements. In addition, if we sublicense rights to a collaborator, we will be required to pay to each of Alnylam and Isis a percentage of our sublicense income in the mid-single digits. We are also responsible for payments due to third parties under other agreements as a result of our development activities, including payments owed by Alnylam and/or Isis under their agreements.

Under the October 2011 amendment, Alnylam and Isis granted us the right to research microRNA mimics under the licensed intellectual property of Alnylam and Isis. In the event we develop a miR-mimic, we must first obtain approval from Alnylam and/or Isis, as applicable, and such approval is subject to the consent of applicable third parties, if any. No additional consideration will be owed by us to Alnylam or Isis for granting approval. We have the right to sublicense our research rights. We granted to both Alnylam and Isis

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a fully paid up, worldwide and exclusive license to any intellectual property developed by us and useful to their research programs and which are not microRNA antagonists or approved miR-mimics.

The agreement expires on the earlier of the cessation of development of the potential royalty-bearing products prior to the commercial sale of any such products anywhere in the world or following the first commercial sale of such products, the expiration of royalty obligations determined on a country-by-country and product-by-product basis.

OUR INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSES

Intellectual property

We strive to protect and enhance the proprietary technologies that we believe are important to our business, including seeking and maintaining patents intended to cover our products and compositions, their methods of use and any other inventions that are important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of microRNA therapeutics.

We believe that we have a strong intellectual property position and substantial know-how relating to the development and commercialization of microRNA therapeutics, consisting of:

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over 150 patents or patent applications that we own or have in-licensed from academic institutions and third parties including our founding companies, Alnylam and Isis, related to microRNA and microRNA drug products; and

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approximately 900 patents or patent applications exclusively licensed from our founding companies, Alnylam and Isis, related to RNA technologies, including patent and patent applications relating to chemical modification of oligonucleotides that are useful for microRNA therapeutics.

Our objective is to continue to expand our intellectual property estate through our multiple layer approach in order to protect our microRNA therapeutics and to maintain our leading position in the microRNA therapeutics field. Examples of the technologies covered by our patent portfolio are described below.

We have exclusively licensed patent rights from Julius-Maximilians-Universität Würzburg and Bayerische Patent Allianz GmBH, which we collectively refer to herein as the University of Würzburg, which rights encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis. In collaboration with us, investigators at the University of Würzburg demonstrated that targeting miR-21 in a disease model resulted in beneficial phenotypic effects, including the inhibition of the development of fibrosis. The Würzburg-licensed patent portfolio includes more than 20 U.S. and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2029.

We and Alnylam have a co-exclusive license from Stanford University, or Stanford, to patent rights concerning the use of anti-miR therapeutics targeting miR-122 for the treatment of HCV. This patent portfolio is based upon research conducted by Peter Sarnow, Ph.D. and colleagues at Stanford, demonstrating that miR-122 is required for HCV replication in mammalian cells. The Stanford-licensed portfolio includes more than 12 U.S and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2025.

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In support of our program targeting miR-33, we have exclusively licensed from New York University, or NYU, patent rights encompassing the use of an anti-miR therapeutic targeting miR-33 for the treatment of atherosclerosis, metabolic syndrome and elevated triglycerides. In collaboration with us, Kathryn Moore, Ph.D. and colleagues at NYU demonstrated that inhibiting miR-33 has several therapeutic benefits, including reduction of atherosclerotic plaque size in an experimental model of atherosclerosis, in addition to reduction of serum triglycerides in non-human primates. The NYU-licensed patent rights include one U.S. application and one Patent Cooperation Treaty, or PCT, application. Any patents that may issue from these applications would have a statutory expiration date in 2031.

Our portfolio of exclusively and jointly owned patent and patent applications is currently composed of at least nine U.S. and foreign patents and more than 35 U.S. PCT and foreign applications. We are the sole owner of nine of the patents and over 30 of the pending applications. We jointly own at least five of the patents and pending applications including those claiming methods for treating liver cancer, including HCC, using anti-miRs targeting miR-21. The patents have statutory expiration dates in 2024, 2025, 2026, or 2029. Any patents that may issue from the pending applications would have statutory expiration dates between 2024 and 2032.

Our founding companies, Alnylam and Isis, each own or otherwise have rights to numerous patents and patent applications concerning oligonucleotide technologies and a substantial number of these patents and applications have been exclusively licensed to us for use in the microRNA field. The technologies covered in these patents and applications include various chemical modifications that are applicable to microRNA therapeutics. Among the licensed patents or patent applications, those covering key chemical modifications for use in microRNA drug products have statutory expiration dates in 2016, 2023 and 2027.

We have a co-exclusive license to the patent portfolio owned by Max-Planck-Gesellschaft, or MPG, which has been granted to us by Max-Planck-Innovation GmbH, or MI, a wholly-owned subsidiary of MPG acting as MPG’s technology transfer agency. MPG and MI are collectively referred to herein as Max-Planck. This patent portfolio is based on the pioneering microRNA research conducted by Thomas Tuschl, Ph.D. and colleagues at the Max-Planck Institute of Biophysical Chemistry, which led to the discovery of over 100 human microRNA sequences, including microRNAs that are the focus of several of our programs. The patent rights encompass the microRNA gene sequences as well as the antisense sequences that are complementary to the microRNAs and thus cover both microRNA mimic and anti-miR products. Our license is co-exclusive with our founding companies, Alnylam and Isis, for the exploitation of the Max-Planck patent rights for therapeutic uses. In addition, we also have a co-exclusive license to develop and commercialize diagnostics based upon the Max-Planck patent rights contained in these applications. The Max-Planck licensed patent portfolio, referred to herein as the Tuschl 3 patents, includes at least 25 U.S. and foreign patents and patent applications. Any patents within this portfolio that have issued or may yet issue would have a statutory expiration date in 2022.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the non-provisional application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.

The term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration of a U.S. patent as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other

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foreign jurisdictions to extend the term of a patent that covers an approved drug. When possible, depending upon the length of clinical trials and other factors involved in the filing of a new drug application, or NDA, we expect to apply for patent term extensions for patents covering our microRNA product candidates and their methods of use.

We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

OUR TECHNOLOGY LICENSES

Max-Planck

Therapeutic license

Prior to 2011, our access to the Tuschl 3 patents was derived from agreements between Max-Planck and our founding companies, Alnylam and Isis, for exclusive use in microRNA therapeutics. In April 2011, we entered into a direct, co-exclusive license with Max-Planck. The license provides to us, Alnylam and Isis, co-exclusively, access to the Tuschl 3 patents for therapeutic use. Max-Planck retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

Under the terms of the license, we are permitted to sublicense our rights outright or as part of an alliance. The license requires that we use commercially reasonable diligence in developing and commercializing a product. In order to secure the license, we made an upfront payment of $400,000 to Max-Planck. We will be required to make payments based upon the initiation of clinical trials and/or product approval milestones totaling up to $1.6 million for each licensed product reaching such clinical stage. In addition to milestone payments, we will be required to pay royalties of a percentage of cumulative annual net sales of a licensed product commercialized by us or one of our strategic alliance partners. The percentage is in the low single digits, with the exact percentage depending upon whether the licensed product incorporates intellectual property covered by a Tuschl 3 patent that is still a pending application or, alternatively, an issued patent, and also upon the volume of annual sales. The royalties payable to Max-Planck are subject to reduction for any third party payments required to be made, with a minimum floor in the low single digits.

We may unilaterally terminate the license agreement upon three months’ notice and payment of all accrued amounts owing to Max-Planck. Max-Planck may terminate the agreement upon 30 days’ prior written notice if we challenge the validity of its patents, or in the event of our material breach which remains uncured after 60 days of receiving written notice of such breach (30 days in the case of nonpayment). Absent early termination, the agreement will automatically terminate upon the expiration or abandonment of all issued patents and filed patent applications with the patent rights covered by the agreement. The longest lived patent rights licensed to us under the agreement are currently expected to expire in September 2022.

Diagnostic license

In addition, in June 2009, we entered into a co-exclusive license with Max-Planck for use of the Tuschl 3 patents for diagnostic purposes. Under the terms of the license, we made an aggregate initial payment to Max-Planck of €175,000 in three installments, with €75,000 paid in June 2009 and €50,000 paid in each

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of June 2010 and June 2011. In addition, we made annual maintenance payments of €10,000 in 2011 and €20,000 in 2012 and will make an increased annual maintenance payment commencing in 2013 and thereafter during the term of the agreement. In addition to maintenance payments, we will be required to pay royalties of a percentage of net sales of licensed products. The percentage is in the mid-single digits in the event we market the product and low end of the 10 to 20% range in the event we sell the product through a distributor. The royalties payable to Max-Planck are reduced by the royalties payable to third parties but only if aggregate royalties payable to Max-Planck and third parties exceed a percentage in the mid-10 to 20% range.

We are required to use commercially reasonable efforts to develop and commercialize products under the agreement. Under the terms of the agreement, Max-Planck is permitted to provide up to three additional co-exclusive licenses to its diagnostic patent rights. We may unilaterally terminate the license agreement upon three months’ notice and payment of all accrued amounts owing to Max-Planck. Max-Planck may terminate the agreement upon 30 days’ prior written notice if we challenge the validity of its patent rights, or in the event of our material breach which remains uncured after 60 days of receiving written notice of such breach (30 days in the case of nonpayment). Absent early termination, the agreement will automatically terminate upon the expiration or abandonment of all issued patents and filed patent applications with the patent rights covered by the agreement. The longest lived patent rights licensed to us under the agreement are currently expected to expire in September 2022.

Max-Planck retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

University of Würzburg

In May 2010, we exclusively licensed patent rights from the University of Würzburg which encompass the use of anti-miR therapeutics targeting miR-21 for the treatment of fibrosis, including kidney, liver, lung and cardiac fibrosis.

The University of Würzburg has reserved the right to use the licensed intellectual property for academic and non-commercial purposes. We have the right to grant sublicenses to third parties under the agreement provided such sublicense is for the purpose of developing or commercializing a product. We must obtain the University of Würzburg’s written consent to any such sublicense, which may not be unreasonably withheld. We must use commercially reasonable diligence in our efforts to develop, manufacture and commercialize a licensed product. We have assumed certain development milestone obligations and must report on our progress in achieving these milestones on an annual basis.

As a license issuance fee, we paid the University of Würzburg €300,000. In addition, upon commercialization of a product, we will pay to the University of Würzburg a percentage of net sales as a royalty. This royalty is in the low single digits and is reduced upon expiration of all patent claims covering the product. We also paid the University of Würzburg a partnership bonus of €200,000 upon entering into our strategic alliance agreement with Sanofi. Under the agreement, beginning January 1, 2020 and ending on the date we receive NDA approval for a licensed product, we will accrue a minimum royalty obligation of €150,000 per year, which will become payable upon approval of an NDA for a licensed product. After approval of an NDA for a licensed product, we will be required to pay the University of Würzburg an annual minimum royalty, which increases in the five years following approval up to a maximum of €3.0 million per year. The minimum royalties are creditable against actual royalties due and payable for the same calendar year.

In addition, we will be required to pay the University of Würzburg milestone payments of up to an aggregate of €1.75 million, based upon achievement of specified clinical and regulatory events. In the event we initiate a Phase 2 clinical trial for another indication with the same licensed product, we will be required to pay 50% of the milestone payments applicable to such milestone events. These milestone

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events are also tied to the due dates set forth in the commercialization plan but may be extended by delays caused by scientific challenges, regulatory requirements or other circumstances outside of our control. We must request an extension in writing explaining the cause for the delay and proposing new due dates. The University of Würzburg may accept the revised dates or reject them, in which case an arbitrator will set the revised dates.

We may terminate the agreement upon 30 days’ notice to the University of Würzburg. The University of Würzburg may terminate the agreement if we challenge the validity of its patent rights, or in the event of our nonpayment which remains uncured after 60 days of receiving written notice of such nonpayment. Absent early termination, the agreement will terminate upon the later of the expiration of the last to expire patent licensed to us under the agreement (which is currently expected to be in February 2029) or 10 years following the date of the most recent first commercial sale in a new country of a licensed product.

Stanford University

In August 2005, Alnylam and Isis entered into a co-exclusive license agreement with Stanford, relating to its patent applications claiming the use of miR-122 to reduce the replication of HCV. Upon our formation, we received access to the Stanford technology as an affiliate of Alnylam and Isis. In July 2009, Isis assigned its rights and obligations under the license agreement to us.

Under the license agreement, we are permitted to research, develop, manufacture and commercialize therapeutics for the treatment and prevention of HCV and related conditions. Diagnostics and reagents are specifically excluded from the license. In addition, the license provides a non-exclusive right to research, develop, manufacture and commercialize therapeutics for all conditions or diseases other than HCV. Stanford retained the right, on behalf of itself and all other non-profit academic institutions, to practice the licensed patents for non-profit purposes.

We are permitted to sublicense our rights under the agreement in connection with a bona fide partnership seeking to research and/or develop products under a jointly prepared research plan and which also includes a license to our intellectual property or in association with providing services to a sublicensee. In the event we receive an upfront payment in connection with a sublicense, we are obligated to pay to Stanford a one-time fixed payment amount, which amount will vary depending upon the size of upfront payment we receive. We must also make an annual license maintenance payment during the term of the agreement. The maintenance payments are creditable against royalty payments made in the same year. We will be required to pay milestones for an exclusively licensed product which will be payable upon achievement of specified regulatory and clinical milestones in an aggregate amount of up to $400,000. Milestones for a non-exclusively licensed product will be payable upon achievement of the same milestones in an aggregate amount of up to $300,000 for the first such product and up to $200,000 for the second such product. Upon commercialization of a product, we will be required to pay to Stanford a percentage of net sales as a royalty. This percentage is in the low single digits. The payment will be reduced by other payments we are required to make to third parties until a minimum royalty has been reached.

The agreement requires that we use commercially reasonable efforts to develop, manufacture and commercialize a licensed product and we have agreed to meet certain development and commercialization milestones.

We may terminate the agreement upon 30 days’ notice. Stanford may terminate the agreement in the event of our nonpayment or material breach which remains uncured after 60 days of receiving written notice of such nonpayment or breach. Absent early termination, the agreement will automatically terminate upon the expiration of the last to expire patent licensed to us under the agreement, which is currently expected to be in May 2025.

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New York University

In March 2011, we entered into an exclusive license with NYU related to our miR-33 program. The license provides us the right to develop, manufacture and commercialize therapeutics for the treatment or prevention of atherosclerotic plaque and/or other metabolic disorders under NYU’s patents. We are entitled to grant sublicenses under the agreement. NYU retains the right to practice the intellectual property licensed under the agreement for non-commercial purposes.

Under the terms of the agreement, we paid to NYU an upfront payment of $25,000. An equal additional payment will be required upon issuance of a patent containing a claim of treating or preventing disease. We will be required to make payments to NYU upon achievement of specified clinical and regulatory milestones of up to an aggregate of $925,000. These milestone payments will only be made after issuance of a therapeutic claim under the NYU patent applications. We are also required to pay royalties of a percentage of net sales for any product sold by us or a strategic alliance partner. The royalty rate is in the low single digits and is subject to reduction to a minimum amount in the event we are required to pay royalties to a third party. In the event we sublicense the NYU patents, NYU is also entitled to receive a percentage of the sublicense income received by us. The percentage payable depends upon the development stage of the program when the sublicense is completed with the highest percentage paid with submission of the first IND. The percentage thereafter declines until completion of the first Phase 2 clinical trial.

We are required, under the terms of the agreement, to use reasonable diligence to develop and commercialize a product and are required to provide NYU with annual reports detailing our progress in this regard. In particular, we are required to fulfill specific development and regulatory milestones by particular dates. The agreement may be terminated by either party upon written notice to the other party of its material breach of the agreement which has remained uncured for 60 days following written notice thereof (30 days in the case of nonpayment). We may also terminate the license upon 60 days’ notice in the event development of a product is not scientifically or commercially feasible. Absent early termination, the agreement will automatically terminate upon the expiration of the longest-lived patent rights covered by the agreement, which is currently expected to be in August 2031.

COMPETITION

The biotechnology and pharmaceutical industries are characterized by intense and rapidly changing competition to develop new technologies and proprietary products. While we believe that our proprietary asset estate and scientific expertise in the microRNA field provide us with competitive advantages, we face potential competition from many different sources, including larger and better-funded pharmaceutical companies. Not only must we compete with other companies that are focused on microRNA therapeutics but any products that we may commercialize will have to compete with existing therapies and new therapies that may become available in the future.

We are aware of several companies that are working specifically to develop microRNA therapeutics. These include the biotechnology companies Groove Biopharma, Inc., miRagen Therapeutics, Inc., Mirna Therapeutics, Inc., and Santaris Pharma A/S. These competitors also compete with us in recruiting human capital and securing licenses to complementary technologies or specific microRNAs that may be critical to the success of our business. They also compete with us for potential funding from the pharmaceutical industry.

In addition, we expect that for each disease category for which we determine to develop and apply our microRNA therapeutics there are other biotechnology companies that will compete against us by applying marketed products and development programs using technology other than microRNA therapeutics. The key competitive factors that will affect the success of any of our development candidates, if commercialized, are likely to be their efficacy relative to such competing technologies, safety, convenience, price and the availability of reimbursement from government and other third-party

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payors. Our commercial opportunity could be reduced or eliminated if our competitors have products which are better in one or more of these categories.

MANUFACTURING

We contract with third parties to manufacture our compounds and intend to do so in the future. We do not own or operate and we do not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. We have personnel with extensive technical, manufacturing, analytical and quality experience and strong project management discipline to oversee contract manufacturing and testing activities, and to compile manufacturing and quality information for our regulatory submissions.

Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. Our systems and contractors are required to be in compliance with these regulations, and this is assessed regularly through monitoring of performance and a formal audit program.

Drug substance

Our current drug substance supply chain involves various contractors that supply the raw materials and others that manufacture the anti-miR drug substance. We believe our current drug substance contractors have the scale, the systems and the experience to supply all planned IND-enabling studies, early clinical supplies and may be considered for later clinical trials and commercial manufacturing. To ensure continuity in our supply chain, we plan to establish supply arrangements with alternative suppliers for certain portions of our supply chain, as appropriate.

Our process uses common synthetic chemistry and readily available materials. We have established an ongoing program to identify possible process changes to improve purity, yield, manufacturability, and process changes will be implemented as warranted and appropriate. Based upon our knowledge of anti-sense compounds, we do not anticipate any stability issues with our anti-miR product candidates.

Drug product

Our drug product is expected to consist of the anti-miR drug substance in a powdered form formulated in a saline solution for injection. Drug product manufacturing uses common processes and readily available materials. When a potential product is ready to commence IND-enabling studies, we will be required to commence drug product stability studies.

GOVERNMENT REGULATION AND PRODUCT APPROVAL

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Any product candidate that we develop must be approved by the FDA before it may be legally marketed in the United States and by the appropriate foreign regulatory agency before it may be legally marketed in foreign countries.

U.S. drug development process

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with

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appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial civil or criminal sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, debarment, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

➢	completion of nonclinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLP, or other applicable regulations;

➢	submission to the FDA of an application for an IND, which must become effective before human clinical trials may begin;

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performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as current good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

➢	submission to the FDA of an NDA for a new drug;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

➢	potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and

➢	FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals are inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the drug candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLP. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trial.

Clinical trials involve the administration of the drug candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to

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monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with the FDA’s regulations comprising the good clinical practices requirements. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1.    The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2.    The drug is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3.    Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Annual progress reports detailing the results of the clinical trials must be submitted to the FDA and written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

U.S. review and approval processes

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and

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other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA reviews all NDAs submitted to determine if they are substantially complete before it accepts them for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA has 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND study requirements. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable it will outline the deficiencies in the submission and often will request additional testing or information.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions

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that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials testing, which involves clinical trials designed to further assess a drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Orphan drug designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if our drug candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan drug status in the European Union has similar but not identical benefits in the European Union.

Expedited development and review programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for marketing, including a Fast Track program, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review

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and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-approval requirements

Any drug products for which we or our strategic alliance partners receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Our strategic alliance partners may also utilize third parties for some or all of a product we are developing with such strategic alliance partner. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

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U.S. patent term restoration and marketing exclusivity

Depending upon the timing, duration and specifics of the FDA approval of the use of our drug candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

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Federal and state fraud and abuse laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the biopharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes.

The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company’s marketing of the product for unapproved, and thus non-reimbursable, uses. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.

Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Such a challenge could have a material adverse effect on our business, financial condition and results of operations. If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

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If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

Most recently, in March 2010 the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the PPACA, was enacted, which includes measures to significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical and biotechnology industry are the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, that began in 2011;

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new requirements to report certain financial arrangements with physicians and others, including reporting any “transfer of value” made or distributed to prescribers and other healthcare providers and reporting any investment interests held by physicians and their immediate family members;

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➢	a licensure framework for follow-on biologic products;

➢	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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creation of the Independent Payment Advisory Board which, beginning in 2014, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs and those recommendations could have the effect of law even if Congress does not act on the recommendations; and

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establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending that began on January 1, 2011.

Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, it remains unclear the full effect that the PPACA would have on our business. The United States Supreme Court heard a constitutional challenge to PPACA in 2012. If the Supreme Court rules that PPACA is unconstitutional, we could require new expenditures to adjust to the new competitive environment, and new legislation could later become law that could adversely affect the pharmaceutical industry.

Europe / rest of world government regulation

In addition to regulations in the United States, we and our strategic alliance partners will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products.

Whether or not we or our collaborators obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a clinical trial application, or CTA, must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under European Union regulatory systems, we or our strategic alliance partners must submit a marketing authorization application. The application used to file the NDA or BLA in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our strategic alliance partners fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

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EMPLOYEES

As of June 30, 2012, we had 56 full-time employees, 23 of whom have Ph.D. degrees. Of these full-time employees, 44 employees are engaged in research and development activities and 12 employees are engaged in finance, legal, human resources, facilities and general management. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages. We consider our relations with our employees to be good.

FACILITIES

Our corporate headquarters are located in La Jolla, California. The facility we lease encompasses approximately 21,834 square feet of office and laboratory space. The lease for this facility expires in June 2017, subject to our option to renew for up to two additional three-year terms. We believe that our facility is sufficient to meet our needs and that suitable additional space will be available as and when needed.

LEGAL PROCEEDINGS

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this prospectus, we do not believe we are party to any claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Management

EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

The following table sets forth certain information regarding our executive officers and non-employee directors:

Name	Age	Position(s)
Executive Officers
Kleanthis G. Xanthopoulos, Ph.D.	54	President, Chief Executive Officer and Director
Garry E. Menzel, Ph.D.	48	Chief Operating Officer and Executive Vice President, Finance
Neil W. Gibson, Ph.D.	56	Chief Scientific Officer

Non-Employee Directors
John M. Maraganore, Ph.D.(1)	49	Chairman of the Board, Director
David Baltimore, Ph.D.(2)	74	Director
Bruce L.A. Carter, Ph.D.(1)(3)	69	Director
Stanley T. Crooke, M.D., Ph.D.(1)	67	Director
Barry E. Greene(2)	49	Director
Stelios Papadopoulos, Ph.D.(2)(3)	64	Director
B. Lynne Parshall(3)	58	Director

(1)	Member of the compensation committee.

(2)	Member of the nominating and corporate governance committee.

(3)	Member of the audit committee.

EXECUTIVE OFFICERS

Kleanthis G. Xanthopoulos, Ph.D. has served as our President and Chief Executive Officer and has served on our board of directors since our conversion to a corporation in January 2009 and prior to that was a director of Regulus Therapeutics LLC since 2007. From December 2007 to January 2009, Dr. Xanthopoulos served as the President and Chief Executive Officer of Regulus Therapeutics LLC. From March 2007 to December 2007, Dr. Xanthopoulos served as a managing director of Enterprise Partners Venture Capital, a venture capital firm. From 2000 to 2006, Dr. Xanthopoulos served as the President and Chief Executive Officer and, from 2000 to 2011, as a director of Anadys Pharmaceuticals, Inc., or Anadys, a publicly-held drug discovery and development company that Dr. Xanthopoulos co-founded (acquired by F. Hoffmann-La Roche Inc., or Roche, in November 2011). From 1997 to 2000, Dr. Xanthopoulos served as Vice President of Aurora Biosciences Corporation, a publicly-held biotechnology company (acquired by Vertex Pharmaceuticals Incorporated). Dr. Xanthopoulos has served as a member of the board of directors of the Biotechnology Industry Organization, or BIO, since September 2011, Apricus Biosciences, a publicly-held biotechnology company, since December 2011, Sente, Inc., a privately-held aesthetics company, since August 2007 and a member of the board of BIOCOM, a life science industry association based in Southern California. Dr. Xanthopoulos holds an M.S. in Microbiology and a Ph.D. in Molecular Biology from the University of Stockholm, Sweden and a B.S. in Biology with Honors from Aristotle University of Thessaloniki, Greece. Our board of directors believes that Dr. Xanthopoulos’ expertise and extensive experience in biotechnology and service as our President and Chief Executive Officer qualify him to serve on our board of directors.

Garry E. Menzel, Ph.D. has served as our Chief Operating Officer and Executive Vice President, Finance since our conversion to a corporation in January 2009 and, from August 2008 to January 2009, Dr. Menzel served as the Executive Vice President, Corporate Development and Finance of Regulus Therapeutics LLC. From November 2004 to April 2008, Dr. Menzel served as Managing Director and

Management

Global Head of Life Sciences with Credit Suisse Group AG, an investment banking firm. From 1994 to 2004, Dr. Menzel served as Managing Director and Global Head of Biotechnology with The Goldman Sachs Group, Inc., an investment banking firm. Dr. Menzel holds a Ph.D. in Molecular Biology from the University of Cambridge, England, an M.B.A. from the Stanford Graduate School of Business and a B.S. with Honors in Biochemistry from the Imperial College of Science & Technology in London, England.

Neil W. Gibson, Ph.D. has served as our Chief Scientific Officer since March 2011. From December 2007 to March 2011, Dr. Gibson served in several positions, most recently as Chief Scientific Officer of the Oncology Research Unit at Pfizer Inc., a publicly-held pharmaceutical company. From February 2001 to December 2007, Dr. Gibson served in several positions, most recently as Chief Scientific Officer, with OSI Pharmaceuticals, Inc., a publicly-held biotechnology company. From May 1997 to February 2001, Dr. Gibson served as director for cancer research in the Department of Cancer and Osteoporosis for Bayer AG, a publicly-held pharmaceutical company. Dr. Gibson holds a Ph.D. in Molecular Pharmacology from the University of Aston in Birmingham, England and a B.S. in Pharmacy from the University of Strathclyde.

NON-EMPLOYEE DIRECTORS

John M. Maraganore, Ph.D. has served as Chairman of our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Dr. Maraganore joined our board of directors as a representative of Alnylam in connection with its investment in us pursuant to our founding investor rights agreement. Since December 2002, Dr. Maraganore has served as the Chief Executive Officer and as a director of Alnylam. From December 2002 to December 2007, Dr. Maraganore served as President of Alnylam. From April 2000 to December 2002, Dr. Maraganore served as Senior Vice President, Strategic Product Development with Millennium Pharmaceuticals, Inc., or Millennium, a publicly-held biotechnology company. Dr. Maraganore holds an M.S. and Ph.D. in Biochemistry and Molecular Biology from the University of Chicago and a B.A. in Biological Sciences from the University of Chicago. Our board of directors believes that Dr. Maraganore is qualified to serve on our board of directors due to his experience as the Chief Executive Officer of Alnylam and broad experience in leading-edge scientific research.

David Baltimore, Ph.D. has served on our board of directors and on our scientific advisory board since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Since 2006, Dr. Baltimore has served as President Emeritus and Robert Andrews Millikan Professor of Biology at the California Institute of Technology, and before that from 1997 to 2006, Dr. Baltimore served as President of the California Institute of Technology. From 1968 to 1972, Dr. Baltimore served as an associate professor at the Massachusetts Institute of Technology, and since 1972 has been a professor at the Massachusetts Institute of Technology. From 1990 to 1994, Dr. Baltimore served as professor at The Rockefeller University where he also served as the President from July 1990 to December 1991. Since 1997, Dr. Baltimore has served as a director of Amgen Inc., a publicly-held biotechnology company, and also serves as a director of several private companies. In 1975, Dr. Baltimore received the Nobel Prize in Medicine as a co-recipient. Dr. Baltimore holds a Ph.D. in Biology from The Rockefeller University and a B.A. with High Honors in Chemistry from Swarthmore College. Our board of directors believes that Dr. Baltimore is qualified to serve on our board of directors due to the many years Dr. Baltimore has spent in scientific academia, which has provided him with a deep understanding of our industry and our activities.

Bruce L.A. Carter, Ph.D. has served on our board of directors since June 2012. Since November 2009, Dr. Carter has served as a director of Immune Design Corp., a privately-held biotechnology company. Since June 2008, Dr. Carter has served as a director of Dr. Reddy’s Laboratories Limited, a publicly-held pharmaceutical company. From April 1998 to January 2009, Dr. Carter served as Chief Executive

Management

Officer with ZymoGenetics, Inc., a publicly-held biotechnology company (acquired by Bristol-Myers Squibb in October 2010). Dr. Carter holds a Ph.D. in Microbiology from Queen Elizabeth College, University of London and a B.Sc. with Honors in Botany from the University of Nottingham, England. Our board of directors believes that Dr. Carter is qualified to serve on our board of directors due to his years of service in the biotechnology industry and his service on the boards of directors of other life sciences companies.

Stanley T. Crooke, M.D., Ph.D. has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Dr. Crooke joined our board of directors as a representative of Isis in connection with its investment in us pursuant to the founding investor rights agreement entered into between us, Alnylam, and Isis on January 1, 2009, or our founding investor rights agreement. Dr. Crooke is a founder of Isis and has served as its Chief Executive Officer and as a director since 1989 and as Chairman of the Board since 1991. Dr. Crooke holds an M.D. and a Ph.D. in Pharmacology from Baylor College of Medicine, and a B.S. in Pharmacy from Butler University. Our board of directors believes that Dr. Crooke is qualified to serve on our board of directors due to his experience as the Chief Executive Officer of Isis, his expertise in the field of RNA-targeted therapeutics and his over 30 years of drug discovery and development experience.

Barry E. Greene has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Mr. Greene joined our board of directors as a representative of Alnylam in connection with its investment in us pursuant to our founding investor rights agreement. Since December 2007, Mr. Greene has served as the President of Alnylam, and has also served as Alnylam’s Chief Operating Officer since October 2003. In addition, from February 2004 to December 2005, Mr. Greene served as Alnylam’s Treasurer. Since 2003, Mr. Greene has served as a senior scholar at Duke University. Since January 2007, Mr. Greene has served as a member of the board of directors of Acorda Therapeutics, Inc., a publicly-held biotechnology company. From February 2001 to September 2003, Mr. Greene served as General Manager of Oncology at Millennium. Mr. Greene holds a B.S. in Industrial Engineering from the University of Pittsburgh. Our board of directors believes that Mr. Greene is qualified to serve on our board of directors due to his experience as the President of Alnylam, his financial expertise, and his years of experience with drug discovery and development.

Stelios Papadopoulos, Ph.D. has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since July 2008. Since 1994, Dr. Papadopoulos has served as a director and, since 1998, as Chairman of the Board for Exelixis, Inc., a publicly-held biotechnology company, which he co-founded. From 2000 to 2006, Dr. Papadopoulos served as Vice Chairman with Cowen and Co., LLC, an investment banking firm. From 1987 to 2000, Dr. Papadopoulos served in several positions with PaineWebber, Incorporated, most recently as Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. From 2000 to 2011, Dr. Papadopoulos served as a member of the board of directors of Anadys prior to its acquisition by Roche. Since 2003, Dr. Papadopoulos has served as a member of the board of directors of BG Medicine, Inc., a publicly-held life sciences company. Since July 2008, Dr. Papadopoulos has served as a member of the board of directors of Biogen Idec Inc., a publicly-held biopharmaceutical company. Dr. Papadopoulos holds an M.S. in Physics, a Ph.D. in Biophysics and an M.B.A. in Finance from New York University. Our board of directors believes that Dr. Papadopoulos is qualified to serve on our board of directors due to his knowledge and expertise regarding the biotechnology and healthcare industries, his broad leadership experience on various boards and his experience with financial matters.

B. Lynne Parshall has served on our board of directors since our conversion to a corporation in January 2009, and prior to that was a director of Regulus Therapeutics LLC since November 2007. Ms. Parshall

Management

joined our board of directors as a representative of Isis in connection with its investment in us pursuant to our founding investor rights agreement. Ms. Parshall has served as the Chief Operating Officer of Isis since December 2007, as its Chief Financial Officer since June 1994, as its Secretary since November 1991 and as a director of Isis since September 2000. From 1986 to 1991, Ms. Parshall was a partner with Cooley LLP. From July 2005 to August 2009, Ms. Parshall served as a director of Cardiodynamics International Corporation, a publicly-held biopharmaceutical company (acquired by SonoSite, Inc. in August 2009). Ms. Parshall holds a J.D. from Stanford Law School and a B.A. in Government and Economics from Harvard University. Our board of directors believes that Ms. Parshall is qualified to serve on our board of directors due to her extensive financial and legal expertise, and her extensive experience in the biotechnology industry and with us.

BOARD COMPOSITION

Our business and affairs are organized under the direction of our board of directors, which currently consists of eight members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. In accordance with the terms of our certificate of incorporation and bylaws that will become effective upon the closing of this offering, our board of directors will be elected annually to a one year term.

Our board of directors has determined that three of our eight directors, David Baltimore, Ph.D., Stelios Papadopoulos, Ph.D. and Bruce L.A. Carter, Ph.D., are independent as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Pursuant to NASDAQ Marketplace Rule 5615(b)(1), within a year of the effectiveness of this registration statement, our board must be comprised of a majority of independent directors. We intend to be in compliance with these rules within a year of the effectiveness of this registration statement by increasing the number of independent directors and/or decreasing the number of non-independent directors.

There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

Our board of directors is currently chaired by John M. Maraganore, Ph.D. As a general policy, our board of directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. As such, Dr. Xanthopoulos serves as our President and Chief Executive Officer while Dr. Maraganore serves as our Chairman of the board of directors but is not an officer. We expect and intend the positions of Chairman of the board of directors and Chief Executive Officer to continue to be held by two individuals in the future.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and

Management

corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate, upon the closing of this offering, under a charter that has been approved by our board. The composition of each committee and its respective charter will be effective upon the closing of this offering and copies of each charter will be posted on the Corporate Governance section of our website, www.regulusrx.com.

Audit Committee

Our audit committee consists of Bruce L.A. Carter, Ph.D., Stelios Papadopoulos, Ph.D, and B. Lynne Parshall. Ms. Parshall serves as the chairperson of our audit committee. Under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ Marketplace Rule 5605(c) and Rule 10A-3 under the Exchange Act as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that each of Dr. Carter and Dr. Papadopoulos is an independent director under NASDAQ Marketplace Rules and under Rule 10A-3 under the Exchange Act, as amended. Within one year of our listing on The NASDAQ Global Market, we expect that Ms. Parshall will have resigned from our audit committee and that any new directors added to the audit committee will be independent under NASDAQ Marketplace Rules and Rule 10A-3.

Upon the closing of this offering, our audit committee’s responsibilities will include:

➢	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

➢	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

➢	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

➢	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

➢	overseeing our internal audit function;

➢	overseeing our risk assessment and risk management policies;

➢	meeting independently with our internal auditing staff, registered public accounting firm and management;

➢	reviewing and approving or ratifying any related person transactions; and

➢	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Management

Our board of directors has determined that Ms. Parshall is an “audit committee financial expert” as defined in applicable SEC rules and that each member of the audit committee meets the financial literacy requirements under the NASDAQ Listing Rules.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are David Baltimore, Ph.D., Stelios Papadopoulos, Ph.D., and Barry E. Greene. Dr. Papadopoulos chairs the nominating and corporate governance committee.

Under NASDAQ Marketplace Rule 5615(b)(1), we are permitted to phase in our compliance with the independent nominating and corporate governance committee requirements set forth in NASDAQ Marketplace Rule 5605(e) as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that each of Dr. Baltimore and Dr. Papadopoulos is an independent director under NASDAQ Marketplace Rules. Within one year of our listing on The NASDAQ Global Market, we expect that Mr. Greene will have resigned from our nominating and corporate governance committee and that any new directors added to the nominating and corporate governance committee will be independent under NASDAQ Marketplace Rules.

Upon the closing of this offering, our nominating and corporate governance committee’s responsibilities will include:

➢	identifying individuals qualified to become members of our board;

➢	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

➢	reviewing and making recommendations to our board with respect to our board leadership structure;

➢	reviewing and making recommendations to our board with respect to management succession planning;

➢	developing and recommending to our board corporate governance principles; and

➢	overseeing an annual self-evaluation by our board.

Compensation Committee

The members of our compensation committee are Bruce L.A. Carter, Ph.D., Stanley T. Crooke, M.D., Ph.D., and John M. Maraganore, Ph.D. Dr. Maraganore chairs the compensation committee.

Under NASDAQ Marketplace Rule 5615(b)(1), we are permitted to phase in our compliance with the independent compensation committee requirements set forth in NASDAQ Marketplace Rule 5605(d) as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that Dr. Carter is an independent director under NASDAQ Marketplace Rules. Within 90 days of our listing, we expect that either Dr. Crooke or Dr. Maraganore will resign from our compensation committee. Within one year of our listing on The NASDAQ Global Market, we expect that each of Dr. Crooke or Dr. Maraganore will have resigned from our compensation committee and that any new directors added to the compensation committee will be independent under NASDAQ Marketplace Rules.

Management

Upon the closing of this offering, our compensation committee’s responsibilities will include:

➢	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

➢	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

➢	overseeing an evaluation of our senior executives; overseeing and administering our cash and equity incentive plans;

➢	reviewing and making recommendations to our board with respect to director compensation;

➢	reviewing and discussing annually with management our executive and director compensation disclosure required by SEC rules; and

➢	preparing the compensation committee report required by SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our current or former executive officers serves as a member of the compensation committee. None of our officers serves, or has served during the last completed fiscal year on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our officers. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain relationships and related party transactions.”

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. Following this offering, a current copy of the code will be available on the Corporate Governance section of our website, www.regulusrx.com.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

➢	breach of their duty of loyalty to the corporation or its stockholders;

➢	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

➢	transaction from which the directors derived an improper personal benefit.

Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under

Management

Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws, which will become effective upon the closing of this offering, also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” in this prospectus, at present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Executive and director compensation

Our named executive officers for the year ended December 31, 2011, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

➢	Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer;

➢	Garry E. Menzel, Ph.D., our Chief Operating Officer and Executive Vice President, Finance; and

➢	Neil W. Gibson, Ph.D., our Chief Scientific Officer.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation provided to our named executive officers during the year ended December 31, 2011:

Name and Principal Position	Year	Salary		Option awards(1)	Non-Equity incentive plan compensation(2)	All other compensation(3)	Total
Kleanthis G. Xanthopoulos, Ph.D.	2011	$500,000		$85,622	$112,500	$5,192	$703,314
President and Chief Executive Officer

Garry E. Menzel, Ph.D.	2011	317,807		57,081	64,356	3,661	442,905
Chief Operating Officer and Executive Vice President, Finance

Neil W. Gibson, Ph.D.	2011	230,208	(4)	269,997	41,102	3,986	545,293
Chief Scientific Officer

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2011 computed in accordance with Financial Accounting Standard Board ASC Topic 718 for stock-based compensation transactions, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 6 to our Financial Statements. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Amounts shown represent performance bonuses earned for 2011, which were each paid in a cash lump sum in the first quarter of 2012 and are described in detail in the section below entitled “—Annual Performance-Based Bonus Opportunity.” Our board of directors has not yet met to evaluate management’s performance relative to corporate performance objectives and no bonuses have been paid to our named executive officers for 2012.

(3)	Amounts shown represent term life insurance, long-term disability insurance paid by us on behalf of the named executive officers and matching contributions we paid under the terms of our 401(k) plan. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

(4)	Dr. Gibson joined us in April 2011. Amount shown represents the compensation earned by Dr. Gibson during 2011 from and after his April 18, 2011 start date.

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our compensation committee of the board of directors, or the Committee, who recommends their decisions to our board of directors. Our board of directors, without members of management present, ultimately ratifies and approves all compensation decisions. The Committee approved the following 2011 base salaries for our named executive officers, which with respect to Dr. Xanthopoulos and Dr. Menzel, became effective on January 1, 2011. Our board of directors approved the following 2011 base salary for Dr. Gibson in connection with his commencement of employment, which became effective on April 18, 2011.

Executive and director compensation

Name	2011 base salary
Kleanthis G. Xanthopoulos, Ph.D.	$500,000
Garry E. Menzel, Ph.D.	317,807
Neil W. Gibson, Ph.D.	325,000

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals.

The annual performance-based bonus each named executive officer is eligible to receive is based on (1) the individual’s target bonus, as a percentage of base salary, (2) a company-based performance factor, or CPF, and (3) an individual performance factor, or IPF. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, percentage attainment of the CPF and percentage attainment of the IPF. There is no maximum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. At the end of the year, the Committee approves the extent to which we achieved the CPF. The extent to which each individual executive achieves his or her IPF is determined based on our Chief Executive Officer’s, or CEO’s, and management’s review and recommendation to the Committee, except the CEO and our executives do not make recommendations with respect to their own achievement, and the Committee makes the final decisions with respect to each IPF. Additionally, the Committee has the discretion to determine the weighting of each of the goals that comprise the CPF and IPF. The Committee may award a bonus in an amount above or below the amount resulting from the calculation described above, based on other factors that the Committee determines, in its sole discretion, are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original CPF and IPF goals are set. The Committee did not exercise this discretion in awarding the bonuses in 2011.

Pursuant to their employment agreements or offer letters, each named executive officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below:

Name	Target bonus
Kleanthis G. Xanthopoulos, Ph.D.	40%
Garry E. Menzel, Ph.D.	30
Neil W. Gibson, Ph.D.	25

The CPF and IPF goals are determined by the Committee and communicated to the named executive officers each year, prior to or shortly following the beginning of the year to which they relate. The CPF is composed of several goals that relate to our annual corporate goals and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to achievement of discovery, clinical, regulatory and manufacturing milestones for clinical development candidates, financial factors such as raising or preserving capital and performance against our operating budget and business development goals related to microRNA therapeutics. The IPF is composed of factors that relate to each named executive officer’s ability to drive his or her own performance and the performance of his or her direct employee reports towards reaching our corporate goals. The proportional emphasis placed on each goal within the CPF and IPF may vary from time to time depending on our overall strategic objectives and the Committee’s subjective determination of which goals have more impact on our performance.

Executive and director compensation

For 2011, the CPF goals were the recruitment of three new members into our senior leadership team, the reorganization of the R&D organization to focus on drug discovery and development, continued strengthening of our partnerships, and the selection of a clinical candidate. The IPF goals varied by individual and included maintaining a leading position in microRNA research, accelerating efforts in microRNA therapeutic development, supporting our growth with additional capital, licenses and brand recognition, fostering a culture of value creating and building good processes and policies. Our CEO’s IPF goals are tied more closely with our CPF goals, as our CEO has a direct impact on our corporate performance.

During 2011, we achieved our CPF goals of recruiting three new members to our senior leadership team, we effectively reorganized research and development towards a greater focus on drug discovery and development, and we strengthened our partnerships with the additional target selection by GSK in July 2011. However, we did not meet our goal of selecting a clinical candidate. As a result, in December 2011, the Committee approved a CPF achievement of 75%. Based on our CEO’s review and recommendation with respect to Dr. Menzel and Dr. Gibson, management’s recommendations, and the Committee’s deliberations with respect to each named executive officer’s individual performance against the IPF, the Committee approved performance-based bonus amounts of $112,500 for Dr. Xanthopoulos, in recognition of his ability to lead and develop the organization towards our new organizational structure, strengthen our partnerships and continue to build our brand recognition and corporate culture and $64,356 for Dr. Menzel, due to his management of our strategic committee, management of key relationships with our strategic alliance partners including the additional target selection by GSK, positioning us for additional business development activities and maintaining corporate expenses within budget. The Committee approved a performance-based bonus for Dr. Gibson in the amount of $41,102, which reflected his ability to rapidly assess and identify our key discovery organization needs and reorganize our resources, driving us toward our key strategic goals. Dr. Gibson’s performance-based bonus was pro-rated for the period of time he provided services to us in 2011.

Long-Term Incentive Compensation

Our long-term, equity-based incentive awards are designed to align the interests of our named executive officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.

We use stock options as the primary incentive for long-term compensation to our named executive officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the commencement of employment of our named executive officers and annual retention grants at or shortly following the end of each year.

Prior to this offering, we have granted all stock options pursuant to our 2009 Equity Incentive Plan, or the 2009 Plan, the terms of which are described below under “—Equity Compensation Plans and Other Benefit Plans—2009 Equity Incentive Plan.” All options are granted at no less than the fair market value of our common stock on the date of grant of each award.

All of our stock option grants typically vest over a four-year period and may be granted with an early exercise feature allowing the holder to exercise and receive unvested shares of our stock, so that the employee may exercise and have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. In addition, the Committee has approved certain grants of options to our named executive officers containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. The Committee believes these accelerated vesting

Executive and director compensation

provisions reflect current market practices, based on the collective knowledge and experiences of the Committee members (and without reference to specific peer group data), and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our named executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting provisions for our named executive officers is discussed below under “—Employment Agreements with Executive Officers.”

Effective January 3, 2011, the Committee made annual retention grants to Dr. Xanthopoulos in the form of an option to purchase 75,000 shares of common stock and to Dr. Menzel in the form of an option to purchase 50,000 shares of common stock, each of which has an exercise price of $1.74 per share. On March 10, 2011, the Committee approved an option to purchase 237,500 shares of common stock as the initial stock option to be granted to Dr. Gibson in connection with his commencement of employment with us on April 18, 2011, with an exercise price of $1.74 per share.

The vesting terms of the 2011 option grants are described in the footnotes to the “—Outstanding Equity Awards at December 31, 2011” table below.

PERQUISITES, HEALTH, WELFARE AND RETIREMENT BENEFITS

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We provide 401(k) matching contributions as discussed in the section below entitled “—Equity Compensation Plans and Other Benefit Plans—401(k) Plan.”

We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all of our employees, including our named executive officers. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2011:

	Option awards(1)
			Number of securities underlying unexercised options
Name	Grant date		Exercisable	Unexercisable	Option exercise price(7)	Option expiration date
Kleanthis G. Xanthopoulos, Ph.D.	02/09/09	(2)(3)	750,000	—	$0.38	02/09/19
	01/01/10	(4)	65,885	71,615	0.38	01/01/20
	01/03/11	(2)(5)	—	75,000	1.74	01/03/21
Garry E. Menzel, Ph.D.	02/09/09	(2)(3)	375,000	—	0.38	02/09/19
	01/01/10	(4)	23,958	26,042	0.38	01/01/20
	01/03/11	(2)(5)	—	50,000	1.74	01/03/21
Neil W. Gibson, Ph.D.	04/18/11	(2)(6)	—	237,500	1.74	04/18/21

(1)	All of the options were granted under the 2009 Plan, the terms of which are described below under “—Equity Compensation Plans and Other Benefit Plans—2009 Equity Incentive Plan.”

Executive and director compensation

(2)	The vesting of the options accelerates upon a change in control or upon the termination of employment of the named executive officer by us without cause or by the officer for good reason, as described below under “—Employment Agreements with our Executive Officers—2011.”

(3)

The options are exercisable in full as of the grant date and vest at the rate of 25% of the total number of shares subject to the option on January 1, 2010 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(4)

The options vest at the rate of 25% of the total number of shares subject to the option on January 1, 2011 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(5)

The options vest at the rate of 25% of the total number of shares subject to the option on January 1, 2012 and 1/48th of the total number of shares subject to the option on the first of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(6)

The options vest at the rate of 25% of the total number of shares subject to the option on April 18, 2012 and 1/48th of the total number of shares subject to the option on the 18th day of each month thereafter, provided that the option holder continues to provide services to us through such dates.

(7)	All of the stock options were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors with the assistance of a third-party valuation expert.

No stock options were exercised by the named executive officers during the year ended December 31, 2011, however in March 2012, Dr. Xanthopoulos exercised non-qualified stock options with respect to 82,216 shares of common stock at an exercise price of $0.38 per share and in July 2012, Dr. Menzel exercised non-qualified stock options with respect to 111,842 shares of common stock at an exercise price of $0.38 per share. We did not engage in any repricings or other material modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2011.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

2011

We previously entered into employment agreements or offer letter agreements with each of the named executive officers that were effective during 2011. Below are descriptions of these agreements, which have been superseded by new employment agreements effective in 2012.

Employment agreement with Dr. Xanthopoulos.    We entered into an employment agreement with Dr. Xanthopoulos in December 2008 setting forth the terms of Dr. Xanthopoulos’ employment. Pursuant to the agreement, Dr. Xanthopoulos was initially paid an annual salary of $420,000 and was eligible to receive a performance bonus based on a target amount of 40% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Employment agreement with Dr. Menzel.    We entered into an employment agreement with Dr. Menzel in December 2008 setting forth the terms of Dr. Menzel’s employment. Pursuant to the agreement, Dr. Menzel was initially paid an annual salary of $280,500 and was eligible to receive a performance bonus based on a target amount of 30% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Offer letter with Dr. Gibson.    We entered into an offer letter agreement with Dr. Gibson in March 2011 summarizing the terms of Dr. Gibson’s employment. Pursuant to the offer letter, Dr. Gibson was initially paid an annual salary of $325,000 and was eligible to receive a performance bonus of up to 25% of his base salary and certain stock options under our 2009 Equity Incentive Plan, which we refer to as his initial options.

Severance and change in control payments.    Each of Dr. Xanthopoulos and Dr. Menzel is entitled to the following severance and change in control benefits pursuant to his employment agreement. Upon any type of termination, each of Dr. Xanthopoulos and Dr. Menzel is entitled to receive amounts earned but not yet

Executive and director compensation

paid, during his employment, including salary and unused vacation pay. The employment agreements also provide for certain severance payments to each of Dr. Xanthopoulos and Dr. Menzel. If we terminate each of Dr. Xanthopoulos and Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos or Dr. Menzel resigns for good reason at any time before a change in control, other than during the one month prior to a change in control, we are obligated to pay each of Dr. Xanthopoulos and Dr. Menzel, subject to receiving an effective release and waiver of claims from such officer, (1) continued salary payments based on the officer’s base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason) for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel following such termination, (2) continued health benefits at our cost for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel and (3) vesting acceleration of the initial options, as of such termination. Additionally, the employment agreements provide that the initial options would vest in full in the event of a change in control.

The employment agreements provide that if we terminate Dr. Xanthopoulos or Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos or Dr. Menzel resigns for good reason, in each case within one month prior to or within 12 months following a change in control, we are obligated to pay Dr. Xanthopoulos or Dr. Menzel, subject to receiving an effective release and waiver of claims from such officer, (1) a lump sum severance payment equal to the amount of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason) for 24 months for Dr. Xanthopoulos and 18 months for Dr. Menzel following such termination, (2) a lump sum payment equal to two times the maximum amount of the officer’s discretionary bonus payable for the year of termination, calculated as if all milestones and performance targets are achieved, (3) continued health benefits at our cost for 18 months for Dr. Xanthopoulos and 12 months for Dr. Menzel and (4) vesting acceleration of the initial options, as of such termination, unless already accelerated.

None of the named executive officers’ employment agreements or offer letters provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code. If any of the payments under the employment agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

For purposes of the employment agreements, “cause” generally means an executive officer’s (i) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive officer and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct.

For purposes of the employment agreements, “good reason” means voluntary resignation of employment with us within 90 days of the occurrence of one or more of the following undertaken by us without such executive officer’s consent, after we fail to remedy the condition within a 30 day cure period (i) our material breach of the employment agreement; (ii) a material reduction of the executive’s base salary; (ii) a material reduction of the executive’s authority, duties or responsibilities; or (iii) a relocation of the facility that is the executive’s principal place of business to a location that requires an increase in the executive’s one-way driving distance by more than 30 miles.

Executive and director compensation

For purposes of the employment agreements, “change in control” generally means one or more of the following events (i) the acquisition of more than 50% of our combined voting power other than by Alnylam Pharmaceuticals, Inc., or Alnylam, or Isis Pharmaceuticals, Inc., or Isis; (ii) a consummation of a merger, consolidation or similar transaction in which our stockholders cease to own outstanding voting securities representing more than 50% of the voting power of the parent or the surviving entity immediately following the merger; or (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets (other than to an entity of which more than 50% of the voting power is owned immediately following such disposition by our stockholders).

2012

In June 2012, our board of directors unanimously approved new employment agreements for the named executive officers, which replace and supersede the predecessor employment agreements or offer letters, as applicable, described above, effective in June 2012.

The new employment agreements provide that each named executive officer’s employment is at will and may be terminated at any time by the executive or by us with or without cause and without notice. The employment agreements provide for certain base salary, target bonus and severance payments to our named executive officers as follows:

Amended and Restated Employment Agreement with Dr. Xanthopoulos

Pursuant to his Amended and Restated Employment Agreement, Dr. Xanthopoulos is paid an annual base salary of $515,500 and is eligible to receive an annual performance bonus based on a target amount of 40% of his annual base salary.

If we terminate Dr. Xanthopoulos’ employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Xanthopoulos, subject to receiving an effective release and waiver of claims from him, (1) a severance payment equal to 18 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 18 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination. Half of the total amount of the severance payment described in (1) above will be paid in a lump sum payment upon termination and half of the total amount of the severance payment will be paid in equal installments over a 12-month period following Dr. Xanthopoulos’ termination of employment.

If we terminate Dr. Xanthopoulos’ employment without cause (other than due to his death or complete disability) or if Dr. Xanthopoulos resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payments described above, we are obligated to pay Dr. Xanthopoulos, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 24 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to two times the target amount of Dr. Xanthopoulos’ annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 18 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

Amended and Restated Employment Agreement with Dr. Menzel

Pursuant to his Amended and Restated Employment Agreement, Dr. Menzel is paid an annual base salary of $327,659 and is eligible to receive an annual performance bonus based on a target amount of 30% of his annual base salary.

Executive and director compensation

If we terminate Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Menzel resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Menzel, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 12 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

If we terminate Dr. Menzel’s employment without cause (other than due to his death or complete disability) or if Dr. Menzel resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payment described above, we are obligated to pay Dr. Menzel, subject to receiving an effective release and waiver of claims from him (1) a lump sum severance payment equal to 18 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to two times the target amount of Dr. Menzel’s annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 12 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

Employment Agreement with Dr. Gibson

Pursuant to his Employment Agreement, Dr. Gibson is paid an annual base salary of $332,153 and is eligible to receive an annual performance bonus based on a target amount of 25% of his annual base salary.

If we terminate Dr. Gibson’s employment without cause (other than due to his death or complete disability) or if Dr. Gibson resigns for good reason at any time other than during the one month prior to a change in control and the 12 months following a change in control, we are obligated to pay Dr. Gibson, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) continued health benefits at our cost for 12 months and (3) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

If we terminate Dr. Gibson’s employment without cause (other than due to his death or complete disability) or if Dr. Gibson resigns for good reason, in each case within one month prior to or within 12 months following a change in control, in lieu of the severance payment described above, we are obligated to pay Dr. Gibson, subject to receiving an effective release and waiver of claims from him (1) a lump sum severance payment equal to 12 months of base salary in effect at the time of termination (ignoring any decrease that forms the basis for a resignation for good reason), (2) a lump sum payment equal to the target amount of Dr. Gibson’s annual performance bonus payable for the year of termination, (3) continued health benefits at our cost for 12 months and (4) vesting acceleration of all outstanding options or other equity incentive awards, as of such termination.

None of the named executive officers’ new employment agreements provide for the gross up of any excise taxes imposed by Section 4999 of the Code. If any of the payments under the employment agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

Executive and director compensation

For purposes of the employment agreements, “cause” generally means an executive officer’s (i) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive officer and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct.

For purposes of the employment agreements, “good reason” means voluntary resignation of employment with us within 90 days of the occurrence of one or more of the following undertaken by us without such executive officer’s consent, after we fail to remedy the condition within a 30-day cure period (i) our material breach of the employment agreement; (ii) a material reduction of the executive’s base salary; (ii) a material reduction of the executive’s authority, duties or responsibilities; or (iii) a relocation of the facility that is the executive’s principal place of business to a location that requires an increase in the executive’s one-way driving distance by more than 35 miles.

For purposes of the employment agreements, “change in control” generally means one or more of the following events (i) the acquisition of more than 50% of our combined voting power other than by Alnylam or Isis; (ii) a consummation of a merger, consolidation or similar transaction in which our stockholders cease to own outstanding voting securities representing more than 50% of the voting power of the parent or the surviving entity immediately following the merger; or (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets (other than to an entity of which more than 50% of the voting power is owned immediately following such disposition by our stockholders).

Compensation Recovery Policies

The board of directors and the compensation committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the board of directors or the compensation committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

EQUITY COMPENSATION PLANS AND OTHER BENEFIT PLANS

2012 Equity Incentive Plan

Our board of directors adopted the 2012 Equity Incentive Plan, or the 2012 Plan, in September 2012, and we expect our stockholders will approve the plan prior to this offering. We expect the 2012 Plan will become effective upon the execution and delivery of the underwriting agreement for this offering. Once the 2012 Plan is effective, no further grants will be made under the 2009 Plan.

Stock awards.    The 2012 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. Additionally, the 2012 Plan provides for the grant

Executive and director compensation

of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share reserve.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2012 Plan after the 2012 Plan becomes effective is the sum of (i) 1,500,000 shares, plus (ii) the number of shares reserved for issuance under our 2009 Plan at the time our 2012 Plan becomes effective, plus (iii) any shares subject to stock options or other stock awards granted under our 2009 Plan that would have otherwise returned to our 2009 Plan (such as upon the expiration or termination of a stock award prior to vesting). Additionally, the number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year, beginning on January 1, 2013 (assuming the 2012 Plan becomes effective before such date) and continuing through and including January 1, 2022, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2012 Plan is 3,000,000 shares.

No person may be granted stock awards covering more than 1,500,000 shares of our common stock under our 2012 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 1,500,000 shares or a performance cash award having a maximum value in excess of $1,500,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2012 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2012 Plan. In addition, the following types of shares under the 2012 Plan may become available for the grant of new stock awards under the 2012 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise price of an option. Shares issued under the 2012 Plan may be previously unissued shares or reacquired shares bought by us on the open market. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2012 Plan.

Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2012 Plan. Our board of directors has delegated its authority to administer the 2012 Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2012 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the power to modify outstanding awards under our 2012 Plan. Subject to the terms of our 2012 Plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new

Executive and director compensation

stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock options.    Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2012 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2012 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2012 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise of the option if it is a nonstatutory option, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Tax limitations on incentive stock options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally,

Executive and director compensation

dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2012 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2012 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation grant agreement provides otherwise, if a participant’s service relationship with us, or any of our affiliates, ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation unit for a period of three months following the cessation of service. The stock appreciation unit term may be further extended in the event that exercise of the stock appreciation unit following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation unit for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation unit be exercised beyond the expiration of its term.

Performance awards.    The 2012 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

Executive and director compensation

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other stock awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2012 Plan, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of shares that may be issued upon the exercise of ISOs, (d) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2012 Plan pursuant to Section 162(m) of the Code) and (e) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate transactions.    In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

➢	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

➢	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

➢	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

➢	arrange for the lapse of any reacquisition or repurchase right held by us;

➢	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

➢

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2012 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which

Executive and director compensation

we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in control.    The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. For example, a stock award may provide for accelerated vesting upon the participant’s termination without cause or resignation for good reason in connection with a change in control. In the absence of such a provision, no such acceleration of the stock award will occur. Under the 2012 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and termination.    Our board of directors has the authority to amend, suspend, or terminate our 2012 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2012 Plan.

2009 Equity Incentive Plan

Our 2009 Equity Incentive Plan, as amended, or the 2009 Plan, was initially adopted by our board of directors and approved by our stockholders in January 2009. The 2009 Plan reserves 4,555,511 shares of common stock for issuance and provides that the shares reserved under the 2009 Plan may be increased as of each January 1, with the approval of the majority of our non-employee members of the board of directors, by the lesser of (i) 5% of the total shares of our common stock outstanding as of such January 1 or (ii) such lesser number of shares as determined by the majority of our non-employee members of the board of directors. Additionally, the 2009 Plan provides that no more than 12,500,000 shares may be issued under the plan pursuant to the exercise of ISOs.

If a stock award granted under the 2009 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2009 Plan. In addition, the following types of shares under the 2009 Plan may become available for the grant of new stock awards under the 2009 Plan: (a) shares that are forfeited to us because of a failure to meet a contingency or condition required to vest such shares; (b) shares withheld to satisfy income or employment withholding taxes; and (c) shares used to as consideration for the exercise of an option.

As of June 30, 2012, options to purchase 243,394 shares of common stock had been exercised (net of repurchases), options to purchase 3,620,149 shares of common stock were outstanding and 691,968 shares of common stock remained available for grant. As of June 30, 2012, the outstanding options were exercisable at a weighted average exercise price of approximately $1.06 per share.

The material terms of the 2009 Plan are summarized below. The 2009 Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

No further grants.    After the effective date of the 2012 Plan, no additional awards will be granted under the 2009 Plan, and all awards granted under the 2009 Plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2012 Plan in accordance with its terms.

Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2009 Plan. Our board of directors has delegated its authority to administer the 2009 Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of

Executive and director compensation

directors may also delegate to one or more of our officers the authority to (1) designate employees to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2009 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the power to modify outstanding awards under our 2009 Plan. Subject to the terms of our 2009 Plan, the plan administrator has the authority to reduce the exercise price of any outstanding option, cancel any outstanding option in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Types of awards.    The 2009 Plan provides for the grant of ISOs, within the meaning of Section 422 of the Code, NSOs, stock appreciation rights, restricted stock awards, and restricted stock unit awards, or collectively, stock awards. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Eligibility.    ISOs may be granted only to employees, including employees of a parent company or subsidiary. All other stock awards may be granted to employees, including officers, and to non-employee directors and consultants.

Stock options.    Stock options are granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2009 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting, rights of repurchase, and rights of first refusal. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

In general, the term of stock options granted under the 2009 Plan may not exceed 10 years. Unless the terms of an option holder’s stock option agreement provide for earlier or later termination, if an option holder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the option holder, or his or her beneficiary, may exercise any vested options for up to 12 months, or 18 months in the event of death, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an option holder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the option holder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an option holder’s service relationship with us, or any affiliate of ours, ceases with cause, the option will terminate at the time the option holder’s relationship with us ceases. In no event may an option be exercised after its expiration date.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise arrangement, (5) deferred payment arrangement and (6) other legal consideration approved by the plan administrator.

Generally, an option holder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. An option holder may, however, designate a beneficiary who may exercise the option following the option holder’s death.

Executive and director compensation

The plan administrator determines the term of stock options granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Tax limitations on incentive stock options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) services rendered to us or our affiliates or (2) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2009 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation grant agreement

Executive and director compensation

provides otherwise, stock appreciation rights granted under the 2009 Plan are generally subject to the same term and termination provisions as stock options granted under the 2009 Plan.

Corporate transactions.    In the event of a corporate transaction where the acquiring or surviving corporation does not assume, continue or substitute stock awards granted under the 2009 Plan, outstanding stock awards under the 2009 Plan and held by participants whose continuous service with us has not terminated prior to such transaction will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable, prior to the effective time of the corporate transaction and such outstanding stock awards under the 2009 Plan will be terminated if not exercised (if applicable) prior to the effective time of the corporate transaction. However, the plan administrator may provide that if a stock award will terminate if not exercised prior to a corporate transaction, the participant will receive a payment in lieu of exercise equal to the value of the excess, if any, of (i) the value of the property the participant would have received upon exercise of the stock award over (ii) any exercise price payable in connection with such exercise. Under the 2009 Plan, a corporate transaction has generally the same definition as under the 2012 Plan.

Under the 2009 Equity Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control transaction as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

Amendment and termination of the 2009 Plan.    Our board of directors has the authority to amend or terminate the 2009 Plan at any time. However, except as otherwise provided in the 2009 Plan, no amendment or termination of the 2009 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2009 Plan as required by applicable law and listing requirements. If not terminated earlier by the board of directors, the 2009 Plan will terminate on the tenth anniversary of the date of its initial adoption by our board of directors and approval by our stockholders.

2012 Employee Stock Purchase Plan

Our board of directors adopted our 2012 Employee Stock Purchase Plan, or the ESPP, in September 2012, and we expect our stockholders will approve the ESPP prior to the closing of this offering. The ESPP will become effective immediately upon the signing of the underwriting agreement related to this offering. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share reserve.    Following this offering, the ESPP authorizes the issuance of 150,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2013 (assuming the ESPP becomes effective before such date) through January 1, 2022, by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 500,000 shares, or (c) a number determined by our board of directors that is less than (a) and (b). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration.    Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 6 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Executive and director compensation

Payroll deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to capital structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (a) the number of shares reserved under the ESPP, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

Corporate transactions.    In the event of certain significant corporate transactions, including a sale of all our assets, the sale or disposition of 90% of our outstanding securities, or the consummation of a merger or consolidation where we do not survive the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately. A corporate transaction generally has the same meaning as such term in the 2012 Plan.

Plan amendments, termination.    Our board of directors has the authority to amend or terminate our ESPP. If our board of directors determines that the amendment or terminating of an offering is in our best interests and the best interests of our stockholders, then our board of directors may terminate any offering on any purchase date, establish a new purchase date with respect to any offering then in progress, amend our ESPP and the ongoing offering to refuse or eliminate detrimental account treatment or terminate any offering and refuse any money contributed back to the participants. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. Pursuant to our 401(k) plan, employees may elect to defer their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limit of $17,000 in 2012 (additional salary deferrals not to exceed $5,500 are available to those employees

Executive and director compensation

50 years of age or older) and to have the amount of this reduction contributed to our 401(k) plan. We provide a $0.25 match for every dollar our employees elect to defer up to 6% of their eligible compensation. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code. The 401(k) plan currently does not offer the ability to invest in our securities.

NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate certain non-employee members of our board of directors for their services. In 2011, we provided annual compensation to each of Stelios Papadopoulos, Ph.D. and David Baltimore, Ph.D. in the form of a $32,000 annual cash retainer and an annual stock option grant under our 2009 Plan for 17,500 shares. Directors who are also employees do not receive cash or equity compensation for service on our board of directors in addition to the compensation payable for their service as our employees. In addition, our non-employee directors who are affiliated with our founding stockholders, Alnylam and Isis, do not receive cash or equity compensation for service on our board of directors.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2011 to each of our non-employee directors:

Name	Fees earned or paid in cash	Option awards(1)		All other compensation(4)		Total
David Baltimore, Ph.D.	$32,000	$19,978	(2)	$16,200	(4)	$68,178
Bruce L.A. Carter, Ph.D.	—	—		—		—
Stanley T. Crooke, M.D., Ph.D.	—	—		—		—
Barry E. Greene	—	—		—		—
John M. Maraganore, Ph.D.	—	—		—		—
Stelios Papadopoulos, Ph.D.	32,000	19,978	(3)	—		51,978
B. Lynne Parshall	—	—		—		—

(1)	Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option and award during 2011 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 6, of the Notes to our Financial Statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

Represents options to purchase 17,500 shares of our common stock granted to Dr. Baltimore for service as a member of our board of directors. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Baltimore continues to provide services to us through such dates. As of December 31, 2011, an aggregate of 200,000 shares were outstanding under all options to purchase our common stock held by Dr. Baltimore.

(3)

Represents options to purchase 17,500 shares of our common stock granted to Dr. Papadopoulos for service as a member of our board of directors. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Papadopoulos continues to provide services to us through such dates. As of December 31, 2011, an aggregate of 185,000 shares were outstanding under all options to purchase our common stock held by Dr. Papadopoulos.

(4)

Represents options to purchase 7,500 shares of our common stock granted to Dr. Baltimore for service as a member of our scientific advisory board, as computed in accordance with ASC 718. As required by SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Options granted to non-employee directors for their work on our scientific advisory board, are subject to periodic revaluation over their vesting terms. The amount presented above represents the fair value of the option as of December 31, 2011. Dr. Baltimore will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. The shares subject to this award vest at the rate of 25% of the original number of shares on the first anniversary of the January 1, 2011 vesting commencement date and 1/48th of the original number of shares on each monthly anniversary thereafter, provided that Dr. Baltimore continues to provide services to us through such dates.

Executive and director compensation

Following the completion of this offering, we intend to provide cash and equity compensation to certain non-employee members of our board of directors, including Dr. Baltimore and Dr. Papadopoulos, who are not affiliated with Alnylam and Isis. We refer to the individual non-employee members of our board of directors who our compensation committee determines will receive such compensation as our Eligible Directors. Following the completion of this offering, we intend to provide cash compensation in the form of an annual retainer of $32,000 to each of our Eligible Directors. We will also pay an additional annual retainer of $10,000 to the Chairman of our audit committee, $5,000 to other independent Eligible Directors who serve on our audit committee, $10,000 to the chair of our compensation committee, $5,000 to other independent Eligible Directors who serve on our compensation committee, $7,500 to the chair of our nominating and corporate governance committee and $2,500 to other independent Eligible Directors who serve on our nominating and corporate governance committee. We have reimbursed and will continue to reimburse our non employee directors for travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Following the completion of this offering, each Eligible Director who is first elected to our board of directors will be granted an option to purchase 30,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders following this offering, each Eligible Director will be eligible to receive an option to purchase 17,500 shares of common stock. Such initial and annual options will have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Each initial option and annual option granted to such Eligible Directors described above will vest and become exercisable with respect to one-third of the shares subject to the option on the one year anniversary of the date of grant and the balance of the shares will vest and become exercisable in a series of 24 equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director continuing to provide services to us through such dates. The term of each option granted to an Eligible Director shall be 10 years. The options will be granted under our 2012 Plan, the terms of which are described in more detail under “—Equity Compensation Plans and Other Benefit Plans—2012 Equity Incentive Plan.”

RISK ASSESSMENT OF COMPENSATION PROGRAM

In November 2010, the compensation committee assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, the compensation committee reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. The compensation committee’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, the compensation committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us.

Certain relationships and related party transactions

The following includes a summary of transactions since January 1, 2009 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and director compensation.”

PREFERRED STOCK FINANCINGS

Series A Convertible Preferred Stock Financing.    In March 2009, we issued and sold to investors an aggregate of 10,000,000 shares of series A convertible preferred stock, at a purchase price of $2.00 per share, for aggregate consideration of $20.0 million.

The participants in the March 2009 convertible preferred stock financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in such financing:

Participants(1)	Series A Convertible Preferred Stock
5% or greater stockholders
Alnylam Pharmaceuticals, Inc.	5,000,000
Isis Pharmaceuticals, Inc.	5,000,000

(1)	Additional details regarding these stockholders and their equity holdings is provided in “Principal stockholders.”

In connection with the March 2009 convertible preferred stock financing, we entered into a founders investor rights agreement with the investors in such financing, containing information rights, rights of first refusal and registration rights, among other things. This founders investor rights agreement will terminate three years following the closing of this offering, except for certain of the registration rights granted thereunder, as more fully described below in “Description of capital stock—Registration Rights.”

Series B Convertible Preferred Stock Financing.    In October 2010, we issued and sold to Aventis Holdings, Inc. an aggregate of 2,499,999 shares of series B convertible preferred stock, at a purchase price of $4.00 per share, for aggregate consideration of $10.0 million. In connection with the October 2010 financing, we entered into an investor rights agreement with Aventis Holdings, Inc., containing information rights, rights of first refusal and registration rights, among other things. This investor rights agreement will terminate three years following the closing of this offering, except for certain of the registration rights granted thereunder, as more fully described below in “Description of capital stock—Registration Rights.”

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Stanley T. Crooke, M.D., Ph.D.	Isis Pharmaceuticals, Inc.
Barry E. Greene	Alnylam Pharmaceuticals, Inc.
John M. Maraganore, Ph.D.	Alnylam Pharmaceuticals, Inc.
B. Lynne Parshall	Isis Pharmaceuticals, Inc.

Certain relationships and related party transactions

STRATEGIC ALLIANCES AND COLLABORATIONS

In April 2008, we entered into a product development and commercialization agreement with GSK, which was amended in February 2010, June 2010, July 2011 and June 2012. Upon entering into the agreement, GSK loaned $5.0 million to us under a convertible promissory note, which was amended in January 2011 and amended and restated in July 2012. This agreement and the associated convertible promissory note are described under “Business—Our Strategic Alliances.”

In January 2009, we entered into an amended and restated license and collaboration agreement with Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., which the parties amended in June 2010 and October 2011. This agreement is described under “Business—Our Strategic Alliances.”

In February 2010, we entered into an exclusive license and nonexclusive option agreement with GSK. Upon entering into the agreement, GSK loaned $5.0 million to us under a convertible promissory note, which was amended and restated in July 2012. This agreement and the associated convertible promissory note are described under “Business—Our Strategic Alliances.”

In June 2010, we entered into a collaboration and license agreement and a non-exclusive technology alliance and option agreement with Sanofi, an affiliate of Aventis Holdings, Inc. In July 2012, we amended and restated the 2010 license and collaboration agreement. These agreements are described under “Business—Our Strategic Alliances.”

In August 2012, we entered into a collaboration and license agreement with AstraZeneca. Upon entering into the agreement, AstraZeneca entered into a common stock purchase agreement pursuant to which we agreed to sell to AstraZeneca an aggregate of $25.0 million of our common stock in a separate private placement concurrent with the completion of this offering. These agreements are described under “Business—Our Strategic Alliances.”

In August 2012, we entered into a collaboration and license agreement with Biogen Idec. Upon entering into the agreement, Biogen Idec loaned $5.0 million to us under a convertible promissory note. These agreements are described under “Business—Our Strategic Alliances.” One of our directors, Stelios Papadopoulos, Ph.D., is a director of Biogen Idec.

EMPLOYMENT ARRANGEMENTS

We currently maintain written employment agreements with our executive officers, including our President and Chief Executive Officer, Kleanthis G. Xanthopoulos, Ph.D., our Chief Operating Officer and Executive Vice President, Finance, Garry E. Menzel, Ph.D., and our Chief Scientific Officer, Neil W. Gibson, Ph.D. These agreements are described under “Executive and director compensation.”

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS AND DIRECTORS

We have granted stock options to our executive officers and directors, as more fully described in “Executive and director compensation.”

PARTICIPATION IN OFFERING.

One of our strategic alliance partners, Sanofi, has indicated an interest in purchasing up to approximately $10.0 million of our common stock in this offering at the public offering price. One of our founding companies, Isis, has indicated an interest in purchasing up to $3.0 million of our common stock in this offering at the public offering price and one of our strategic alliance partners, GSK, has indicated an interest in purchasing up to $2.0 million of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they have indicated or not to purchase any shares in this offering.

Certain relationships and related party transactions

INDEMNIFICATION AGREEMENTS

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers. For more information, refer to “Management—Limitation of Liability and Indemnification.”

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

We intend to adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related-person transactions under this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

The policy will impose an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our audit committee or other independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

➢	the risks, costs and benefits to us of the transaction;

➢	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

➢	the terms of the transaction;

➢	the availability of other sources for comparable services or products; and

➢	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy will require that, in reviewing a related party transaction, our audit committee must consider, in light of known circumstances, and determine in the good faith exercise of its discretion whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders. Prior to this offering, we did not have a formal policy concerning transactions with related persons.

Principal stockholders

The following table sets forth information regarding beneficial ownership of our capital stock as of June 30, 2012 by:

➢	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

➢	each of our directors;

➢	each of our named executive officers; and

➢	all of our directors and current executive officers as a group.

The numbers of shares and percentage ownership information before the offering is based on 13,943,393 shares of common stock outstanding as of June 30, 2012, assuming conversion of all outstanding shares of our convertible preferred stock into 13,699,999 shares of common stock. The numbers of shares and percentage ownership information after the offering is based on the sale of 11,250,000 shares of common stock in this offering and takes into account the issuance of 6,250,000 shares of our common stock to AstraZeneca in the concurrent private placement, the conversion of $5.0 million of outstanding principal and accrued interest underlying an amended and restated convertible note that we issued in August 2008 and amended and restated in July 2012 and the conversion of $5.0 million in outstanding principal plus accrued interest underlying a convertible note that we issued in August 2012, which together will automatically convert upon the completion of this offering into an aggregate of 2,687,000 shares of our common stock at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before August 29, 2012 which is 60 days after June 30, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

One of our strategic alliance partners, Sanofi, has indicated an interest in purchasing up to $10.0 million of our common stock in this offering at the public offering price. One of our founding companies, Isis, has indicated an interest in purchasing up to $3.0 million of our common stock in this offering at the public offering price and one of our strategic alliance partners, GSK, has indicated an interest in purchasing up to $2.0 million of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they have indicated or not to purchase any shares in this offering. The following table does not reflect any potential purchases by these entities.

Principal stockholders

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Regulus Therapeutics Inc., 3545 John Hopkins Court, Suite 210, San Diego, California 92121.

Name and address of beneficial owner	Number of shares beneficially owned before offering	Number of shares beneficially owned after offering	Percentage of shares beneficially owned before offering	Percentage of shares beneficially owned after offering
5% or greater stockholders
Isis Pharmaceuticals, Inc.(1).	6,299,500	6,299,500	45.2%	18.5%
2855 Gazelle Court
Carlsbad, CA 92010
Alnylam Pharmaceuticals, Inc.(2)	6,150,500	6,150,500	44.1	18.0
300 Third Street, 3rd Floor
Cambridge, MA 02142
Aventis Holdings, Inc.	1,249,999	1,249,999	9.0	3.7
c/o Sanofi
54, rue La Boétie
75414 Paris – France
Glaxo Group Limited(3)	—	2,781,500	*	7.8
980 Great West Road
Brentford, Middlesex TW8 9GS
United Kingdom
AstraZeneca AB(4)	—	6,250,000	*	18.3
SE-431 83 Molndal
Sweden
Directors and named executive officers
Kleanthis G. Xanthopoulos, Ph.D.(5)	868,488	868,488	5.9%	2.5%
Garry E. Menzel, Ph.D.(6)	427,081	427,081	3.0	1.2
Neil W. Gibson, Ph.D.(7)	63,839	63,839	*	*
David Baltimore, Ph.D.(8)	160,935	160,935	1.1	*
Bruce L.A. Carter, Ph.D.	—	—	*	*
Stanley T. Crooke, M.D., Ph.D.(9)	6,299,500	6,299,500	45.2	18.5
Barry E. Greene(10)	6,150,500	6,150,500	44.1	18.0
John M. Maraganore, Ph.D.(11)	6,150,500	6,150,500	44.1	18.0
Stelios Papadopoulos, Ph.D.(12)	152,968	152,968	1.1	*
B. Lynne Parshall(13)	6,299,500	6,299,500	45.2	18.5
All current executive officers and directors as a group (10 persons)(14)	14,123,311	14,123,311	90.9	39.5

*	Represents beneficial ownership of less than one percent.

(1)	Stanley T. Crooke, M.D., Ph.D. and B. Lynne Parshall, each directors of our company, are each officers and directors of Isis Pharmaceuticals, Inc. and therefore may be deemed to have control and indirect beneficial ownership of such shares. Dr. Crooke and Ms. Parshall disclaim beneficial ownership over the shares held by Isis Pharmaceuticals, Inc., except to the extent of their respective proportionate pecuniary interests therein.

Principal stockholders

(2)	Barry E. Greene and John M. Maraganore, Ph.D., each directors of our company, are each officers and, in Dr. Maraganore’s case, a director, of Alnylam Pharmaceuticals, Inc. and therefore may be deemed to have control and indirect beneficial ownership of such shares. Mr. Greene and Dr. Maraganore disclaim beneficial ownership over the shares held by Alnylam Pharmaceuticals, Inc., except to the extent of their respective proportionate pecuniary interests therein.

(3)	The number of shares beneficially owned after the offering includes shares issuable upon (i) the automatic conversion of $5.0 million of outstanding principal plus accrued interest underlying an amended and restated convertible note into an aggregate of 1,437,000 shares of our common stock upon the completion of this offering at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012 and (ii) the conversion of $5 million of outstanding principal plus accrued interest underlying an amended and restated convertible note, which will become convertible at the election of the holder for a period of three years following the completion of this offering, into an aggregate of 1,344,500 shares of our common stock at an assumed initial public offering price of $4.00 per share, and assuming the occurrence of the conversion on June 30, 2012.

(4)	The number of shares beneficially owned after the offering includes shares issuable in the concurrent private placement of $25.0 million of our common stock at the completion of this offering at an assumed initial public offering price of $4.00 per share.

(5)	Includes 82,216 shares held by The Xanthopoulos Family Trust dated September 30, 2011 and 786,272 shares that Dr. Xanthopoulos has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options, 78,127 of which will be unvested but exercisable as of August 29, 2012.

(6)	Represents 427,081 shares that Dr. Menzel has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options, 39,063 of which will be unvested but exercisable as of August 29, 2012.

(7)	Represents 63,839 shares that Dr. Gibson has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options.

(8)	Represents 160,935 shares that Dr. Baltimore has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options.

(9)	Represents 6,299,500 shares held by Isis Pharmaceuticals, Inc. Dr. Crooke does not hold any stock options.

(10)	Represents 6,150,500 shares held by Alnylam Pharmaceuticals, Inc. Mr. Greene does not hold any stock options.

(11)	Represents 6,150,500 shares held by Alnylam Pharmaceuticals, Inc. Dr. Maraganore does not hold any stock options.

(12)	Represents 152,968 shares that Dr. Papadopoulos has the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options.

(13)	Represents 6,299,500 shares held by Isis Pharmaceuticals, Inc. Ms. Parshall does not hold any stock options.

(14)	Includes 12,532,216 shares held by all current executive officers and directors as a group and 1,591,095 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of June 30, 2012 pursuant to the exercise of stock options, 117,190 of which will be unvested but exercisable as of August 29, 2012.

Description of capital stock

Upon closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon closing of this offering, and of the Delaware General Corporation Law. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

COMMON STOCK

Outstanding Shares

On June 30, 2012, there were 243,394 shares of common stock outstanding, held of record by 12 stockholders. This amount excludes (i) our outstanding shares of convertible preferred stock which will convert into 13,699,999 shares of common stock upon completion of this offering and (ii) an amended and restated convertible promissory note issued by us in August 2008 and amended and restated in July 2012 and a convertible promissory note issued by us in August 2012, or the Convertible Notes, that together will automatically convert into 2,687,000 shares of common stock upon completion of this offering, assuming an initial public offering price of $4.00 per share and a conversion date of June 30, 2012 (for purposes of calculating the accrued interest underlying the Convertible Notes to be converted into shares of common stock). Based on 243,394 shares of common stock outstanding as of June 30, 2012, and assuming (i) the conversion of all outstanding shares of our convertible preferred stock, (ii) the automatic conversion of an aggregate of $10 million of outstanding principal plus accrued interest underlying the Convertible Notes upon the completion of this offering, assuming an initial public offering price of $4.00 per share and a conversion date of June 30, 2012 (for purposes of calculating the accrued interest underlying the Convertible Notes to be converted into shares of common stock), (iii) the issuance and sale by us of 6,250,000 shares of common stock in the concurrent private placement to AstraZeneca assuming an initial public offering price of $4.00 per share and (iv) this issuance and sale by us of 11,250,000 shares of common stock in this offering there will be 34,130,393 shares of common stock outstanding upon closing of this offering.

As of June 30, 2012, there were 3,620,149 shares of common stock subject to outstanding options under our equity incentive plans.

Voting

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Description of capital stock

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

On June 30, 2012, there were 27,399,999 shares of convertible preferred stock outstanding, held of record by three stockholders. Upon closing of this offering, all outstanding shares of convertible preferred stock will have been converted into 13,699,999 shares of our common stock. Immediately prior to closing of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of convertible preferred stock. Under the amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

Under our investor rights agreements entered into in connection with the issuances of our convertible preferred stock, the holders of 13,699,999 shares of common stock issuable upon conversion of our shares of convertible preferred stock, or their transferees, have the right to require us to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file. We have obtained waivers of such registration rights with respect to this offering from such stockholders.

Description of capital stock

Under an investor rights agreement to be entered into in connection with the concurrent private placement to AstraZeneca, AstraZeneca will have the right to require us to register their shares with the SEC so that those shares may be publicly resold or to include their shares in any registration statement we file. These rights do not apply to this offering.

Form S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, one or more holders of registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate value of the securities to be sold under the registration statement on Form S-3 is at least $15.0 million subject to specified exceptions.

“Piggyback” Registration Rights

If we register any securities for public sale, holders of registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, subject to specified limitations. We have obtained waivers of any and all rights to have shares included in this offering from all holders of such registration rights.

Expenses of Registration

Generally, we are required to bear all registration and selling expenses incurred in connection with the piggyback and Form S-3 registrations described above, other than underwriting discounts and commissions.

Expiration of Registration Rights

The piggyback and Form S-3 registration rights discussed above will terminate three years following the closing of this offering or, as to a given holder of registrable securities, when such holder is able to sell, following the initial offering, all of their registrable securities in a single 90-day period under Rule 144 of the Securities Act.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

➢

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

➢

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

Description of capital stock

➢

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

➢	any merger or consolidation involving the corporation and the interested stockholder;

➢	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

➢

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

➢	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

➢	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

➢

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

➢	provide that the authorized number of directors may be changed only by resolution of the board of directors;

➢

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

➢	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

➢

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

Description of capital stock

➢

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

➢

provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

NASDAQ GLOBAL MARKET LISTING

We have applied for listing of our common stock on The NASDAQ Global Market under the “RGLS” symbol.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA, 02021.

Shares eligible for future sale

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of June 30, 2012, upon closing of this offering and the concurrent private placement, 34,130,393 shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of options. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining 22,880,393 shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

➢	no restricted shares will be eligible for immediate sale upon the closing of this offering;

➢	up to 161,178 restricted shares will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements 180 days after the date of this offering; and

➢	22,719,215 restricted shares will be eligible for sale from time to time under Rule 144 or Rule 701 upon expiration of their lock-up agreements 365 days after the date of this offering.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted shares for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

➢	1% of the number of shares of our common stock then outstanding, which will equal approximately 341,304 shares immediately after this offering; or

➢	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Shares eligible for future sale

RULE 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our equity incentive plans may be resold by:

➢

persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

➢

our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of June 30, 2012, options to purchase a total of 3,620,149 shares of common stock were outstanding, of which 2,041,302 were vested. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with us or the underwriters described below under “Underwriting” and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.

LOCK-UP AGREEMENTS

We, along with our directors, executive management team, holders of our convertible preferred stock, the holders of our convertible notes and our strategic partners, including each of our founding companies, Alnylam and Isis, and each of AstraZeneca, GSK and Sanofi, have agreed that for a period of 365 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Substantially all of our other stockholders and optionholders have agreed to similar obligations for a period of 180 days after the date of this prospectus. Upon expiration of the respective “lock-up” periods, certain of our stockholders will have the right to require us to register their shares under the Securities Act. See “Registration Rights” below.

REGISTRATION RIGHTS

Upon closing of this offering, the holders of 19,949,999 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of capital stock—Registration Rights.”

EQUITY INCENTIVE PLANS

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2012 Plan and the ESPP. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

DISTRIBUTIONS

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

GAIN ON DISPOSITION OF OUR COMMON STOCK

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable

Material U.S. federal income tax consequences to non-U.S. holders of our common stock income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation, however, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The current backup withholding rate is 28%.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Except as described in the discussion of recently enacted legislation below, U.S. information reporting and backup withholding requirements will generally not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax benefit or credit with respect to such backup withholding.

RECENTLY ENACTED LEGISLATION AFFECTING TAXATION OF OUR COMMON STOCK HELD BY OR THROUGH NON-U.S. ENTITIES

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to holders of our common stock that own such common stock through non-U.S. accounts or intermediaries and to certain

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury Department that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Under certain transition rules, any obligation to withhold under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and with respect to gross proceeds on disposition of our common stock, will not begin until January 1, 2015. Holders of our common stock should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus among us and the underwriters named below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock listed next to its name in the following table. Lazard Capital Markets LLC is acting as book-running manager for the offering and as representative of the underwriters.

Underwriters	Number of shares
Lazard Capital Markets LLC
Cowen and Company, LLC
BMO Capital Markets Corp.
Needham & Company, LLC
Wedbush Securities Inc.

Total	11,250,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

DISCOUNTS AND COMMISSIONS

The underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering of the shares, the public offering price and other selling terms may be changed by the representative.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per share	Without option	With option
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

The total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $2.6 million and are payable by us.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to purchase up to 1,687,500 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may

Underwriting

exercise this option for 30 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares set forth in the table above. If any shares are purchased pursuant to this over-allotment option, the underwriters will purchase the additional shares in approximately the same proportions as shown in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

INITIAL PUBLIC OFFERING PRICING

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the representative of the underwriters. Among the factors considered in these negotiations are:

➢	the prospects for our company and the industry in which we operate;

➢	our past and present financial and operating performance;

➢	financial and operating information and market valuations of publicly-traded companies engaged in activities similar to ours;

➢	the prevailing conditions of U.S. securities markets at the time of this offering; and

➢	other factors deemed relevant.

The estimated initial public offering price set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LOCK-UP AGREEMENTS

We, our executive management team and directors and holders of substantially all of our outstanding stock, options and convertible notes, including each of our founding companies, Alnylam and Isis, and each of our strategic alliance partners, AstraZeneca, GSK and Sanofi, have entered into lock-up agreements with the underwriters. Under these agreements, we, our executive management team and directors, holders of our convertible preferred stock and the holder of our convertible promissory notes have agreed, subject to specified exceptions, not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, common stock, during a period ending 365 days after the date of this prospectus and in the case of our other stockholders and optionholders, 180 days after the date of this prospectus, without first obtaining the written consent of Lazard Capital Markets LLC. Specifically, we and these other individuals and entities have agreed not to:

➢

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly disclose the intention to do any of the foregoing;

➢

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or publicly disclose the intention to do any of the foregoing; or

➢	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described above do not apply to:

➢	the sale of shares of common stock to the underwriters pursuant to the underwriting agreement;

Underwriting

➢

the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or that is described in this prospectus;

➢	transactions by security holders relating to any shares of common stock or other securities acquired in open market transactions after the closing of this offering;

➢

the establishment of a 10b5-1 trading plan under the Exchange Act by a security holder for the sale of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period;

➢	exercises of options or warrants to purchase shares of common stock or other securities;

➢

transfers of shares of common stock or other securities to us in connection with the exercise of any stock options held by the security holder to the extent, but only to the extent, as may be necessary to satisfy tax withholding obligations pursuant to our equity incentive or other plans;

➢

transfers to us in connection with the repurchase of shares of common stock or other securities issued pursuant to equity incentive plans or pursuant to agreements disclosed herein, in each case only in connection with a termination of the security holder’s employment with us;

➢

transfers by security holders of shares of common stock or other securities as a bona fide gift by will or intestate succession, or to a trust for a direct or indirect benefit of the security holder or a member of the immediate family of the security holder; or

➢

transfers by distribution by security holders of shares of common stock or other securities to general or limited partners, members, or stockholders of the security holder or to any investment fund or other entity controlled or managed by the security holder.

provided that in the case of each of the preceding two types of transactions, the transfer does not involve a disposition for value and each transferee or distributee signs and delivers a lock-up agreement agreeing to be subject to the restrictions on transfer described above.

The 180-day restricted period, or 365-day restricted period, as applicable, is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ GLOBAL MARKET LISTING

We have applied to have our common stock listed on The NASDAQ Global Market under the “RGLS” symbol.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. In connection with the offering,

Underwriting

the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC OFFER, SALE AND DISTRIBUTION OF SHARES

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

NOTICE TO NON-U.S. INVESTORS

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive, each of which we refer to as a relevant member state, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant

Underwriting

implementation date, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

➢	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

➢	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of representative for any such offer; or

➢	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

OTHER RELATIONSHIPS

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Legal matters

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. The underwriters are being represented by Goodwin Procter LLP, Boston, Massachusetts.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 3545 John Hopkins Court, Suite 210, San Diego, California 92121 or telephoning us at (858) 202-6300.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.regulusrx.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website incorporated by reference in, and is not part of, this prospectus.

Regulus Therapeutics Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Regulus Therapeutics Inc.

We have audited the accompanying balance sheets of Regulus Therapeutics Inc. as of December 31, 2010 and 2011, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regulus Therapeutics Inc. at December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

February 9, 2012,

except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 1, as to which the date is June 21, 2012, and except for the retroactive effect of the one-for-two reverse stock split as described in Note 12, as to which the date is September 7, 2012.

Regulus Therapeutics Inc.

BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31,		June 30, 2012	Pro forma June 30, 2012
	2010	2011
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,268	$9,175	$4,928
Short-term investments	33,521	28,969	22,086
Prepaids and other current assets	386	522	587

Total current assets	55,175	38,666	27,601
Property and equipment, net	3,458	3,110	3,425
Intangibles, net	945	980	1,107
Other assets	125	125	1,054

Total assets	$59,703	$42,881	$33,187

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,294	$501	$762
Accrued payroll	1,199	671	788
Accrued expenses	533	359	1,428
Accrued interest	3	1	1,126	$378
Payables to related parties	552	—	—
Income taxes payable	1	206	—
Current portion of other long-term obligations	412	377	204
Current portion of convertible notes payable	—	—	10,000	5,000
Current portion of deferred revenue	10,735	10,735	8,235

Total current liabilities	14,729	12,850	22,543
Convertible notes payable	10,000	10,000	—
Accrued interest on convertible notes payable	638	963	—
Other long-term obligations, less current portion	815	438	395
Deferred revenue, less current portion	25,206	16,987	13,020
Deferred rent	319	446	493

Total liabilities	51,707	41,684	36,451
Series A convertible preferred stock, $0.001 par value; 25,000,000 shares authorized, 24,900,000 shares issued and outstanding at December 31, 2010 and 2011 and June 30, 2012 (unaudited); liquidation preference of $49,800 at December 31, 2010 and 2011 and June 30, 2012 (unaudited); no shares issued and outstanding, pro forma (unaudited)	32,691	32,691	32,691	—
Series B convertible preferred stock, $0.001 par value; 2,500,000 shares authorized 2,499,999 shares issued and outstanding at December 31, 2010 and 2011 and June 30, 2012 (unaudited); liquidation preference of $10,000 at December 31, 2010 and 2011 and June 30, 2012 (unaudited); no shares issued and outstanding, pro forma (unaudited)	10,000	10,000	10,000	—
Stockholders’ deficit:
Common stock, $0.001 par value; 38,600,000 shares authorized, no shares, 153,184 and 243,394 shares issued and outstanding at December 31, 2010 and 2011 and June 30, 2012 (unaudited), respectively; 15,380,393 shares issued and outstanding, pro forma (unaudited)	—	—	—	15
Additional paid-in capital	701	1,584	1,936	50,360
Accumulated other comprehensive income (loss)	13	(67)	(33)	(33)
Accumulated deficit	(35,409)	(43,011)	(47,858)	(47,858)

Total stockholders’ deficit	(34,695)	(41,494)	(45,955)	$2,484

Total liabilities and stockholders’ deficit	$59,703	$42,881	$33,187

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
			(Unaudited)
Revenues:
Revenue under strategic alliances	$8,112	$13,767	$6,617	$6,653
Grant revenue	489	22	—	—

Total revenues	8,601	13,789	6,617	6,653
Operating expenses:
Research and development	20,178	17,289	8,948	9,487
General and administrative	3,921	3,637	1,957	1,905

Total operating expenses	24,099	20,926	10,905	11,392

Loss from operations	(15,498)	(7,137)	(4,288)	(4,739)
Other income (expense):
Interest income	157	128	68	54
Interest expense	(362)	(388)	(196)	(184)
Other income	114	1	1	—

Loss before income taxes	(15,589)	(7,396)	(4,415)	(4,869)
Income tax (benefit) expense	(30)	206	127	(22)

Net loss	$(15,559)	$(7,602)	$(4,542)	$(4,847)

Other comprehensive loss:
Unrealized gain (loss) on short-term investments, net	13	(80)	(19)	34

Comprehensive loss	$(15,546)	$(7,682)	$(4,561)	$(4,813)

Net loss per share, basic and diluted		$(85.82)	$(70.94)	$(23.46)

Shares used to compute basic and diluted net loss per share		88,582	64,024	206,610

Pro forma net loss per share, basic and diluted (unaudited)		$(0.49)		$(0.31)

Shares used to compute pro forma net loss per share, basic and diluted (unaudited)		15,184,955		15,333,424

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Series A convertible preferred stock		Series B convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	24,900,000	$32,691	—	$—	—	$—	$98	$—	$(19,850)	$(19,752)
Issuance of series B convertible preferred stock	—	—	2,499,999	10,000	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	603	—	—	603
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	—	—	—	(15,559)	(15,559)

Balance at December 31, 2010	24,900,000	32,691	2,499,999	10,000	—	—	701	13	(35,409)	(34,695)
Issuance of common stock upon exercise of options	—	—	—	—	153,184	—	58	—	—	58
Stock-based compensation expense	—	—	—	—	—	—	825	—	—	825
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	(80)	—	(80)
Net loss	—	—	—	—	—	—	—	—	(7,602)	(7,602)

Balance at December 31, 2011	24,900,000	32,691	2,499,999	10,000	153,184	—	1,584	(67)	(43,011)	(41,494)
Issuance of common stock upon exercise of options (unaudited)	—	—	—	—	90,210	—	34	—	—	34
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	318	—	—	318
Unrealized gain (loss) on short-term investments, net of tax (unaudited)	—	—	—	—	—	—	—	34	—	34
Net loss (unaudited)	—	—	—	—	—	—	—	—	(4,847)	(4,847)

Balance at June 30, 2012 (unaudited)	24,900,000	$32,691	2,499,999	$10,000	243,394	$—	$1,936	$(33)	$(47,858)	$(45,955)

See accompanying notes.

Regulus Therapeutics Inc.

STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
			(Unaudited)
Operating activities
Net loss	$(15,559)	$(7,602)	$(4,542)	$(4,847)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	494	911	429	481
Amortization of premium on investments, net	522	551	271	233
Gain on investments	(4)	(1)	—	—
Stock-based compensation	603	825	413	318
Deferred income taxes	394	—	—	—
Change in operating assets and liabilities:
Prepaids and other assets	(351)	(136)	(160)	(64)
Accounts payable	874	(793)	(1,016)	260
Accrued payroll	500	(528)	(409)	117
Accrued expenses	223	(176)	(125)	191
Accrued interest	296	325	160	162
Payables to related parties	(300)	(552)	(53)	—
Income taxes payable	(534)	205	126	(228)
Deferred revenue	24,888	(8,219)	(6,602)	(6,467)
Deferred rent	261	127	80	47

Net cash provided by (used in) operating activities	12,307	(15,063)	(11,428)	(9,797)

Investing activities
Purchases of short-term investments	(43,477)	(50,663)	(27,480)	(7,075)
Maturities and sales of short-term investments	23,932	54,585	32,986	13,781
Purchases of property and equipment	(1,884)	(467)	(237)	(734)
Acquisition of patents	(151)	(106)	(48)	(130)
Acquisition of licenses	(380)	(25)	—	—

Net cash (used in) provided by investing activities	(21,960)	3,324	5,221	5,842

Financing activities
Proceeds from issuance of convertible notes payable and other long-term obligations	5,046	—	—	—
Principal payments on other long-term obligations	(353)	(412)	(203)	(216)
Proceeds from issuance of series B convertible preferred stock	10,000	—	—	—
Proceeds from exercise of common stock options	—	58	33	34
Costs paid in connection with initial public offering	—	—	—	(110)

Net cash provided by (used in) financing activities	14,693	(354)	(170)	(292)

Net increase (decrease) in cash and cash equivalents	5,040	(12,093)	(6,377)	(4,247)
Cash and cash equivalents at beginning of period	16,228	21,268	21,268	9,175

Cash and cash equivalents at end of period	$21,268	$9,175	14,891	$4,928

Supplemental disclosure of cash flow information
Interest paid	$68	$65	$35	$22

Income taxes paid	$110	$—	$—	$206

Supplemental disclosures of non-cash investing and financing activities
Amounts accrued for property and equipment	$178	$—	$—	$29

Amounts accrued for patent expenditures	$7	$21	$—	$30

Tenant improvement incentives	$644	$—	$—	$—

See accompanying notes.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

1. The Business and Summary of Significant Accounting Policies

Description of Business

Regulus Therapeutics Inc. was originally formed as a Delaware limited liability company under the name Regulus Therapeutics LLC on September 6, 2007, and was converted to a Delaware corporation on January 2, 2009. As used in this report, unless the context suggests otherwise, “the Company,” “our,” “us” and “we” means Regulus Therapeutics Inc.

We are a biopharmaceutical company focused on discovering and developing first-in-class drugs that target microRNAs to treat a broad range of diseases. We are using our microRNA product platform to develop chemically modified, single-stranded oligonucleotides that we call anti-miRs. We use these anti-miRs to modulate microRNAs and by doing so return diseased cells to their healthy state.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2012, statements of operations and comprehensive loss and cash flows for the six months ended June 30, 2011 and 2012 and the statements of convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2012 are unaudited. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to state fairly our financial position as of June 30, 2012 and our results of operations and cash flows for the six months ended June 30, 2011 and 2012. The results for the six months ended June 30, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any other interim period.

Unaudited Pro Forma Balance Sheet Information

The unaudited pro forma stockholders’ deficit information in the accompanying balance sheet assumes (i) the conversion of all outstanding shares of convertible preferred stock into 13,699,999 shares of common stock and (ii) the conversion of $5.0 million in outstanding principal plus $748,000 of accrued interest underlying a convertible note that we issued in August 2008 and amended and restated in July 2012, which will automatically convert upon the completion of this offering into 1,437,000 shares of our common stock at an assumed initial public offering price of $4.00 as though the completion of the initial public offering, or IPO, contemplated by the prospectus had occurred on June 30, 2012. Shares of common stock issued in such IPO and any related net proceeds are excluded from such pro forma information.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

regarding resource allocation and assessing performance. To date, we have viewed our operations and managed our business as one segment operating primarily in the United States.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to significant risk on our cash. We maintain our cash equivalents and short-term investments with two financial institutions. We invest our excess cash primarily in commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies and the U.S. Treasury. Additionally, we established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity.

Cash and Cash Equivalents

We classify time deposits and other investments that are highly liquid and have maturities of 90 days or less at the date of purchase as cash equivalents. The carrying amounts approximate fair value due to the short maturities of these instruments.

Short-Term Investments

We carry short-term investments classified as available-for-sale at fair value as determined by prices for identical or similar securities at the balance sheet date. We record unrealized gains and losses as a component of other comprehensive income (loss) within the statements of operations and comprehensive loss and as a separate component of stockholders’ deficit. We determine the realized gains or losses of available-for-sale securities using the specific identification method and include net realized gains and losses in interest income.

At each balance sheet date, we assess available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. We consider factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, the length of time the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general. When we determine that a decline in the fair value below its cost basis is other-than-temporary, we recognize an impairment loss in the year in which the other-than-temporary decline occurred. We determined that there were no other-than-temporary declines in value of short-term investments as of December 31, 2010 and 2011 and June 30, 2012.

Property, Equipment, Depreciation and Amortization

We carry our property and equipment at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets. We amortize leasehold improvements over the lease term or the useful life of the improvement, whichever is shorter (including any renewal periods that are deemed to be reasonably assured). We do not depreciate construction in progress until placed in service. We expense repair and maintenance costs that do not improve service potential or extend economic life as incurred.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

The following table summarizes our major classes of property and equipment (in thousands):

	Useful life	December 31,		June 30, 2012
		2010	2011
Laboratory equipment	5 years	$2,893	$3,416	$4,035
Computer equipment and software	3 years	114	114	114
Furniture and fixtures	5 years	78	93	93
Leasehold improvements	7 years	731	731	731
Construction in progress	—	323	253	397

		4,139	4,607	5,370
Less accumulated depreciation and amortization		(681)	(1,497)	(1,945)

Property and equipment, net		$3,458	$3,110	$3,425

Depreciation and amortization expense was $455,000, $816,000, $397,000 and $448,000 for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012, respectively.

Intangibles

We capitalize patent costs which consist principally of outside legal costs and filing fees related to obtaining patents. We review our capitalized patent costs periodically to determine that they include costs for patent applications that have future value. We evaluate costs related to patents that we are not actively pursuing and write off any of these costs. We amortize patent costs over their estimated useful lives of 10 years, beginning with the date the patents are issued. The weighted average remaining life of the issued patents was 8.7 years at December 31, 2011.

We obtain licenses from third parties and capitalize the costs related to exclusive licenses that have alternative future use within multiple potential programs. We amortize capitalized licenses over their estimated useful life or term of the agreement, which for current licenses is between nine and 10 years.

The following table summarizes our major classes of intangibles (in thousands):

	December 31,		June 30, 2012
	2010	2011
Patents	$563	$669	$829
Licenses	430	404	404

	993	1,073	1,233
Less accumulated amortization on patents	(14)	(31)	(44)
Less accumulated amortization on licenses	(34)	(62)	(82)

Intangibles, net	$945	$980	$1,107

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

The following table summarizes our future estimated amortization of our intangible assets as of December 31, 2011 (in thousands):

	Patents	Licenses
2012	$21	$40
2013	21	41
2014	21	40
2015	21	41
2016	21	40
Thereafter	533	140

Total	$638	$342

Amortization expense for our patents was $12,000, $17,000, $10,000 and $13,000 for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012, respectively.

Amortization expense for our licenses was $27,000, $78,000, $22,000 and $20,000 for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2011 and 2012, respectively.

Other Assets

Deferred IPO costs totaling $929,000 are included in other assets at June 30, 2012. These costs represent legal, accounting and other direct costs related to our efforts to raise capital through a public sale of our common stock. We incurred no IPO costs prior to 2012. Future costs will be deferred until the completion of the IPO, at which time they will be reclassified to additional paid-in capital as a reduction of the IPO proceeds. If we terminate our plan for an IPO or delay such plan for more than 90 days, any costs deferred will be expensed immediately.

Long-Lived Assets

We assess the value of our long-lived assets, which include property, equipment, patents and licenses acquired from third parties, for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We had no significant impairments during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012.

Income Taxes

We follow the accounting guidance on accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. We provide a valuation allowance against net

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Revenue Recognition

Our revenues generally consist of upfront payments for licenses or options to obtain licenses in the future, research and development funding and milestone payments under strategic alliance agreements, as well as funding received under government grants. We recognize revenues when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

Strategic Alliance Agreements entered into prior to 2011

Multiple element arrangements, such as our strategic alliance agreements with GlaxoSmithKline plc, or GSK, and Sanofi, are analyzed to determine whether the elements within the agreement can be separated or whether they must be accounted for as a single unit of accounting. If the delivered element, which for us is commonly a license or an option to obtain a license in the future, has stand-alone value and the fair value of the undelivered elements, which for us are commonly research and development funding and participation in joint steering committees, can be determined, we recognize revenue separately under the residual method as elements under the arrangement are delivered. If the delivered element does not have stand-alone value or if the fair value of any of the undelivered elements cannot be determined, the arrangement is then accounted for as a single unit of accounting, and we recognize the consideration received under the arrangement as revenue on a straight-line basis over our estimated period of performance, which for us is often the expected term of the research and development plan.

Milestones

In January 2011, we adopted new authoritative guidance on revenue recognition for milestone payments related to agreements under which we have continuing performance obligations. We recognize revenue from milestone payments when earned, provided that (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance and its achievability was not reasonably assured at the inception of the agreement, (ii) we do not have ongoing performance obligations related to the achievement of the milestone and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; and (iv) the amount of the milestone payments appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as we complete our performance obligations. The adoption of this guidance did not materially change our previous method for recognizing milestone payments.

Generally, the milestone events contained in our strategic alliance agreements coincide with the progression of our product candidates from target selection, to clinical candidate selection, to clinical trial, to regulatory approval and then to commercialization. The process of successfully discovering a new development candidate, having it approved and ultimately sold for a profit is highly uncertain. As

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

such, the milestone payments we may earn from our partners involve a significant degree of risk to achieve. Therefore, as a product candidate progresses through the stages of its life-cycle, the value of the product candidate generally increases.

Strategic Alliance Agreements entered into or materially modified after December 31, 2010

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. The guidance, which applies to multiple element agreements entered into or materially modified after December 31, 2010 amends the criteria for separating and allocating consideration in a multiple element agreement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. Deliverables under the agreement will be accounted for as separate units of accounting provided that (i) a delivered item has value to the customer on a stand-alone basis; and (ii) if the agreement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The allocation of consideration amongst the deliverables under the agreement is derived using a “best estimate of selling price” if vendor specific objective evidence and third-party evidence of fair value is not available. We did not enter into any significant multiple element agreements or materially modify any existing multiple element agreements during 2011. On June 29, 2012, we modified our strategic alliance agreement with GSK. For additional information related to the impact on the strategic alliance agreement see Note 9.

Grant Revenue

We recognize revenue from government and private agency grants as the related research expenses are incurred and to the extent that funding is approved. Any amounts received in advance of performance are recorded as deferred revenue until earned.

Deferred Revenue

Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets. Amounts not expected to be recognized within the next 12 months are classified as non-current deferred revenue.

Research and Development

We expense research and development costs as incurred. In certain circumstances, we make non-refundable advance payments to purchase goods and services for future use in research and development activities pursuant to executory contractual arrangements. In those instances, we defer and recognize an expense in the period that we receive the goods or services.

Stock-Based Compensation

We account for stock-based compensation expense related to stock options granted to employees and members of our board of directors by estimating the fair value of each stock option on the date of grant using the Black-Scholes model. We recognize stock-based compensation expense using the accelerated multiple-option approach. Under the accelerated multiple-option approach (also known as the graded-vesting method), we recognize compensation expense over the requisite service period for each separately vesting tranche of the award as though the award was in substance multiple awards, resulting in accelerated expense recognition over the vesting period.

We account for stock options granted to non-employees, which primarily consist of members of our scientific advisory board, using the fair value approach. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and/or circumstances from non-owner sources. Our only component of other comprehensive income (loss) is unrealized gains (losses) on available-for-sale securities. Comprehensive gains (losses) have been reflected in the statements of operations and comprehensive loss and as a separate component of the statements of stockholders’ deficit for all periods presented.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible preferred stock and options outstanding under our stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position.

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	Year ended December 31,	Six months ended June 30,
	2011	2011	2012
Convertible preferred stock outstanding	13,699,999	13,699,999	13,699,999
Common stock options	2,338,250	2,191,246	2,534,150

Total	16,038,249	15,891,245	16,234,149

In addition to the potentially dilutive securities noted above, we have $10.0 million in principal of outstanding convertible notes payable that are convertible into convertible preferred stock upon the occurrence of various future preferred stock financing events at prices that are not determinable until the occurrence of the future events (Note 4 and Note 12). As such, we have excluded these convertible notes payable from the table above.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

Unaudited Pro Forma Net Loss Per Share

The following table summarizes our unaudited pro forma net loss per share (in thousands, except share and per share data):

	Year ended December 31, 2011	Six months ended June 30, 2012
Numerator
Net loss	$(7,602)	$(4,847)
Add: Pro forma adjustment related to interest expense on convertible note	163	81

Pro forma net loss	$(7,439)	$(4,766)

Denominator
Shares used to compute net loss per share, basic and diluted	88,582	206,610
Add: Pro forma adjustments to reflect assumed weighted average effect of conversion of convertible preferred stock	13,699,999	13,699,999
Add: Pro forma adjustments to reflect assumed weighted average effect of conversion of convertible note and accrued interest	1,396,374	1,426,815

Shares used to compute pro forma net loss per share, basic and diluted	15,184,955	15,333,424

Pro forma net loss per share, basic and diluted	$(0.49)	$(0.31)

Recent Accounting Pronouncements

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in our statements of stockholders’ deficit. We have elected to present OCI and its components for both interim and annual periods in a single statement which is our statement of operations and comprehensive loss. This standard was adopted as of January 1, 2012 and the retrospective application of this standard did not have a material impact on our financial statements.

2. Investments

We invest our excess cash in commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies, and the U.S. Treasury. As of June 30, 2012, our short-term investments had a weighted average maturity of less than one year.

The following tables summarize our short-term investments (in thousands):

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of December 31, 2010			Gains	Losses
Commercial paper	1 or less	$3,998	$—	$—	$3,998
Corporate debt securities	2 or less	10,987	11	(2)	10,996
Debt securities of U.S. government-sponsored agencies	2 or less	16,015	5	(2)	16,018
Debt securities of U.S. government agencies	1 or less	2,508	1	—	2,509

Total		$33,508	$17	$(4)	$33,521

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of December 31, 2011			Gains	Losses
Certificates of deposit	2 or less	$3,519	$—	$—	$3,519
Commercial paper	1 or less	4,599	—	(1)	4,598
Corporate debt securities	2 or less	13,139	5	(74)	13,070
Debt securities of U.S. government-sponsored agencies	1 or less	7,779	3	—	7,782

Total		$29,036	$8	$(75)	$28,969

	Maturity (in years)	Amortized cost	Unrealized		Estimated fair value
As of June 30, 2012			Gains	Losses
Certificates of deposit	1 or less	$2,559	$1	$—	$2,560
Commercial paper	1 or less	4,046	—	—	4,046
Corporate debt securities	1 or less	11,984	4	(17)	11,971
Debt securities of U.S. government-sponsored agencies	1 or less	3,508	1	—	3,509

Total		$22,097	$6	$(17)	$22,086

3. Fair Value Measurements

Applicable accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Additionally, the guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

➢	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

➢

Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets with insufficient volume or infrequent transactions (less active markets) or model-driven valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

➢	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including management’s own assumptions.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

The following table presents our fair value hierarchy for assets measured at fair value on a recurring basis at December 31, 2010 and 2011 and June 30, 2012 (in thousands):

	Fair value as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Cash equivalents	$13,414	$12,414	$1,000	$—
Commercial paper	3,998	—	3,998	—
Corporate debt securities	10,996	—	10,996	—
Debt securities of U.S. government-sponsored agencies	16,018	—	16,018	—
Debt securities of U.S. government agencies	2,509	2,509	—	—

Total	$46,935	$14,923	$32,012	$—

	Fair value as of December 31, 2011
	Total	Level 1	Level 2	Level 3
Cash equivalents	$8,078	$7,478	$600	$—
Certificates of deposit	3,519	—	3,519	—
Commercial paper	4,598	—	4,598	—
Corporate debt securities	13,070	—	13,070	—
Debt securities of U.S. government-sponsored agencies	7,782	—	7,782	—

Total	$37,047	$7,478	$29,569	$—

	Fair value as of June 30, 2012
	Total	Level 1	Level 2	Level 3
Cash equivalents	$4,425	$4,425	$—	$—
Certificates of deposit	2,560	—	2,560	—
Commercial paper	4,046	—	4,046	—
Corporate debt securities	11,971	—	11,971	—
Debt securities of U.S. government-sponsored agencies	3,509	—	3,509	—

Total	$26,511	$4,425	$22,086	$—

We obtain pricing information from quoted market prices or quotes from brokers/dealers. We generally determine the fair value of our investment securities using standard observable inputs, including reported trades, broker/dealer quotes, bids and/or offers.

4. Convertible Notes Payable and Other Long-Term Obligations

Convertible Notes Payable

As part of our strategic alliance with GSK established in April 2008, we issued a three-year convertible note to GSK in exchange for $5.0 million. In connection with the expansion of the strategic alliance with GSK in February 2010, we issued an additional three-year $5.0 million convertible note to GSK. In February 2011, we and GSK amended the due date of the first convertible note payable to February 2013, which aligned the term with that of the second note. In July 2012, we further amended these notes (Note 12).

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

Both convertible notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at December 31, 2011 and June 30, 2012, was 3.25%. At December 31, 2010 and 2011 and June 30, 2012, the aggregate unpaid principal on the two notes was $10.0 million. At December 31, 2010 and 2011 and June 30, 2012, the aggregate accrued interest on the two notes was $638,000, $963,000 and $1.1 million, respectively.

Other Long-Term Obligations

The following table summarizes our other long-term obligations (in thousands):

	December 31,		June 30, 2012
	2010	2011
Equipment financing arrangement	$632	$296	$120
Tenant improvement financing arrangement	595	519	479

	1,227	815	599
Less current portion of equipment financing arrangement	(336)	(296)	(120)
Less current portion of tenant improvement financing arrangement	(76)	(81)	(84)

Other long-term obligations, net of current portion	$815	$438	$395

Equipment Financing Arrangement

In September 2009, we entered into a loan agreement with RBS Asset Finance for a three-year note payable, up to $1.0 million, collateralized by certain laboratory equipment we owned at the time. Concurrently with the execution of the loan agreement, we made an initial borrowing thereunder in the amount of $1.0 million, which was used primarily to purchase additional laboratory equipment. The note bears interest at a fixed rate of 5.9%, with principal and interest payable monthly.

Tenant Improvement Financing Arrangement

In March 2010, we were provided a tenant improvement allowance of $631,000, which was used to fund additional leasehold improvements. We are obligated to repay our landlord the tenant improvement allowance, plus interest at a fixed rate of 6.5%, on a monthly basis over the seven-year term of the lease.

Future Payments on Other Long-Term Obligations

The following table summarizes our future principal and interest payments on other long-term obligations at December 31, 2011 (in thousands):

	Equipment financing arrangement	Tenant improvement financing arrangement
2012	$304	$113
2013	—	112
2014	—	113
2015	—	112
2016	—	113
Thereafter	—	56

Total	304	619
Less amounts representing interest	(8)	(100)

	$296	$519

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

5. Commitments and Contingencies

Operating Lease

In March 2010, we entered into an operating lease to rent laboratory and office space in La Jolla, California. The lease commenced in July 2010 and expires in June 2017. We have an option to terminate and cancel the lease in June 2015 upon six months’ written notice to our landlord. We also have two options to extend the lease for successive three-year periods.

Although rent payments did not commence until July 2010, we took possession of the facility in April 2010 in order to begin construction of the leasehold improvements. In connection with the lease, we were provided a tenant incentive of $100,000 which was used to construct a leasehold improvement.

We recognize minimum rent payments, tenant incentive and escalation clauses on a straight-line basis over the lease term of April 2010 through June 2017. Rent expense for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, was $413,000, $545,000, $273,000 and $273,000, respectively. We account for the difference between the minimum lease payments and the straight-line amount as deferred rent. Deferred rent at December 31, 2010 and 2011 and June 30, 2012, was $319,000, $446,000 and $493,000, respectively. We also pay property taxes, maintenance and insurance, in addition to rent.

The following table summarizes our future minimum commitments under our facility lease at December 31, 2011 (in thousands):

Rent payments
2012	$483
2013	547
2014	612
2015	676
2016	741
Thereafter	386

$3,445

License Agreements

We have license agreements with third parties that require us to make annual license maintenance payments and future payments upon the success of licensed products that include milestones and/or royalties. Minimum future payments over the next five years are not material.

6. Stock Options

2009 Equity Incentive Plan

In January 2009, we adopted the 2009 Equity Incentive Plan (the 2009 Plan), which provides for the issuance of non-qualified and incentive common stock options to our employees, members of our board of directors and consultants. In general, the options expire ten years from the date of grant and vest over a four-year period, with 25% exercisable at the end of one year from the date of the grant and the balance vesting ratably thereafter. The total number of shares reserved for issuance under the 2009 Plan is 4,555,511 shares as of June 30, 2012.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

At December 31, 2011 and June 30, 2012, we had 228,638 and 691,968 shares available, respectively, for future grant under the 2009 Plan.

The following table summarizes our stock option activity (in thousands, except per share and contractual term data):

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2010	2,802	$0.38
Granted	1,043	$1.74
Exercised	(153)	$0.38
Canceled/forfeited/expired	(388)	$0.46

Outstanding at December 31, 2011	3,304	$0.80	7.53	$6,151
Granted	562	$2.66
Exercised	(90)	$0.38
Canceled/forfeited/expired	(156)	$1.57

Outstanding at June 30, 2012	3,620	$1.06	7.44	$15,421

Vested or expected to vest at June 30, 2012	3,577	$1.05	7.42	$15,274

Exercisable at June 30, 2012	2,041	$0.57	6.70	$9,695

The weighted average estimated grant date fair value per share of employee stock options granted during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012 was $0.26, $1.14, $1.14 and $3.04, respectively.

Cash received from the 153,184 shares of common stock issued upon option exercises during the year ended December 31, 2011 was $58,000. Cash received from the 86,287 and 90,210 shares of common stock issued upon option exercises during the six months ended June 30, 2011 and 2012 was $33,000 and $34,000, respectively. No options were exercised during the year ended December 31, 2010. We did not recognize any income tax benefits from stock option exercises as we continue to record a valuation allowance on our deferred tax assets.

As of December 31, 2011, total unrecognized compensation cost related to unvested employee stock options was $566,000, which is expected to be recognized over a weighted average period of 1.30 years. As of June 30, 2012, total unrecognized compensation cost related to unvested employee stock options was $1.7 million, which is expected to be recognized over a weighted average period of 1.38 years.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

The following table summarizes the weighted average assumptions we used in our Black-Scholes calculations:

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
Employee Stock Options:
Risk-free interest rate	3.0%	2.3%	2.4%	1.1%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	80.6%	72.9%	72.8%	71.0%
Expected term (years)	6.1	6.1	6.1	6.1

Risk-free interest rate.    We base the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield.    We base the expected dividend yield assumption on the fact that we have never paid cash dividends and have no present intention to pay cash dividends.

Expected volatility.    The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected term.    The expected term represents the period of time that options are expected to be outstanding. Because we do not have historic exercise behavior, we determine the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period.

Forfeitures.    We reduce stock-based compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, we granted zero, 47,500, 37,500 and 37,500 options, respectively, to members of the scientific advisory board to purchase shares of our common stock. In connection with options granted to our scientific advisory board members and other consultants, we recognized expense of $89,000, $98,000, $46,000 and $43,000 during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

The following table summarizes the allocation of our stock compensation expense (in thousands):

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
Research and development	$403	$557	$279	$183
General and administrative	200	268	134	135

Total	$603	$825	$413	$318

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

7. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

Our convertible preferred stock has been classified as temporary equity on the accompanying balance sheets instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of our control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption.

We are authorized to issue 27,500,000 shares of convertible preferred stock, of which, 25,000,000 and 2,500,000 of the authorized shares are designated for the series A preferred and the series B preferred, respectively. As of December 31, 2011 and June 30, 2012, the number of outstanding shares of the series A preferred and the series B preferred was 24,900,000 and 2,499,999, respectively.

The preferred stockholders have voting rights equal to the number of common shares they would own upon conversion, which is currently on a one-for-two basis into common stock. In addition, preferred stockholders participate on an as converted basis in any dividends declared or paid to common stockholders.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the convertible preferred stock have a per share liquidation preference equal to their original purchase price plus any declared but unpaid dividends.

The holders of the convertible preferred stock have the right to convert their convertible preferred stock, at any time, into shares of our common stock at a conversion rate that is equal to the applicable original issue price divided by the then-applicable conversion price. As set forth in our certificate of incorporation, the applicable conversion prices are subject to adjustment in connection with certain events, including stock splits, common stock dividends recapitalizations, mergers or consolidations. Any accrued but unpaid dividends convert into shares of common stock at the then applicable conversion price. The convertible preferred stock, including any accrued but unpaid dividends, will automatically convert into common stock, at the then applicable conversion price, upon the earlier of (1) holders of at least 67% of the outstanding convertible preferred stock consent to such a conversion or (2) upon the closing of an underwritten public offering of common stock if the per share public offering price is at least the greater of (a) two times the original purchase price of the series A preferred and (b) the original purchase price of the series B preferred (as adjusted for stock splits, dividends, recapitalizations and the like) and a total offering of at least $50.0 million (before deduction of underwriters commissions and expenses).

Series A Convertible Preferred Stock

In January 2009, we issued 14,900,000 shares of series A convertible preferred stock to Alnylam and Isis as part of our legal conversion from a limited liability company, or LLC, to a corporation. At the time of conversion, the number of shares issued to, and subsequent ownership by, Alnylam and Isis reflected their respective ownership percentages in the LLC.

In March 2009, we issued 10,000,000 shares of series A convertible preferred stock for proceeds of $20.0 million. Alnylam and Isis were the sole and equal investors in this financing.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

Series B Convertible Preferred Stock

In October 2010, as part of the strategic alliance with Sanofi, we issued 2,499,999 shares of series B convertible preferred stock to Aventis Holdings, Inc., or Aventis, for proceeds of $10.0 million.

Shares Reserved for Future Issuance

	December 31, 2011	June 30, 2012
Conversion of preferred stock	13,699,999	13,699,999
Common stock options outstanding	3,304,375	3,620,149
Common stock options available for future grant	228,638	691,968

Total common shares reserved for future issuance	17,233,012	18,012,116

8. Related-Party Transactions

We have entered into several agreements with related parties in the ordinary course of business to license intellectual property and to procure administrative and research and development support services.

License and Collaboration Agreement

In September 2007, we entered into a license and collaboration agreement with Alnylam and Isis, which we subsequently amended, restated and superseded in January 2009 to reflect our conversion to a corporation. Under the agreement, both Alnylam and Isis granted us the exclusive right to use technology, know-how, patents and other intellectual property rights related to the design, development and manufacture of microRNA therapeutic applications. The licenses granted to us are royalty-bearing and sub-licensable. Alnylam and Isis retain rights to develop and commercialize on pre-negotiated terms microRNA therapeutic products that we decide not to develop either for ourself or with a strategic alliance partner. In June 2010, the parties amended the agreement to amend the terms related to upfront and milestone payments that we may receive under our strategic alliance agreement with Sanofi. Pursuant to the amendment, in exchange for a reduction in the royalties payable by us to Alnylam and Isis, each of Alnylam and Isis will receive 7.5% of any future milestone payments we receive from Sanofi.

Founding Investor Rights Agreement; Certificate of Incorporation

As part of the conversion to a corporation, in January 2009, we, Alnylam and Isis replaced the LLC operating agreement with a founding investor rights agreement. The terms of the founding investor rights agreement, along with subsequent amendments, and our certificate of incorporation provide Alnylam and Isis specific rights and privileges, including the right to: separately approve transactions that materially affect us; each appoint up to two members of our board of directors and preferential distribution in the event of a sale or liquidation of the Company.

Services Agreement

In September 2007, we entered into a services agreement with Alnylam and Isis. Under the services agreement, Alnylam and Isis provide us certain research and development services and/or other services, including, without limitation, general and administrative support services, business development services, and intellectual property prosecution and enforcement services, as specifically contemplated by the operating plan. As compensation for the services provided during 2007 and 2008, we paid Alnylam and Isis an annual rate for each full-time equivalent (the FTE rate) plus out-of-pocket expenses.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

As part of our conversion to a corporation, in January 2009, we, Alnylam and Isis amended and restated the services agreement. If requested by us, Alnylam will provide services to us at the annual FTE rate. In addition, Isis will continue to provide us specific research and development services and/or other services, including, without limitation, general and administrative support services, occupancy costs, and intellectual property prosecution and enforcement services, in accordance with an operating plan agreed upon by us, Alnylam and Isis. Isis will charge us its prorated share of Isis’ costs to provide such services.

The following table summarizes the amounts included in our balance sheets, which resulted from the services agreement among us, Alnylam and Isis (in thousands):

	December 31,		June 30,
	2010	2011	2012
Payable to Alnylam	8	—	—
Payable to Isis	$544	$—	$—

Total	$552	$—	$—

The following table summarizes the amounts included in our operating expenses, which resulted from our activities with Alnylam (in thousands):

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
Services performed by Alnylam	$28	$—	$—	$—
Out-of-pocket expenses paid by Alnylam	20	8	1	2
Sub-license fees paid to Alnylam	1,875	—	—	—

Total	$1,923	$8	$1	$2

The following table summarizes the amounts included in our operating expenses, which resulted from our activities with Isis (in thousands):

	Year ended December 31,		Six months ended June 30,
	2010	2011	2011	2012
Services performed by Isis	$2,511	$557	$339	$—
Out-of-pocket expenses paid by Isis	997	695	695	—
Sub-license fees paid to Isis	1,925	—	—	—

Total	$5,433	$1,252	$1,034	$—

9. Strategic Alliances

GSK

Immuno-Inflammatory Alliance

In April 2008, we entered into a strategic alliance, or the immuno-inflammatory alliance, with GSK to discover, develop and commercialize novel microRNA-targeted therapeutics to treat inflammatory diseases. The immuno-inflammatory alliance utilizes our microRNA product platform and provides GSK with an option to license product candidates directed at four different microRNA targets with relevance

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

in inflammatory disease. We are responsible for the discovery and development of the microRNA product candidates through completion of clinical proof-of-concept, unless GSK chooses to exercise its option earlier. After exercise of the option, GSK will have an exclusive license to develop the relevant microRNA target on a worldwide basis and shall be solely responsible for all associated costs with development, manufacturing and commercialization. We will have the right to further develop and commercialize any microRNA therapeutics which GSK chooses not to develop or commercialize.

In connection with the immuno-inflammatory alliance, we received an option fee of $15.0 million and a $5.0 million loan pursuant to a convertible note. We considered the elements within the immuno-inflammatory alliance as a single unit of accounting because the delivered element, the option to obtain a license in the future, does not have stand-alone value. As a result, we were recognizing the upfront payment for the option fee of $15.0 million to revenue on a straight-line basis over our estimated period of performance, which we originally determined was six years based on the expected term of the research and development plan. In June 2012, we and GSK amended our strategic alliance agreement to extend the target selection period for the fourth collaboration target. The modification made to the strategic alliance agreement was considered a modification which resulted in the application of the new authoritative guidance adopted by us in January 2011 on revenue recognition for multiple element arrangements. After all of the changes were reviewed, we determined that the elements within the immuno-inflammatory and HCV alliances should be treated as a single unit of accounting because the delivered elements did not have stand-alone value to GSK. As a result of the extension of the target selection period, we will recognize the remaining deferred revenue over approximately eight years, which we believe represents our new performance period under the amended agreement.

The immuno-inflammatory alliance also includes contractual milestones. If all the product candidates are successfully developed and commercialized through pre-agreed sales targets we could receive milestone payments up to $432.5 million, including up to $15.5 million for preclinical milestones, up to $87.0 million for clinical milestones, up to $150.0 million for regulatory milestones and up to $180.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on sales from any product that GSK successfully commercializes under this alliance. In May 2009 and July 2011, we earned milestone payments under the immuno-inflammatory alliance, and recognized revenue of $500,000 for each milestone.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with GSK based on the new authoritative guidance for milestones and determined that the preclinical and clinical payments meet the definition of a substantive milestone because they are related to events (i) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (iii) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of GSK’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured. We can earn the following preclinical milestones: $500,000 upon the selection of a fourth microRNA target and $5.0 million upon the selection of a development candidate for each of the selected three targets. We can also earn the following clinical milestones for each of the selected three targets: $4.0 million for initiation of a Phase 1 clinical trial; $5.0 million for the

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

initiation of a Phase 2 clinical trial; and $20.0 million if GSK chooses to opt-in to the program following the completion of a proof-of-concept trial.

HCV Alliance

In February 2010, we and GSK expanded the strategic alliance to include HCV, or the HCV alliance, to discover, develop and commercialize microRNA therapeutics targeting miR-122 for the treatment of HCV. The HCV alliance expanded our ongoing immuno-inflammatory alliance formed in 2008 and miR-122 became one of the four alliance targets. As with our immuno-inflammatory alliance, we are responsible for the discovery and development of product candidates targeting microRNA-122 through completion of clinical proof-of-concept, unless GSK chooses to exercise its option earlier. GSK is responsible for all development and commercialization costs beyond clinical proof-of-concept.

In connection with the HCV alliance, we received an option fee of $3.0 million and a $5.0 million loan in the form of a second convertible note. We considered the elements within the HCV alliance as a single unit of accounting because the delivered element, the ability to designate miR-122 as one of the collaboration targets and the option to obtain a license in the future, does not have stand-alone value. Since at the time of the HCV alliance we continued to have performance obligations under the immuno-inflammatory alliance, we were recognizing the upfront payment for the option fee of $3.0 million to revenue on a straight-line basis over our estimated period of performance, which we originally determined was four years based on the remaining expected term of the research and development plan at the time we entered into the HCV alliance. In June 2012, we and GSK amended our strategic alliance agreement to extend the target selection period for the fourth collaboration target. The modification made to the strategic alliance agreement was considered a modification which resulted in the application of the new authoritative guidance adopted by us in January 2011 on revenue recognition for multiple element arrangements. After all of the changes were reviewed, we determined that the elements within the immuno-inflammatory and HCV alliances should be treated as a single unit of accounting because the delivered elements did not have stand-alone value to GSK. As a result of the extension of the target selection period, we will recognize the remaining deferred revenue over approximately eight years, which we believe represents our new performance period under the amended agreement.

The HCV alliance with GSK also includes contractual milestones. If the HCV program is successful, we could receive milestone payments up to $144.0 million, including up to $5.0 million for preclinical milestones, up to $29.0 million for clinical milestones, up to $50.0 million for regulatory milestones and up to $60.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on sales from any product that GSK successfully commercializes under this alliance.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with GSK based on the new authoritative guidance for milestones and determined that the preclinical and clinical payments meet the definition of a substantive milestone because they are related to events (1) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (2) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (3) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of GSK’s performance will not be accounted for using the milestone method. Such

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured. We can earn a preclinical milestone of $5.0 million upon the selection of a product candidate. We can also earn the following clinical milestones: $4.0 million for initiation of a Phase 1 clinical trial; $5.0 million for the initiation of a Phase 2 clinical trial; and $20.0 million if GSK chooses to opt-in to the program following the completion of a proof-of-concept trial.

In connection with the GSK strategic alliances, we recognized revenues of $3.1 million and $3.2 million for the years ended December 31, 2010 and 2011 and $1.6 million and $1.6 million for the six months ended June 30, 2011 and 2012, respectively.

Sanofi

In June 2010, we entered into a strategic alliance with Sanofi on microRNA therapeutics. We have granted Sanofi a worldwide, exclusive license to discover, develop and commercialize microRNA therapeutics for up to four microRNA targets, including miR-21. Sanofi is providing us with annual research funding of $5.0 million each year for three years and has the option to extend for two additional one-year periods. We are eligible to receive preclinical, clinical, regulatory and commercialization milestones and royalties on microRNA products commercialized by Sanofi. In addition, we have granted Sanofi an option to enter into a technology alliance that, if exercised, would provide Sanofi with access to our microRNA product platform and a limited number of product licenses. If Sanofi exercises the technology alliance option, we have certain opt-in rights to participate in their development and commercialization of future clinical microRNA programs. We would also be eligible to receive milestone payments and royalties on microRNA products developed and commercialized under the technology alliance option.

In connection with the strategic alliance, we received an upfront payment of $25.0 million and $5.0 million for one year of research and development funding. Subsequently, we received $5.0 million for research and development funding on the first anniversary and will receive $5.0 million for research and development funding on the second anniversary. Sanofi has the option to extend such research and development funding for two additional one-year periods. We considered the elements within the strategic alliance as a single unit of accounting because the delivered element, the license, does not have stand-alone value. As a result, we are recognizing the upfront payment for the technology access fee of $25.0 million to revenue on a straight-line basis over our estimated period of performance, which we determined was five years based on the expected term of the research and development plan. We are recognizing each $5.0 million research and development funding payment over 12 months once received.

Under the strategic alliance, we can receive milestones for each of the four microRNA targets. Furthermore, once a target selected by Sanofi has initiated Phase 1 trials, they are responsible for 100% of the costs related to clinical development and commercialization. If all four targets are successfully developed and commercialized through pre-agreed sales targets we could receive milestone payments up to $640.0 million, including up to $75.0 million for preclinical milestones, up to $105.0 million for clinical milestones, up to $220.0 million for regulatory milestones and up to $240.0 million for commercialization milestones. In addition, we will receive up to double-digit royalties on net sales from any product that Sanofi successfully commercializes under this alliance.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with Sanofi based on the new authoritative guidance for milestones and determined that the

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

preclinical payments meet the definition of a substantive milestone because they are related to events (i) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (iii) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in their entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of Sanofi’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured. We can earn the following preclinical milestones: $5.0 million upon the selection of each of the three remaining microRNA targets; and $15.0 million upon the filing of an IND for each of the four microRNA targets.

In connection with the strategic alliance, we recognized revenues of $5.0 million and $10.0 million for the years ended December 31, 2010 and 2011 and $5.0 million and $5.0 million for the six months ended June 30, 2011 and 2012, respectively.

In connection with the strategic alliance, Alnylam and Isis are each eligible to receive 7.5% of sublicense fees that we receive and various percentages of certain future milestone payments and royalties on product sales we may receive from Sanofi. As a result of a sublicense under the strategic alliance, in 2010 we paid $1.9 million each to Alnylam and Isis which is recorded within research and development expense in the accompanying statements of operations and comprehensive loss.

As part of the strategic alliance, in October 2010, we issued 2,499,999 shares of series B convertible preferred stock to Aventis in exchange for proceeds of $10.0 million.

10. Defined Contribution Plan

In 2009, we established an employee 401(k) salary deferral plan covering all employees. We made $59,000, $76,000, $45,000 and $39,000 in matching contributions for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

11. Income Taxes

The following table summarizes the components of our income tax (benefit) expense (in thousands):

	Year ended December 31,
	2010	2011
Current:
Federal	$—	$205
State	14	1

	14	206

Deferred:
Federal	(44)	—
State	—	—

	(44)	—

Income tax (benefit) expense	$(30)	$206

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

The following is a reconciliation of the expected statutory federal income tax provision to our actual income tax provision (in thousands):

	Year ended December 31,
	2010	2011
Expected income tax benefit at federal statutory tax rate	$(5,267)	$(2,522)
State income taxes, net of federal benefit	(903)	(432)
Tax credits	(961)	(683)
Government grant	(166)	(7)
Change in valuation allowance	6,733	3,058
Prior year true-up	—	333
Other	534	459

Income tax (benefit) expense	$(30)	$206

The following table summarizes the significant components of our deferred tax assets and liabilities (in thousands):

	December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryovers	$4,234	$1,266
Research and development tax credits	1,364	1,303
Deferred revenue	3,407	10,047
Intangibles and property and equipment basis difference	1,504	939
Other	375	459

Total deferred tax assets	10,884	14,014
Total deferred tax liabilities	(48)	(120)

Net deferred tax asset	10,836	13,894
Valuation allowance	(10,836)	(13,894)

Net deferred tax asset	$—	$—

As of December 31, 2011, we have determined that it is more likely than not that our deferred tax asset will not be realized. Accordingly, we have recorded a valuation allowance to fully offset the net deferred tax asset of $13.9 million.

As of December 31, 2011, we had federal and California tax net operating loss carryforwards of $1.7 million and $11.9 million, respectively, which begin to expire in 2031. As of December 31, 2011, we also had federal and California research and development tax credit carryforwards of $1.3 million and $0.5 million, respectively. The federal research and development tax credit carryforwards will begin to expire in 2029. The California research and development tax credit carryforwards are available indefinitely.

The future utilization of our research and development credit carryforwards and net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or may occur in the future. The Tax Reform Act of 1986 (the Act) limits a company’s ability to utilize certain tax credit carryforwards and net operating loss carryforwards in the event of a cumulative change in ownerships in excess of 50% as defined in the Act.

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

The following table summarizes the changes in the amount of our unrecognized tax benefits (in thousands):

Unrecognized tax benefits at December 31, 2010	$288
Decreases for prior year tax positions	(29)
Increases for current year tax positions	147

Unrecognized tax benefits at December 31, 2011	$406

Included in the balance of unrecognized tax benefits at December 31, 2011, is $406,000 that, if recognized, would not impact our income tax benefit or effective tax rate as long as our deferred tax asset remains subject to a full valuation allowance. We do not expect any significant increases or decreases to our unrecognized tax benefits within the next 12 months.

We are subject to taxation in the United States and California. We are subject to income tax examination by tax authorities in those jurisdictions for 2007 and forward.

It is our practice to recognize interest and/or penalties related to income tax matters in income tax expense. For the years ended December 31, 2010 and 2011, we have not recognized any interest or penalties related to income taxes.

12. Subsequent Events

We have completed an evaluation of all subsequent events through August 17, 2012 to ensure that this filing includes appropriate disclosure of events both recognized in the June 30, 2012 financial statements and events which occurred but were not recognized in the financial statements. Except as described below, we have concluded that no subsequent event has occurred that requires disclosure.

In July 2012, we amended and restated the collaboration and license agreement with Sanofi to expand the potential therapeutic applications of the microRNA alliance targets to be developed under such agreement.

In July 2012, we amended and restated the notes issued to GSK in April 2008 and February 2010. The amended and restated notes provide that (i) in the case of the note originally issued in April 2008, the principal amount plus interest under the note will, upon completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, automatically convert into shares of our common stock at the initial public offering price and (ii) in the case of the note originally issued in February 2010, the principal amount plus accrued interest will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, become convertible, at the election of GSK, into shares of our common stock at the initial public offering price for a period of three years following such initial public offering. Currently, both notes accrue interest at the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter, which at June 30, 2012, was 3.25% and mature in February 2013 if not earlier converted or repaid. In the event the notes do not convert or are not repaid by February 2013, we are obligated to repay the notes in cash on such date or we, Alnylam and Isis may elect to repay the notes with registered or unregistered shares of common stock of Alnylam and/or Isis. Following this offering, the note that does not automatically convert upon the offering will accrue interest at 3.297% with an adjusted face amount equal to the

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

principal and accrued interest as of the completion of this offering and will mature on the third anniversary of the completion of this offering. The notes are guaranteed by Alnylam and Isis until the consummation of a qualifying initial public offering of our common stock.

Our strategic alliance with AstraZeneca

AstraZeneca collaboration and license agreement

In August 2012, we entered into a collaboration and license agreement with AstraZeneca. Under the terms of the agreement, we have agreed to collaborate with AstraZeneca to identify, research and develop compounds targeting three microRNA alliance targets primarily in the fields of cardiovascular diseases, metabolic diseases and oncology and granted to AstraZeneca an exclusive, worldwide license to thereafter develop, manufacture and commercialize lead compounds designated by AstraZeneca in the course of the collaboration activities against the alliance targets for all human therapeutic uses. Under the terms of the agreement we are required to use commercially reasonable efforts to perform all research, development and manufacturing activities described in the research plan, at our cost, until the acceptance of an IND or the end of the research term, which extends until the fourth anniversary of the date of the agreement, and may be extended only by mutual written agreement of us and AstraZeneca. Following the earlier to occur of the acceptance of an IND in a major market or the end of the research term, AstraZeneca will assume all costs, responsibilities and obligations for further development, manufacture and commercialization of alliance product candidates.

Under the terms of the agreement, we are entitled to receive an upfront payment of $3.0 million. If all three targets are successfully developed and commercialized through pre-agreed sales targets we could receive milestone payments up to $509.0 million, including up to $10.0 million for preclinical milestones, up to $129.0 million for clinical milestones, and up to $370.0 million for commercialization milestones. In addition, we are entitled to receive royalties based on a percentage of net sales which will range from the mid-single digits to the low end of the 10 to 20% range, depending upon the product and the volume of sales, which royalties may be reduced in certain, limited circumstances.

We have evaluated the remaining contingent event-based payments under our strategic alliance agreement with AstraZeneca based on the new authoritative guidance for milestones and determined that the preclinical payments meet the definition of substantive milestones because they are related to events (i) that can be achieved based in whole or in part on our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and (iii) that would result in additional payments being due to us. Accordingly, revenue for these achievements will be recognized in its entirety in the period when the milestone is achieved and collectibility is reasonably assured. Other contingent event-based payments under the strategic alliance agreement for which payment is contingent upon the results of AstraZeneca’s performance will not be accounted for using the milestone method. Such payments will be recognized as revenue over the remaining estimated period of performance, if any, and when collectibility is reasonably assured. We can earn the following preclinical milestones: $5.0 million for selection of a development candidate for microRNA-33 (within a more limited time period) and $2.5 million for selection of a development candidate for each of the other two targets.

Concurrently with the collaboration and license agreement, we entered into a common stock purchase agreement with AstraZeneca, pursuant to which we agreed to sell to AstraZeneca an aggregate of $25.0 million of our common stock concurrently with our initial public offering, at a price per share

Regulus Therapeutics Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2012 and thereafter and for the six months ended June 30, 2011 and 2012 is unaudited)

equal to the price at which we sell our common stock to the public in such initial public offering. In the event we do not complete our initial public offering on or before March 31, 2013, or if we notify AstraZeneca prior to that date that we are abandoning the initial public offering as not feasible due to the impact of marketing conditions or otherwise, we and AstraZeneca have agreed to negotiate an alternative transaction in which AstraZeneca would commit $25.0 million. If we and AstraZeneca are unsuccessful in negotiating and closing such alternative transaction within a designated period, each of the collaboration and license agreement and the common stock purchase agreement would terminate.

Our collaboration with Biogen Idec

In August 2012, we entered into a collaboration and license agreement with Biogen Idec MA Inc., or Biogen Idec, pursuant to which we and Biogen Idec have agreed to collaborate on microRNA biomarkers for multiple sclerosis, or MS. Under the terms of the agreement, we granted Biogen Idec an exclusive, royalty free, worldwide license to our interest in the collaboration intellectual property for the purpose of commercializing non-microRNA products for the treatment, diagnosis and prevention of MS and non-MS diseases and disorders. We also granted Biogen Idec an exclusive, royalty-free, worldwide license, with the right to sublicense, to our interest in the collaboration intellectual property (and a non-exclusive license to our background intellectual property) for the purpose of commercializing products for the diagnosis of MS. Biogen Idec granted us an exclusive, royalty-free, worldwide license, with the right to sublicense, to their interest in the collaboration intellectual property for the purpose of commercializing microRNA products for the treatment of any disease, disorder or condition in humans. Pursuant to the agreement, we granted Biogen Idec a right of first negotiation on certain commercial transactions relating to microRNA products which utilize intellectual property developed during the collaboration. Under the terms of the agreement, we are entitled to receive an upfront payment of $750,000. We are also eligible to receive research milestone payments of up to an aggregate of approximately $1.3 million.

Concurrently with the collaboration and license agreement, we entered into a note purchase agreement with Biogen Idec, pursuant to which we issued Biogen Idec a convertible promissory note in the principal amount of $5.0 million. Unless earlier converted into our equity securities, all outstanding principal and accrued interest will become due on the maturity date, which will be the earlier of February 15, 2013 or the occurrence of a change in control. All outstanding principal and accrued interest under the convertible promissory note will convert into the same class of securities in our next qualified financing, which in the case of a private offering, is a financing in which new gross proceeds to us equal or exceed $10.0 million and in which case such conversion is at the election of Biogen Idec, and in the case of a public offering, is a firmly underwritten public offering pursuant to which all of our outstanding preferred stock is converted into common stock or pursuant to which we offer and sell at least $50.0 million of our common stock to the public and in which case such conversion is automatic. The price at which the convertible note will convert in such qualified financing will be the lowest price per share paid by other investors in such qualified financing, and if the conversion would cause Biogen Idec to own more than 5% of our outstanding capital stock, then the conversion may, at the election of Biogen Idec, be limited to a number of shares not to exceed 5% of our outstanding capital stock.

Reverse stock split

On September 7, 2012, our board of directors approved a one-for-two reverse stock split of our common stock. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse split for all periods presented.

11,250,000 Shares

Common Stock

Lazard Capital Markets

Cowen and Company

BMO Capital Markets

Needham & Company

Wedbush PacGrow Life Sciences

                , 2012

Through and including                     , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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Information not required in prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Regulus Therapeutics Inc., or the Registrant, in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market filing fee.

Amount to be paid
SEC registration fee	$5,931
FINRA filing fee	7,034
The NASDAQ Global Market filing fee	150,000
Blue sky qualification fees and expenses	15,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,300,000
Accounting fees and expenses	800,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous expenses	17,035

Total	$2,600,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

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The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

➢	transaction from which the director derives an improper personal benefit;

➢	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payment of dividends or redemption of shares; or

➢	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant intends to enter into separate indemnification agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons for certain expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provided indemnification for certain matters, including:

➢	indemnification beyond that permitted by the Delaware General Corporation Law;

➢	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

➢	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock

➢

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

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➢

indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

➢	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

➢	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” in this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2009:

(1)	In January 2009, in connection with the conversion of Regulus Therapeutics LLC, a Delaware limited liability company, into Regulus Therapeutics Inc., we issued an aggregate of 14,900,000 shares of series A convertible preferred stock to two accredited investors, in exchange for the membership interests such investors held in Regulus Therapeutics LLC immediately prior to such conversion. Upon completion of this offering, these shares will convert into 7,450,000 shares of common stock.

(2)	In March 2009, in connection with our series A convertible preferred stock financing, we issued and sold an aggregate of 10,000,000 shares of series A convertible preferred stock to two accredited investors at a purchase price of $2.00 per share, for aggregate gross proceeds of $20.0 million. Upon completion of this offering, these shares will convert into 5,000,000 shares of common stock.

(3)	In October 2010, in connection with our series B convertible preferred stock financing, we issued and sold an aggregate of 2,499,999 shares of series B convertible preferred stock to one accredited investor at a purchase price of $4.00 per share, for aggregate gross proceeds of $10.0 million. Upon completion of this offering, these shares will convert into 1,249,999 shares of common stock.

(4)

In July 2012, we issued two convertible notes in an aggregate principal amount of $5.0 million each with a maturity date of February 25, 2013. These notes amend, restate and supersede notes originally issued in April 2008 and February 2010. The principal amount plus accrued interest under

Part II

Information not required in prospectus

the note originally issued in April 2008 will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, automatically convert into shares of our common stock at the initial public offering price. The principal amount plus accrued interest under the note originally issued in February 2010 will, upon the completion of our initial public offering in which we receive a minimum level of proceeds from new investors or that results in certain of our current stockholders together owning less than 50% of our voting securities, become convertible at the election of GSK into shares of our common stock at the initial public offering price for a period of three years following such initial public offering.

(5)	In August 2012, we issued a convertible note in an aggregate principal amount of $5.0 million with a maturity date of February 15, 2013. The principal plus accrued interest under the note will, upon the completion of our initial public offering in which we receive a minimum level of proceeds or that results in all of our outstanding preferred stock converting into our common stock, automatically convert into shares of our common stock at the initial public offering price.

(6)	From January 1, 2009 to June 30, 2012, we granted stock options under our 2009 equity incentive plan to purchase 3,620,149 shares of common stock (net of expirations, exercises and cancellations) to our employees, directors and consultants, having exercise prices ranging from $0.38 to $2.66 per share. In addition, options to purchase 243,394 shares of common stock have been exercised through June 30, 2012 for aggregate consideration of $92,491, at an exercise price of $0.38 per share.

No underwriters were involved in the foregoing sales of securities. The offers, sales and issuances of the securities described in paragraphs (1), (2), (3) and (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant.

The offers, sales and issuances of the securities described in paragraph (5) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Registrant’s employees, directors or bona fide consultants and received the securities under the 2009 equity incentive plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

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Information not required in prospectus

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit number	Description of document

1.1(1)	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2(1)	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3(1)	Bylaws, as currently in effect.

3.4(1)	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1(1)	Form of Common Stock Certificate of the Registrant.

5.1	Opinion of Cooley LLP.

10.1+(1)	Form of Indemnity Agreement between the Registrant and its directors and officers.

10.2+(1)	Regulus Therapeutics Inc. 2009 Equity Incentive Plan, as amended, and Form of Stock Option Grant Notice, Option Agreement and Form of Notice of Exercise.
10.3+(1)	2012 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.4+(1)	Non-Employee Director Compensation Policy.

10.5+(1)	2012 Employee Stock Purchase Plan.

10.6+(1)	Amended and Restated Employment Agreement between the Registrant and Kleanthis G. Xanthopoulos, Ph.D., dated June 15, 2012.

10.7+(1)	Amended and Restated Employment Agreement between the Registrant and Garry E. Menzel, Ph.D., dated June 15, 2012.

10.8+(1)	Employment Agreement between the Registrant and Neil W. Gibson, Ph.D., dated June 15, 2012.

10.9(1)	Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated March 19, 2010.

10.10(1)	First Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated April 26, 2010.
10.11(1)	Second Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated January 26, 2011.
10.12(1)	Third Amendment to Lease between the Registrant and BMR-3545-3575 John Hopkins LP, a Delaware limited partnership (formerly known as BMR-John Hopkins Court LLC), dated February 27, 2012.
10.13*(1)	Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.
10.14(1)	Amendment Number One to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 7, 2010.

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Information not required in prospectus

Exhibit number	Description of document

10.15(1)	Amendment Number Two to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 27, 2010.

10.16(1)	Investor Rights Agreement between the Registrant and Aventis Holdings, Inc., dated October 27, 2010.

10.17*(1)	Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.18*(1)	Amendment Number One to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 10, 2010.

10.19*(1)	Amendment Number Two to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 25, 2011.

10.20*(1)	Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated April 17, 2008.

10.21*(1)	Amendment #1 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.22*(1)	Amendment #2 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 16, 2010.

10.23*(1)	Amendment #3 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 30, 2011.

10.24*(1)	Exclusive License and Nonexclusive Option Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.25*(1)	Co-Exclusive License Agreement among the Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated August 31, 2005.

10.26(1)	Assignment Agreement between the Registrant and Isis Pharmaceuticals, Inc., dated July 13, 2009.

10.27*(1)	License Agreement between the Registrant and Max-Planck-Innovation GmbH, dated June 5, 2009.

10.28*(1)	Amended and Restated License Agreement among Max-Planck-Innovation GmbH, the Registrant, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 18, 2011.

10.29*(1)	NYU-Regulus License Agreement by and between the Registrant and New York University, dated March 28, 2011.

10.30*(1)	Exclusive Patent License Agreement between the Registrant and Bayerische Patent Allianz GmbH, dated May 18, 2010.

10.31*(1)	Amended and Restated Collaboration and License Agreement between the Registrant and Sanofi, dated July 16, 2012.

10.32*(1)	Non-Exclusive Technology Alliance and Option Agreement between the Registrant and Sanofi, dated June 21, 2010.

Part II

Information not required in prospectus

Exhibit number	Description of document

10.33(1)	Amended and Restated Convertible Promissory Note No. 1 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.34(1)	Amended and Restated Convertible Promissory Note No. 2 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.35*(1)	Amendment #4 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 29, 2012.

10.36(1)	Amendment Number Three to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated July 24, 2012.

10.37*(1)	Collaboration and License Agreement between the Registrant and AstraZeneca AB, dated August 14, 2012.

10.38(1)	Common Stock Purchase Agreement between the Registrant and AstraZeneca AB, dated August 14, 2012.

10.39*(1)	Collaboration and License Agreement between the Registrant and Biogen Idec MA Inc., dated August 15, 2012.

10.40(1)	Note Purchase Agreement between the Registrant and Biogen Idec MA Inc., dated August 15, 2012.

10.41(1)	Convertible Promissory Note made by the Registrant in favor of Biogen Idec MA Inc., dated August 15, 2012.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

99.1(1)	Confidential Draft Registration Statement #1.

99.2(1)	Confidential Draft Registration Statement #2.

+	Indicates management contract or compensatory plan.

*	The Registrant has sought confidential treatment with respect to certain portions of this exhibit.

(1)	Previously filed.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for

Part II

Information not required in prospectus

indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 4th day of October, 2012.

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos, Ph.D.
Kleanthis G. Xanthopoulos, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kleanthis G. Xanthopoulos, Ph.D. Kleanthis G. Xanthopoulos, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	October 4, 2012

/s/ Garry E. Menzel, Ph.D. Garry E. Menzel, Ph.D.	Chief Operating Officer and Executive Vice President, Finance (Principal Financial and Accounting Officer)	October 4, 2012

/s/ John M. Maraganore, Ph.D.* John M. Maraganore, Ph.D.	Chairman of the Board and Member of the Board of Directors	October 4, 2012

/s/ David Baltimore, Ph.D.* David Baltimore, Ph.D.	Member of the Board of Directors	October 4, 2012

/s/ Bruce L.A. Carter, Ph.D.* Bruce L.A. Carter, Ph.D.	Member of the Board of Directors	October 4, 2012

/s/ Stanley T. Crooke, M.D., Ph.D.* Stanley T. Crooke, M.D., Ph.D.	Member of the Board of Directors	October 4, 2012

/s/ Barry E. Greene* Barry E. Greene	Member of the Board of Directors	October 4, 2012

/s/ Stelios Papadopoulos, Ph.D.* Stelios Papadopoulos, Ph.D.	Member of the Board of Directors	October 4, 2012

Signatures

Signature	Title	Date

/s/ B. Lynne Parshall* B. Lynne Parshall	Member of the Board of Directors	October 4, 2012

*	Pursuant to Power of Attorney

By:	/s/ Garry E. Menzel
Garry E. Menzel, Ph.D. Attorney-in-Fact

Exhibit index

Exhibit number	Description of document

1.1(1)	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2(1)	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3(1)	Bylaws, as currently in effect.

3.4(1)	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1(1)	Form of Common Stock Certificate of the Registrant.

5.1	Opinion of Cooley LLP.

10.1+(1)	Form of Indemnity Agreement between the Registrant and its directors and officers.

10.2+(1)	Regulus Therapeutics Inc. 2009 Equity Incentive Plan, as amended, and Form of Stock Option Grant Notice, Option Agreement and Form of Notice of Exercise.

10.3+(1)	2012 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.4+(1)	Non-Employee Director Compensation Policy.

10.5+(1)	2012 Employee Stock Purchase Plan.

10.6+(1)	Amended and Restated Employment Agreement between the Registrant and Kleanthis G. Xanthopoulos, Ph.D., dated June 15, 2012.

10.7+(1)	Amended and Restated Employment Agreement between the Registrant and Garry E. Menzel, Ph.D., dated June 15, 2012.

10.8+(1)	Employment Agreement between the Registrant and Neil W. Gibson, Ph.D., dated June 15, 2012.

10.9(1)	Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated March 19, 2010.

10.10(1)	First Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated April 26, 2010.

10.11(1)	Second Amendment to Lease between the Registrant and BMR-John Hopkins Court LLC, a Delaware limited liability company, dated January 26, 2011.

10.12(1)	Third Amendment to Lease between the Registrant and BMR-3545-3575 John Hopkins LP, a Delaware limited partnership (formerly known as BMR-John Hopkins Court LLC), dated February 27, 2012.

10.13*(1)	Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.14(1)	Amendment Number One to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 7, 2010.

Exhibit index

Exhibit number	Description of document

10.15(1)	Amendment Number Two to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 27, 2010.

10.16(1)	Investor Rights Agreement between the Registrant and Aventis Holdings, Inc., dated October 27, 2010.

10.17*(1)	Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated January 1, 2009.

10.18*(1)	Amendment Number One to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated June 10, 2010.

10.19*(1)	Amendment Number Two to the Amended and Restated License and Collaboration Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated October 25, 2011.

10.20*(1)	Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated April 17, 2008.

10.21*(1)	Amendment #1 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.22*(1)	Amendment #2 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 16, 2010.

10.23*(1)	Amendment #3 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 30, 2011.

10.24*(1)	Exclusive License and Nonexclusive Option Agreement between the Registrant and Glaxo Group Limited, dated February 24, 2010.

10.25*(1)	Co-Exclusive License Agreement among the Board of Trustees of the Leland Stanford Junior University, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated August 31, 2005.

10.26(1)	Assignment Agreement between the Registrant and Isis Pharmaceuticals, Inc., dated July 13, 2009.

10.27*(1)	License Agreement between the Registrant and Max-Planck-Innovation GmbH, dated June 5, 2009.

10.28*(1)	Amended and Restated License Agreement among Max-Planck-Innovation GmbH, the Registrant, Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 18, 2011.

10.29*(1)	NYU-Regulus License Agreement by and between the Registrant and New York University, dated March 28, 2011.

10.30*(1)	Exclusive Patent License Agreement between the Registrant and Bayerische Patent Allianz GmbH, dated May 18, 2010.

10.31*(1)	Amended and Restated Collaboration and License Agreement between the Registrant and Sanofi, dated July 16, 2012.

10.32*(1)	Non-Exclusive Technology Alliance and Option Agreement between the Registrant and Sanofi, dated June 21, 2010.

Exhibit index

Exhibit number	Description of document

10.33(1)	Amended and Restated Convertible Promissory Note No. 1 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.34(1)	Amended and Restated Convertible Promissory Note No. 2 made by the Registrant in favor of Glaxo Group Limited, dated July 27, 2012.

10.35*(1)	Amendment #4 to the Product Development and Commercialization Agreement between the Registrant and Glaxo Group Limited, dated June 29, 2012.

10.36(1)	Amendment Number Three to the Founding Investor Rights Agreement among the Registrant, Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., dated July 24, 2012.

10.37*(1)	Collaboration and License Agreement between the Registrant and AstraZeneca AB, dated August 14, 2012.

10.38(1)	Common Stock Purchase Agreement between the Registrant and AstraZeneca AB, dated August 14, 2012.

10.39*(1)	Collaboration and License Agreement between the Registrant and Biogen Idec MA Inc., dated August 15, 2012.

10.40(1)	Note Purchase Agreement between the Registrant and Biogen Idec MA Inc., dated August 15, 2012.

10.41(1)	Convertible Promissory Note made by the Registrant in favor of Biogen Idec MA Inc., dated August 15, 2012.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

99.1(1)	Confidential Draft Registration Statement #1.

99.2(1)	Confidential Draft Registration Statement #2.

+	Indicates management contract or compensatory plan.

*	The Registrant has sought confidential treatment with respect to certain portions of this exhibit.

(1)	Previously filed.